SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Xylem Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2014
Notice of Annual Meeting
& Proxy Statement
XYLEM INC.

Preliminary Proxy Statement

1 International Drive

Rye Brook, NY 10573-1058

March     , 2014

Dear Fellow Shareowners:

Enclosed are the Notice of Annual Meeting and Proxy Statement for Xylem’s 2014 Annual Meeting of Shareowners to be held on May 6, 2014 (the “Annual Meeting”). Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareowners. We believe the use of the Internet makes the proxy distribution process more efficient and helps in conserving natural resources.

If you are a registered owner of Xylem common stock and do not plan to vote in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

If you are a beneficial owner and someone else - such as your bank, broker or trustee - is the owner of record, the owner of record will communicate with you about how to vote your shares.

Your vote is important and we encourage you to vote as soon as possible, whether or not you plan to attend the Annual Meeting.

Sincerely,

Markos I. Tambakeras Chairman

1 International Drive

Rye Brook, NY 10573-1058

March     , 2014

NOTICE OF 2014 ANNUAL MEETING OF SHAREOWNERS

Time:	11:00AM (EDT), Tuesday, May 6, 2014

Place:	1 International Drive, Rye Brook, NY 10573

Items of Business:	1. Election of the four Class III Directors named in the attached Proxy Statement as members of the Board of Directors.

2. Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2014.

3. To approve, in a non-binding vote, the compensation of our named executive officers.

4. To approve the performance-based provisions of the 2011 Omnibus Incentive Plan.

5. To approve the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers.

6. To approve an amendment to the Company’s Articles of Incorporation to allow shareowners to call special meetings.

7. To consider a shareowner proposal titled “Executives to Retain Significant Stock,” if properly presented at the Annual Meeting.

8. To transact such other business as may properly come before the meeting.

Who May Vote:	You can vote if you were a shareowner at the close of business on March 10, 2014, the record date.

Mailing or Availability Date:	Beginning on or about March , 2014, this Notice of Annual Meeting and the 2014 Proxy Statement are being mailed or made available, as the case may be, to shareowners of record as of March 10, 2014.

About Proxy Voting:	Your vote is important. Proxy voting permits shareowners who are unable to attend the Annual Meeting to vote their shares through a proxy. Most shareowners are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. Most shareowners will not receive paper copies of our proxy materials and can vote their shares by following the Internet voting instructions provided on the Notice of Internet Availability of Proxy Materials. If you are a registered owner and requested a paper copy of the proxy materials, you can vote your shares by proxy by completing and returning your proxy card or by following the Internet or telephone voting instructions provided on the proxy card. Beneficial owners who received or requested a paper copy of the proxy materials may vote their shares by completing and submitting voting instructions on the voting instruction form, or by following the Internet or telephone voting instructions provided on the voting instruction form. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions in this Proxy Statement and on the proxy card.

By order of the Board of Directors,

Elena Centeio

Assistant Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting:

The Company’s 2014 Proxy Statement and Annual Report for the year ended December 31, 2013 will be available online at https://www.proxyvote.com and on the Company’s website www.xyleminc.com

2014 PROXY STATEMENT

Why did I receive these proxy materials?    Beginning on or about March     , 2014, this Proxy Statement is being mailed or made available via the Internet, to shareowners of record as of the close of business on March 10, 2014, the record date, as part of the Board of Directors’ solicitation of proxies for Xylem Inc.’s (hereinafter referred to as “Xylem” or the “Company”) Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and Xylem’s 2013 Annual Report to Shareowners, which includes the Annual Report on Form 10-K (which have been made available to shareowners eligible to vote at the Annual Meeting), contain information that the Board of Directors believes offers an informed view of the Company.

Who is entitled to vote?    You can vote if you owned shares of Xylem’s common stock as of the close of business on March 10, 2014, the record date. On the record date              shares of Xylem common stock were outstanding.

What items of business will I be voting on?    You are voting on the following items of business, which are described in more detail later in this Proxy Statement:

1.	Election of the four Class III Directors named in this Proxy Statement as members of the Board of Directors.

2.	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2014.

3.	To approve, in a non-binding vote, the compensation of our named executive officers (“NEOs”).

4.	To approve the performance-based provisions of the 2011 Omnibus Incentive Plan.

5.	To approve the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers.

6.	To approve an amendment to the Company’s Articles of Incorporation that will allow shareowners to call special meetings.

7.	A shareowner proposal titled “Executives to Retain Significant Stock,” if properly presented at the Annual Meeting.

8.	Such other business as may properly come before the Annual Meeting.

INFORMATION ABOUT VOTING

What is the difference between a registered owner and a beneficial owner?    If the shares you own are held in a Morgan Stanley Smith Barney account for restricted shares or registered in your name directly with Wells Fargo Shareowner Services (or formerly with Computershare), our transfer agent, you are the registered owner and the “shareowner of record.” If the shares you own are held in Xylem’s savings plan for salaried or hourly employees, a stock brokerage account, bank or by another holder of record, you are considered the “beneficial owner” because someone else holds the shares on your behalf.

How do I vote?    If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy. If you are a beneficial owner, you may vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and your shares are held in a bank or brokerage account, you will need to obtain a written proxy, executed in your favor, from your record holder (bank or broker) to be able to vote in person at the Annual Meeting. If you are a beneficial owner and your shares are held through any of the Xylem savings plans for salaried or hourly employees, your shares cannot be voted in person at the Annual Meeting; but your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions.

What are the proxy voting procedures?    If you vote by proxy, you can vote by following the voting procedures on the proxy card. You may vote:

•	By the Internet,

•	By Telephone, by calling from the United States, or

•	By Mail.

Why does the Board solicit proxies from shareowners?    Since it is impractical for all shareowners to attend the Annual Meeting and vote in person, the Board of Directors solicits proxies so that, by appointing the two people named on the accompanying proxy card to act as your proxies at the Annual Meeting, your vote may be counted at the Annual Meeting.

How do the proxies vote?    The proxies vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

How many votes do I have?    You have one vote for each share of Xylem common stock you own as of the close of business on the record date.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends a vote:

•	FOR the election of each of the four nominees for the Board of Directors (Proposal 1).

•	FOR the ratification of the appointment of Deloitte & Touche LLP as Xylem’s Independent Registered Public Accounting Firm for 2014 (Proposal 2).

•	FOR the approval of the compensation of our named executive officers (Proposal 3).

•	FOR the approval of the performance-based provisions of the 2011 Omnibus Incentive Plan (Proposal 4).

•	FOR the approval of the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers (Proposal 5).

•	FOR the proposed amendment to our Articles of Incorporation to allow shareowners to call a special meeting (Proposal 6).

•	AGAINST the shareowner proposal titled “Executives to Retain Significant Stock” (Proposal 7).

Can I revoke my proxy?    You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or casting a new vote on the Internet or by telephone, as applicable. You can also send a written notice of revocation to the Corporate Secretary at our principal executive office address listed on the Notice of the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.

What is a “broker non-vote”?    The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary” or “routine” matters) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary” or “non-routine” matters). The broker’s inability to vote with respect to the non-discretionary matters to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Under current NYSE interpretations, Proposal 2, the ratification of Deloitte as the Company’s Independent Registered Public Accounting Firm, is considered a discretionary or routine matter; accordingly, a broker who does not receive voting instructions on Proposal 2 would have the discretion to vote uninstructed shares. Proposals 1, 3, 4, 5, 6 and 7 are considered non-discretionary or non-routine matters; accordingly, your broker does not have the discretion to vote uninstructed shares on Proposals 1, 3, 4, 5, 6 and 7.

There are seven formal items scheduled to be voted upon at the Annual Meeting as listed on page 1. As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than as described in this Proxy Statement that will be presented for a vote at the Annual Meeting.

What is the voting requirement to approve each item scheduled to be voted upon at the Annual Meeting?    The Company’s Articles of Incorporation and By-laws provide that in uncontested elections, Director nominees shall be elected by a majority of the votes cast. The By-laws provide that in uncontested elections, any Director nominee who fails to be elected by a majority, but who also is a Director at the time, shall promptly provide a written resignation, as a holdover Director, to the Chairman of the Board or the Corporate Secretary. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and its shareowners, and shall make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareowner vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

Proposals 2, 3, 4, 5, 6 and 7 require that the votes cast in favor of each respective proposal exceed the votes cast against the proposal.

Proposals 2 and 3 are advisory in nature and are non-binding.

Abstentions will have no effect on the outcomes of each Proposal. In addition, broker non-votes will have no effect on the outcomes of Proposals 1, 3, 4, 5, 6 and 7.

How many holders of Xylem outstanding shares must be present to hold the Annual Meeting?    In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareowners entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, the law of the state where the Company is incorporated, broker non-votes and abstentions are counted to determine whether a quorum is present.

How do I vote?    You may vote for, against or abstain from voting for each Proposal.

How do I vote if I am a participant in Xylem’s savings plans for salaried or hourly employees?    If you participate in any of the Xylem savings plans for salaried or hourly employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the shareowner of record, of the savings plan shares. The trustee votes the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem salaried or hourly plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for Xylem savings plan shares must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 1, 2014.

I participate in the Xylem savings plan for salaried employees and am a shareowner of record of shares of Xylem common stock. How many proxy cards will I receive?    You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareowner of record will be set out separately on the proxy card.

How many shares are held by participants in the Xylem employee savings plans?    As of the close of business on March 10, 2014, the record date, JPMorgan Chase & Co., as the trustee for the salaried employee savings plan, held              shares of Xylem common stock (approximately     % of the outstanding shares) and JPMorgan Chase & Co., as the trustee for the hourly employees savings plan, held              shares of Xylem common stock (approximately     % of the outstanding shares).

Who counts the votes? Is my vote confidential?    Broadridge counts the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The Inspectors of Election monitor the voting and certify whether the votes of shareowners are kept in confidence in compliance with Xylem’s confidential voting policy.

Who will pay for the costs of this proxy solicitation?    The Company bears all expenses incurred in connection with the solicitation of proxies. We have engaged Mackenzie Partners Inc. to assist with the solicitation of proxies for an estimated fee of $20,000 plus expenses. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communication. They will not receive any additional compensation for these activities.

How does a shareowner submit a proposal for the Annual Meeting to be held in 2015?    Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), establishes the eligibility requirements and the procedures that must be followed for a shareowner proposal to be included in a public company’s proxy materials. Under the rule, if a shareowner wants to include a proposal in Xylem’s proxy materials for its Annual Meeting of Shareowners to be held in 2015, the proposal must be received by Xylem at its principal executive offices on or before November     , 2014 and comply with eligibility requirements and procedures.

In addition, the Company’s By-laws permit shareowners to nominate Directors and present other business for consideration at the Annual Meeting. To make a Director nomination or present other business for consideration at the Annual Meeting to be held in 2015, you must submit a timely notice in accordance with the procedures described in the Company’s By-laws. To be timely under Sections 1.3 and 2.2 of our By-laws, notice of Director nomination or any other business for consideration at the annual shareowners’ meeting must be received by our Corporate Secretary at our principal executive office no less than 90 days and no more than 120 days prior to the date we released our Proxy Statement to shareowners in connection with the prior year’s meeting. Therefore, to be presented at our Annual Meeting to be held in 2015, such a proposal must be received on or after November 24, 2014, but not later than December 24, 2014. In the event that the date of the Annual Meeting to be held in 2015 is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, such notice must be received not later than 120 calendar days prior to the Annual Meeting to be held in 2015 or 10 calendar days following the date on which public announcement of such Annual meeting is first made. If notice is not received at our principal executive offices in accordance with the advance notice provisions of our By-laws, the persons appointed by our Board as its proxies will have the right to exercise discretionary voting authority with respect to a proposal, as provided for under Rule 14a-4 of the Exchange Act. The nomination and notice must meet all other qualifications and requirements of the Company’s Corporate Governance Principles and Charter, By-laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees. These standards are discussed in further detail in “Director Selection and Composition” below.

Internet Availability of Proxy Materials

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to shareowners. Because we are using the Internet, most shareowners will not receive paper copies of our proxy materials. We will instead send shareowners a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and 2013 Annual Report, and voting via the Internet. The Notice of Internet Availability of proxy materials also provides information on how shareowners may obtain paper copies of our proxy materials.

We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on “Financial Information” under the “Investors” heading, and then click on “SEC Filings”. Copies of our Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedules thereto, are also available without charge to shareowners upon written request addressed to:

Corporate Secretary

Xylem Inc.

1 International Drive

Rye Brook, NY 10573

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareowners sharing the same address and the same last name by delivering a single proxy statement or a single notice addressed to those shareowners. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareowners sharing the same address, unless contrary instructions have been received from the affected shareowners. Once you have received notice from your broker that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation request.

Any shareowners of record sharing the same address and currently receiving multiple copies who wish to receive only one copy of these materials per household in the future, may contact us by writing to: Corporate Secretary, Xylem Inc., 1 International Drive, Rye Brook, NY 10573; or by emailing: investor.relations@xyleminc.com.

STOCK OWNERSHIP GUIDELINES

The Company has developed share ownership guidelines, which are reviewed annually, and are designed to encourage Directors and officers to build their ownership positions in our common stock over time. The Company believes that the share ownership guidelines are an important governance feature because they promote officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareowner interests.

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual cash retainer amount. Non-Management Directors currently receive a portion of their retainer in restricted stock units (“RSUs”), which are paid in shares upon vesting. Non-Management Directors are encouraged to hold such shares until their total share ownership meets or exceeds the ownership guidelines.

The corporate officer share ownership guidelines provide for share ownership levels to a specific multiple of the corporate officer’s current annual base salary. The current ownership level requirements are as follows:

Non-Management Directors	5 X Annual Cash Retainer Amount
Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Vice Presidents	1 X Annual Base Salary

In achieving these ownership levels, shares owned outright, Company restricted stock and RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the Xylem Retirement Savings Plan for Salaried Employees, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan, are all considered.

To attain the ownership levels set forth in the guidelines, it is expected that any restricted shares that become unrestricted will be held, that RSUs will be held, and that all shares acquired through the exercise of stock options will be held, except, in all cases, to the extent necessary to meet tax obligations.

Compliance with the guidelines is monitored periodically. Directors and Company corporate officers are given five years from the date they first become subject to a particular level of stock ownership to meet the ownership requirements. The Company has taken the individual tenure and stock ownership levels of Directors and corporate officers into account in determining compliance with the guidelines. As of January 31, 2014, all Directors and corporate officers have met or are on track to meet their ownership requirements.

Prohibition on Hedging, Pledging and Shorting Xylem Stock

The Company’s Insider Trading Policy prohibits employees, including executive officers, and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. The Company’s Insider Trading Policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

Policy on Rule 10b5-1 Trading Plans

The Company’s Insider Trading Policy allows executive officers and directors to enter into pre-established trading plans for sales of Company securities. We believe our Rule 10b5-1 guidelines reflect best practices and are effective in ensuring compliance with legal requirements. Under the policy:

•	All Rule 10b5-1 plans must be pre-cleared by Xylem’s legal department.

•	A plan may only be entered into during an open trading window and while the insider is not in possession of material non-public information.

•	No trades may occur for the first 30 days after entering into a 10b5-1 plan and no trading may occur 60 days after termination of a plan.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

CERTAIN BENEFICIAL OWNERS

Directors and Executive Officers

The following table shows the number of shares of the Company’s common stock beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table below, and by all current Directors and executive officers as a group as of January 31, 2014. The percentage calculations below are based on an outstanding share number of 184,681,473. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares of which the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each Non-Management Director or executive officer has sole dispositive and voting power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)		Percentage of Class
Curtis J. Crawford	57,044	(2)	*
Robert F. Friel	1,400		*
Victoria D. Harker	5,273		*
Sten E. Jakobsson	3,691		*
Steven R. Loranger	826,655	(3)	*
Edward J. Ludwig	15,103		*
Surya N. Mohapatra	24,638	(4)	*
Jerome A. Peribere	0		*
James P. Rogers	0		*
Markos I. Tambakeras	47,726	(5)	*
Christopher R. McIntire	57,831	(6)	*
Kenneth Napolitano	151,607	(7)	*
Colin R. Sabol	136,738	(8)	*
Michael T. Speetzen	154,096	(9)	*
Gretchen W. McClain	146,086		*
Michael L. Kuchenbrod	126,082		*
All Current Directors and Executive Officers as a Group (17 persons)	1,684,253	(10)	*
*	Less than 1%

(1)	With respect to certain Non-Management Directors, total shares beneficially owned includes restricted stock units (RSUs) that vested but are deferred until a later date or retirement.
(2)	Includes options exercisable into 12,490 shares within 60 days of January 31, 2014 and 3,550 vested but deferred RSUs.
(3)	Includes 50,551 shares held by a family trust of which Mr. Loranger’s spouse is the trustee and as to which Mr. Loranger disclaims beneficial ownership, and 174,267 shares held in two family trusts of which Mr. Loranger is the trustee and disclaims beneficial ownership, and options exercisable into 602,437 shares within 60 days of January 31, 2014.
(4)	Includes options exercisable into 10,470 shares within 60 days of January 31, 2014 and 1,355 vested but deferred RSUs.
(5)	Includes 17,595 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership, and options exercisable into 12,490 shares within 60 days of January 31, 2014.
(6)	Includes options exercisable into 29,071 shares within 60 days of January 31, 2014 and 613 shares credited to Mr. McIntire under the Company’s 401(k) Plan.
(7)	Includes options exercisable into 110,037 shares within 60 days of January 31, 2014 and 1,331 shares credited to Mr. Napolitano under the Company’s 401(k) Plan.
(8)	Includes options exercisable into 99,592 shares within 60 days of January 31, 2014.
(9)	Includes options exercisable into 95,858 shares within 60 days of January 31, 2014.
(10)	Includes options exercisable into 984,441 shares within 60 days of January 31, 2014.

Certain Beneficial Owners

Set forth below is information regarding any person known to the Company as of February 15, 2014 to be the beneficial owner of more than five percent of our outstanding common stock. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners. This information does not include holdings by the trustee with respect to individual participants in the Xylem Retirement Savings Plan.

Name and address of benefical owner	Amount and nature of beneficial ownership	Percent of class
Barrow, Hanley, Mewhinney & Struass, LLC (1)	13,992,234	7.58
2200 Ross Avenue, 31st Floor Dallas, Texas 75201
BlackRock, Inc. (2)	9,952,626	5.40
40 East 52nd Street New York, New York 10022
The Vanguard Group, Inc. (3)	12,093,152	6.55
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Vanguard Windsor Funds – Vanguard Windsor II Funds (4)	9,674,199	5.24
100 Vanguard Boulevlard Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc. (5)	10,929,151	5.90
100 East Pratt Street Baltimore, Maryland 21202

(1)	As reported on a Schedule 13G filed with the SEC on February 12, 2014, Barrow, Hanley, Mewhinny & Strauss, LLC has sole voting power with respect to 2,062,163 shares and shared voting power with respect to 11,930,071 shares and sole dispositive power with respect to 13,992,234 shares.
(2)	As reported on a Schedule 13G filed with the SEC on January 30, 2014, BlackRock, Inc. has sole voting power with respect to 8,255,088 shares and sole dispositive power with respect to 9,952,626 shares.
(3)	As reported on a Schedule 13G filed with the SEC on February 12, 2014, The Vanguard Group, Inc. has sole voting power with respect to 298,069 shares, sole dispositive power with respect to 11,802,213 shares and shared dispositive power with respect to 290,939 shares.
(4)	As reported on a Schedule 13G filed with the SEC on February 4, 2014, Vanguard Windsor Funds – Vanguard Windsor II Fund has sole voting power with respect to 9,674,199 shares.
(5)	As reported on a Schedule 13G filed with the SEC on February 12, 2014, T. Rowe Price Associates, Inc. has sole voting power with respect to 3,036,130 shares and sole dispositive power with respect to 10,929,151 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2013, with the exception of one Form 4 reporting one transaction for Gretchen McClain, which was not filed on a timely basis due to administrative error.

PROPOSALS TO BE VOTED ON AT THE 2014 ANNUAL MEETING

Proposal 1 — Election of Directors

Our Second Amended and Restated Articles of Incorporation currently provide that our Board of Directors be divided into three classes until 2016. Last year our shareowners voted to support a management proposal to declassify our Board, by phasing out the staggered board structure beginning in 2016.

As of the date of this proxy statement, Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig and Jerome A. Peribere, constitute a class with a term that expires at the Annual Meeting of Shareowners in 2014 (the “Class III Directors”); Victoria D. Harker and Markos I. Tambakeras constitute a class with a term that expires at the Annual Meeting of Shareowners in 2015 (the “Class I Directors”); and Curtis J. Crawford, Robert F. Friel, Surya N. Mohapatra and James P. Rogers constitute a class with a term that expires at the Annual Meeting of Shareowners in 2016 (the “Class II Directors”).

On March 3, 2014, we announced that Patrick K. Decker had been named President and Chief Executive Officer of the Company, effective on or about March 17, 2014. It is anticipated that the size of the Board will be increased from ten directors to eleven directors and that Mr. Decker will be appointed to serve as a Class I Director with a term expiring in 2015.

Director Nominees

The Board of Directors has considered and nominated the following slate of Class III nominees for a three-year term expiring in 2017. Each nominee is currently serving as a Director of Xylem: Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig and Jerome A. Peribere. Action will be taken at the Annual Meeting for the election of these four nominees. It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of the nominees except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the election of each of the four Class III nominees.

The following information describes the offices held, other business directorships, and the class and term of each nominee.

Class III —2014 Director Nominees

Sten E. Jakobsson

Former President and Chief Executive Officer, ABB AB

Sten E. Jakobsson, 65, has served on our Board of Directors since October 31, 2011. Mr. Jakobsson has served on the Board of Stena Metall AB since 2005, on the Board of SAAB AB since 2008, on the Board of FLSmidth&Co A/S since 2011 and has been Chairman of the Board of Power Wind Partners AB since 2011. He has also served on the Board of Luossavaara-Kiirunavaara Aktiebolag, a non-public company, since 2012. Mr. Jakobsson served in various positions with increasing responsibilities at ABB Ltd, a world leading company in Power and Industrial Automation, for nearly 40 years until his retirement in 2011. Most recently in 2011, Mr. Jakobsson was CEO of ABB AB, the Swedish part of ABB and from 2006 he also served as Head of North Europe Region, including UK, IRL, the Nordic countries, Russia and Central Asia and the Caucasus. From 1992 through 1996, Mr. Jakobsson was Global Business Area Manager for the global cable business in ABB and from 1996 EVP of ABB AB (Sweden) responsible for the Transmission and Distribution Segment. Mr. Jakobsson has a Master of Science degree from The Royal Technical Institute of Stockholm.

Mr. Jakobsson has strong experience in managing international sales, complex project execution and manufacturing in a global company.

Steven R. Loranger

President and Chief Executive Officer, Xylem Inc.

Steven R. Loranger, 62, was appointed as our President and Chief Executive Officer since September 2013 and he has served on our Board of Directors since October 31, 2011. He served as Chairman Emeritus of our Board until September 2013. Mr. Loranger previously served as Chairman, President and CEO of ITT Corporation, our former parent, from 2004 until October 2011 when Xylem was spun from ITT. Prior to joining ITT Corporation, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses.

In addition to sharing his industry and leadership experience with our senior executives, Mr. Loranger acts as ambassador for the responsible use, and healthy return, of water in the global environment. Mr. Loranger serves on the Boards of FedEx Corporation, the National Air and Space Museum, the Congressional Medal of Honor Foundation and the Wings Club. Mr. Loranger also served on the Board of Exelis Inc. from October 2011 until May 2013. Mr. Loranger was a member of the Business Roundtable and served on the Executive Committee of the Aerospace Industries Association Board of Governors until December 2011. Mr. Loranger holds a bachelor’s and master’s degree in science from the University of Colorado.

Mr. Loranger has extensive operational and manufacturing experience with industrial companies and has intimate knowledge of the Company’s business and operations.

Edward J. Ludwig

Former Chairman and Chief Executive Officer, Becton, Dickinson and Company

Edward J. Ludwig, 62, has served on our Board of Directors since October 31, 2011. Mr. Ludwig served as Chairman of the Board of Directors of Becton, Dickinson and Company (“BD”) until July 2012. Since joining BD in 1979, Mr. Ludwig served as Chief Executive Officer from January 2000 through September 2011, and as President and Chief Financial Officer, among other positions. Before joining BD, he served as a Senior Auditor with Coopers and Lybrand (now PricewaterhouseCoopers), where he earned a CPA certificate, and as a Financial and Strategic Analyst at Kidde, Inc.

Mr. Ludwig serves as Lead Director of the Board of Directors of AETNA and is the Chair of the Board of Directors’ Finance Committee. He also serves on the Board of Directors of Boston Scientific Corporation.

Mr. Ludwig is Vice Chairman of the Hackensack University Medical Center Network Board of Trustees, a member of the Strategic Advisory Committee of Capital Royalty and serves as a Director of POCARED, Ltd. He is a Board Member of the Center for Higher Ambition Leadership and serves on the Columbia Business School Board of Overseers.

Mr. Ludwig served as Chairman of the Board of Directors of AdvaMed, the world’s largest medical technology association, and as a Chair of the Health Advisory Board for the Johns Hopkins Bloomberg School of Public Health. Mr. Ludwig holds a bachelor’s degree in economics and accounting from The College of the Holy Cross and a master of business administration with a concentration in finance from Columbia University.

Mr. Ludwig has extensive financial, management and manufacturing experience. His background as a Director of various public and non-public companies provides additional relevant experience in serving on our Board of Directors.

Jerome A. Peribere

President and Chief Executive Officer of Sealed Air

Jerome A. Peribere, 59, has served on our Board of Directors since May 2013. He has served as President and Chief Executive Officer of Sealed Air since March 1, 2013. He previously served as the President and Chief Operating Officer of Sealed Air and was elected to its Board in September 2012. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012. Mr. Peribere currently serves on the Board of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

Mr. Peribere brings his extensive leadership, global operations, strategy and integration experience to the Board.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships, and the class and term of each director whose term continues beyond the 2014 Annual Meeting and who is not subject to election this year.

Class I — Directors Whose Term Expires in 2015

Victoria D. Harker

Chief Financial Officer, Gannett Company Inc.

Victoria D. Harker, 49, has served on our Board of Directors since October 31, 2011. Ms. Harker has served as the Chief Financial Officer of Gannett Company, Inc., a global media and marketing solutions company since July 2012. Previously, Ms. Harker served as the Chief Financial Officer and President of Global Business Services of the AES Corporation, a multinational power company, until May 2012. She joined AES in 2006 to lead the Global Finance Team in a restructuring of its financial reporting, controls and capitalization. Before joining AES, Ms. Harker was the acting Chief Financial Officer and Treasurer of MCI from November 2002 through January 2006, and served as Chief Financial Officer of MCI Group, a unit of World Com Inc., from 1998 to 2002. Ms. Harker held several positions in finance, information technology and operations at MCI. She serves on the Board of Directors of Darden Restaurants, Inc., and is a member of the Board of Directors for Huntington Ingalls Industries. Ms. Harker sits on the American University Advisory Council, and serves as a trustee on the Board of Visitors of the University of Virginia. Ms. Harker holds a bachelor’s degree in English and economics from The University of Virginia and a master of business administration with a concentration in finance from American University.

Ms. Harker has extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker has also served as a Director of other public companies, providing additional relevant experience in serving on our Board of Directors.

Markos I. Tambakeras

Former Chairman, President and Chief Executive Officer, Kennametal, Inc.

Markos I. Tambakeras, 63, has served on our Board of Directors as Chairman since October 31, 2011. Mr. Tambakeras serves on the advisory board of Madison Capital Partners, a private equity firm in Chicago, Illinois. He served on the board of ITT Corporation from 2001 until May 2013, Parker Hannifin Corporation from 2005 until October 2011 and Newport Corporation from May 2008 until December 2009. Mr. Tambakeras also served as Chairman of the Board of Directors of Kennametal, Inc. from July 1, 2002 until

December 31, 2006. He was also President and Chief Executive Officer of Kennametal from July 1999 through December 31, 2005. From 1997 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business, for Honeywell Incorporated. Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and he is also a trustee of Arizona State University and has served for four years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and a master of business administration from Loyola Marymount University.

Mr. Tambakeras has strong strategic and global operational industrial experience, having worked in increasingly responsible positions in several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board experience described above, Mr. Tambakeras has an extensive background in international operations, providing experience and skills relevant in serving on our Board of Directors.

Class II — Directors Whose Term Expires in 2016

Curtis J. Crawford, Ph.D.

President and Chief Executive Officer, XCEO, Inc.

Curtis J. Crawford, 66, has served on our Board of Directors since October 31, 2011. Dr. Crawford was a Director of ITT Corporation from 1996 until October 2011. He is a Director of E.I. DuPont de Nemours and Company and ON Semiconductor Corporation. Dr. Crawford was previously a Director of Agilysys, Inc. from April 2005 to June 2008. Dr. Crawford is President and Chief Executive Officer of XCEO, Inc., which provides professional mentoring, personal leadership and governance programs. From April 1, 2002 to March 31, 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. He was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from 1998 to 2001 and its Chairman from 1999 to 2001. Dr. Crawford also has extensive executive experience with AT&T Corporation and IBM Corporation. He is a member of the Board of Trustees of DePaul University. He holds a bachelor’s degree in business administration and computer science and a master’s degree from Governors State University, a master of business administration from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford is an expert on corporate governance and the author of three books on leadership and corporate governance and has significant experience leading high-technology companies. Dr. Crawford has also served as a Director in other public companies providing additional relevant experience in serving on our Board of Directors.

Robert F. Friel

Chairman, President and Chief Executive Officer of PerkinElmer, Inc.

Robert F. Friel, 58, has served on our Board of Directors since December 2012. Mr. Friel has served as Chief Executive Officer of PerkinElmer, Inc. since February 2008 and on its Board since 2006, serving as Vice Chairman until he was appointed Chairman in April 2009. Mr. Friel joined PerkinElmer in February 1999 as Senior Vice President and Chief Financial Officer. In 2004, he was named Executive Vice President and Chief Financial Officer with responsibility for business development and information technology, in addition to his oversight of the finance function. In January 2006, he was named President of Life and Analytical Sciences and in July 2007 he was named President and Chief Operating Officer until being named CEO. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel holds a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. He serves on the Board of Directors of CareFusion Corporation.

Mr. Friel has extensive experience in global industries as well as executive and financial leadership experience. He is a former member of the Board of Directors at Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor, Inc., providing additional relevant experience in serving on our Board of Directors.

Surya N. Mohapatra, Ph.D.

Former Chairman, President, and Chief Executive Officer of Quest Diagnostics Incorporated

Surya N. Mohapatra, 64, has served on our Board of Directors since October 31, 2011. Dr. Mohapatra served as a Director of ITT Corporation from 2008 to October 2011. He served as Chairman of the Board of Quest Diagnostics Incorporated from December 2004 to April 2012. Dr. Mohapatra was appointed President and Chief Operating Officer of Quest Diagnostics in June 1999, a Director in 2002 and as its Chief Executive Officer in May 2004. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra is a Trustee of the Rockefeller University an Executive-in-Residence at Columbia Business School. Dr. Mohapatra holds a bachelor’s degree in electrical engineering from Regional Engineering College (Rourkela)/Sambalpur University in India. Additionally, he holds a master’s degree in medical electronics from the University of Salford, England, as well as a doctorate in medical physics from the University of London and The Royal College of Surgeons of England.

Dr. Mohapatra has extensive international business experience with a wide-ranging operational and strategic knowledge and has a strong technical background, with an emphasis on Six-Sigma quality and customer-focused business practices. Dr. Mohapatra has also served as a Director in other public companies providing additional relevant experience in serving on our Board of Directors.

James P. Rogers

Chairman, Eastman Chemical Company

James P. Rogers, 62, has served on our Board of Directors since May 2013. Mr. Rogers is the Chairman of the Board of Directors of Eastman Chemical Company, a global specialty chemical company, where he served as Chief Executive Officer from May 2009 to December 2013 and Board Chairman since January 2011. Mr. Rogers served previously as Executive Vice President and Chief Financial Officer of GAF Materials Corporation, Executive Vice President, Finance, of International Specialty Products, Inc., Treasurer of Amphenol Corporation, a Vice President in the Corporate Finance group of Morgan Guaranty Trust, and a naval aviator in the United States Navy. Mr. Rogers serves on the Board of Directors of the Lord Corporation, a private technology company, and was formerly a member of the American Chemistry Council, the Business Roundtable, and the American Section of the Société de Chemie Industrielle. He graduated from the University of Virginia with a Bachelor of Arts degree in psychology and received an MBA from the Wharton School of the University of Pennsylvania.

Mr. Rogers is an experienced business leader, with multi-industry expertise in business operations and finance.

Proposal 2 — Ratification of Appointment of the Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as Xylem’s independent registered public accounting firm for 2014. Shareowner ratification is not required for making such appointment for the fiscal year ending December 31, 2014 because the Audit Committee has responsibility for the appointment of our independent registered public accounting firm. The appointment is being submitted for ratification with a view toward soliciting the opinion of shareowners, whose opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareowners do not ratify the appointment. Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2013. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

•	independence;

•	experience;

•	technical capabilities;

•	client service assessment;

•	responsiveness;

•	financial strength;

•	industry insight;
•	PCAOB inspection results;

•	leadership;

•	non-audit services;

•	management structure;

•	peer review program;

•	report on quality;

•	appropriateness of fees charged; and

•	compliance and ethics programs.

The Audit Committee reviewed and discussed with Deloitte and Company management the engagement letter between Deloitte and the Company, as well as Deloitte’s fees and services. The Audit Committee also determined that any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB in Rule 3526.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to the Company for the years ended December 31, 2013 and 2012 represent fees and expenses billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”).

	2013	2012
	(In thousands)
Audit Fees(1)	$8,159	$7,869
Audit-Related Fees(2)	372	1,032
Tax Compliance Services	1,458	1,460
Tax Planning Services	2,133	644

Total Tax Services(3)	3,591	2,104
All Other Fees(4)	5	2

Total	$12,127	$11,007

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;
•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and
•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and
•	Acquisition due diligence and other miscellaneous attest services.

(3)	Fees for tax services consisted of tax compliance and tax planning services:

•

Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings consisting primarily of assistance with tax jurisdiction registrations.

•

Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to a Deloitte accounting research tool.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy on pre-approval of permitted non-audit services provided by Deloitte and related affiliates and certain permitted non-audit services provided by outside internal audit service providers. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte and related affiliates, and any outside internal audit service providers may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts, or circumstances exceed the specified amounts.

The Audit Committee has determined that, where practical, all non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte and related affiliates. Providers other than Deloitte and related affiliates shall be preferred in the selection process for non-audit service-related work. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure compliance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing function which Deloitte and related affiliates may provide without further Audit Committee pre-approval. These categories include, among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.	Tax compliance and certain tax planning and advice work; and

4.	Accounting consultations and support related to generally accepted accounting principles (“GAAP”).

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte and related affiliates or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte and related affiliates on at least an annual basis.

The Company may not engage Deloitte and related affiliates to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal auditing services;

6.	Management functions or human resources services;

7.	Broker-dealer, investment advisor or investment banking services; or

8.	Legal services and other expert services unrelated to the audit.

Employees of Deloitte and related affiliates who are senior manager level or above, including lead or concurring partners, and who have been involved with the Company in the independent audit, shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on the Company account.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

Proposal 3 — Non-Binding Advisory Vote on Approval of

Named Executive Officers’ Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, our shareowners are being asked to approve an advisory resolution on the compensation of our NEOs as disclosed in “Executive Compensation — Compensation Discussion and Analysis” starting on page 40.

This Proposal provides shareowners the opportunity to endorse or not endorse our fiscal 2013 executive compensation program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

In considering their vote, shareowners may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”

In particular, shareowners should note that the Company’s Leadership Development and Compensation Committee (the “LDCC”) bases its executive compensation decisions on the following:

•

alignment of executive and shareowner interests by providing incentives linked to earnings per share performance, revenue, free cash flow and return on invested capital, which the LDCC believes will help drive long-term shareowner value;

•	the ability for executives to achieve long-term shareowner value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance;

•	the extremely competitive nature of the industries in which we operate, and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other comparable companies generally.

While the results of the vote are advisory in nature, the Board of Directors values feedback from shareowners and intends to carefully consider the results of the vote.

The Company currently intends to hold shareowner advisory votes on executive compensation required by Rule 14a-21(a) on an annual basis. Accordingly, the next such shareowner advisory vote will occur at the 2015 annual meeting. In addition, the required votes on the frequency of shareowner votes on executive compensation must be held at least once every six years. Accordingly, the next shareowner vote on frequency will occur at the Company’s 2018 annual meeting.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs.

Proposal 4 — Approval of the Performance-Based Provisions of the 2011 Omnibus Incentive Plan

At the Annual Meeting, you are being asked to approve the applicable performance goals and other performance-based provisions of the Xylem 2011 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), so that the performance-based awards made under the Omnibus Incentive Plan may be deductible by the Company. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 162(m)”), generally do not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year to its chief executive officer, or any of its other three most highly compensated executive officers (other than its chief financial officer) (the “Section 162(m) executive officers”), unless these payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires the Company, as an entity that became a public company by means of a spin-off from an existing public company, to obtain shareowner approval of each performance criterion that a committee of outside directors may use in granting an award under the Omnibus Incentive Plan that is intended to satisfy the requirements of Section 162(m). Treasury Regulations permitted us to make performance-based payments that were exempt from the limitations of Section 162(m) for a limited period following our spin-off from ITT Corporation, and we are now asking for approval of the applicable performance goals under Section 162(m) in order to confirm that we may continue to make performance-based payments that are intended to be exempt under Section 162(m). Our Leadership Development and Compensation Committee (the “LDCC”), which administers the Omnibus Incentive Plan, has the authority to change the targets with respect to awards granted under the Omnibus Incentive Plan.

If this proposal is approved, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to issue awards under the Omnibus Incentive Plan to its Section 162(m) executive officers and to obtain tax deductions with respect to these awards, without regard to the limitations of Section 162(m). If this proposal is not approved by shareowners, compensation attributable to grants of awards under the Omnibus Incentive Plan to our Section 162(m) executive officers may not be tax deductible by us. Therefore, the LDCC and the Board of Directors recommend that the shareowners approve in their entirety the performance goals applicable to awards granted under the Omnibus Incentive Plan that are intended to satisfy the requirements of Section 162(m) as described below. Please note that the LDCC reserves the right to issue awards under the Omnibus Incentive Plan to our Section 162(m) executive officers that are not tax deductible under Section 162(m), and because the LDCC may conclude that it is in the best interests of the Company and our shareowners to issue awards that are not tax deductible under Section 162(m), we make no promise that any or all of the awards granted under the Omnibus Incentive Plan will in fact be deductible under Section 162(m).

Reasons Why You Should Vote in Favor of this Proposal

•	Performance-based. The Omnibus Incentive Plan is generally intended to provide long-term incentive awards that qualify as performance-based compensation under Section 162(m).

•

Aligns director, employee and shareowner interests.    Our long-term incentive awards enable our employees and directors to acquire and maintain ownership of our common stock, strengthening their commitment to the welfare of the Company and promoting an identity of interest with our shareowners.

•	Will not be overly dilutive to our shareowners. We are not seeking at this time any increase in the number of shares of common stock to be reserved for issuance under the Omnibus Incentive Plan.

Summary of the Xylem 2011 Omnibus Incentive Plan

The following description of the Omnibus Incentive Plan is a summary of certain provisions of the Omnibus Incentive Plan and the performance goals applicable to awards that are intended to satisfy the requirements of Section 162(m), including: (1) with respect to options and stock appreciation rights, (A) the requirement that the grants be made by the LDCC, (B) the maximum number of shares with respect to options or stock appreciation rights that may be granted during a specified period to any eligible individual and (C) the requirement that the amount of compensation that an eligible individual could receive in respect of an option or a stock appreciation right is based solely on an increase in the value of our common stock after the date of grant, and (2) with respect to other awards granted under the Omnibus Incentive Plan, the requirements that (A) the vesting of an award be conditioned on the satisfaction of certain performance goals that are set by the LDCC based on the criteria set forth in the Omnibus Incentive Plan and (B) the maximum amount payable in respect of an award must be determined based on an objective formula or standard. This summary of the Omnibus Incentive Plan is qualified in its entirety by the text of the Omnibus Incentive Plan, a copy of which is attached as Annex A, and should be read in conjunction with the following summary.

Purpose.    The purpose of our Omnibus Incentive Plan is to promote the long-term interests of the Company and its shareowners by strengthening the Company’s ability to attract and retain employees of the company and its affiliates and members of the board of directors upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for those individuals through share ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareowners.

Administration.    The LDCC has the power to interpret the terms and the intent of our Omnibus Incentive Plan and to determine eligibility for awards and to adopt such rules, regulations, and guidelines for administering our Omnibus Incentive Plan as the LDCC decides is necessary or proper. Such authority includes, but is not limited to, selecting award recipients, establishing all award terms and conditions and adopting modifications and amendments to the Omnibus Incentive Plan or any award agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company and its Affiliates operate. Each of the current members of the LDCC is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m).

Eligibility.    Any employee, director or officer of ours, our subsidiaries or our affiliates is eligible for awards under our Omnibus Incentive Plan. The LDCC has the authority to determine who will be granted an award under the plan.

Number of Shares Authorized and Limits on Awards.    The Omnibus Incentive Plan provides for an aggregate of 18,000,000 shares of our common stock to be available for awards. As of December 31, 2013, there were an aggregate of 10,216,974 shares of our common stock remaining available for future grants of awards. As noted above, we are not recommending any increase in the number of shares of our common stock to be reserved for issuance under the Omnibus Incentive Plan. Grants of incentive stock options may be awarded under the Omnibus Incentive Plan in respect of up to 18,000,000 shares of our common stock. No participant may be granted awards of options and stock appreciation rights with respect to more than 3,000,000 shares of our common stock in any one year. No participant may be granted awards of restricted stock or restricted stock units with respect to more than 1,000,000 shares of common stock in any one year. No participant may be granted other awards with respect to more than 1,000,000 shares of common stock in any one year, and the maximum aggregate cash that may be payable with respect to other awards granted in any one year to any one participant is $15,000,000. The maximum aggregate value of cash dividends (other than large, nonrecurring cash dividends) or dividend equivalents that any one participant may receive pursuant to awards in any one year cannot exceed $6,000,000.

If any awards under the Omnibus Incentive Plan or awards granted under a plan maintained by ITT Corporation that were converted into awards under the Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of our common stock, are settled in cash in lieu of shares of common stock, or are exchanged with the LDCC’s permission for awards not involving shares of common stock, those shares will be available again for grant under the Omnibus Incentive Plan.

If there is any equity restructuring (within the meaning of FASB Accounting Standards Codification Topic 718) that causes the per share value of the shares our common stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the LDCC will cause an equitable adjustment to be made to: (a) the number and, if applicable, kind of shares that may be issued under the Omnibus Incentive Plan or pursuant to any type of award under the Omnibus Incentive Plan, (b) the award limits, (c) the number and, if applicable, kind of shares subject to outstanding awards and (d) as applicable, the option price or grant price of any then outstanding awards. In the event of any other change in corporate structure or capitalization, such as a merger, consolidation, any reorganization or any partial or complete liquidation of the Company, the LDCC, in its sole discretion, in order to prevent dilution or enlargement of participants’ rights under the Omnibus Incentive Plan, shall cause the equitable adjustments described in the foregoing sentence to be made. Any fractional shares resulting from adjustments will be eliminated.

Awards Available for Grant.    The LDCC may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock awards, cash awards, performance compensation awards or any combination of the foregoing.

Options.    The LDCC is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. These options will be subject to the terms and conditions established by the LDCC. Under the terms of our Omnibus Incentive Plan, the exercise price of qualified options, nonqualified options that are intended to qualify as performance-based compensation under Section 162(m), and nonqualified options granted to our nonemployee directors, will not be less than the fair market value of our common stock at the time of grant. Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the LDCC and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be ten years from the date of grant. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) which have been held by the participant for at least six months or have been purchased on the open market, a broker-assisted cashless exercise mechanism, a net exercise mechanism or by any combination of the foregoing.

Stock Appreciation Rights.    The LDCC is authorized to award stock appreciation rights (referred to as SARs) under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the LDCC. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Omnibus Incentive Plan may include SARs. SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The terms of the SARs will be subject to terms established by the LDCC and reflected in the award agreement.

Restricted Stock.    The LDCC is authorized to award restricted stock under the Omnibus Incentive Plan. Awards of restricted stock will be subject to the terms and conditions established by the LDCC. Restricted stock is common stock that generally is non-transferable and is subject for a specified period to other restrictions determined by the LDCC.

Restricted Stock Unit Awards.    The LDCC is authorized to award restricted stock units. Restricted stock unit awards will be subject to the terms and conditions established by the LDCC. At the election of the LDCC, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares, or a combination of cash and shares, as determined by the LDCC.

Other Stock Awards.    The LDCC is authorized to grant awards of unrestricted shares, either alone or in tandem with other awards, under such terms and conditions as the LDCC may determine.

Cash Bonus Awards.    The LDCC is authorized to grant cash awards under such terms and conditions as the LDCC may determine.

Performance-Based Compensation Awards.    The LDCC may grant any award under the Omnibus Incentive Plan in the form of a performance-based compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The LDCC may establish these performance goals with reference to one or more of the following:

•	Net earnings;

•	Earnings per share;

•	Net sales growth;

•	Net income (before or after taxes);

•	Net operating profit (before or after taxes);

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Cash flow return on capital;

•	Earnings before or after taxes, interest, depreciation, and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total shareowner return);

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Customer satisfaction;

•	Employee satisfaction metrics;

•	Human resources metrics;

•	Working capital targets; and

•	Economic value added.

Any one or more of the performance criterion may be used to measure the performance of the Company and/or an affiliate as a whole or any business unit of the Company and/or an affiliate or any combination thereof, as the LDCC may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index that the LDCC, in its sole discretion, deems appropriate, or the Company may select share price performance criteria as compared to various stock market indices. The LDCC also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals. In the event that applicable tax and/or securities laws change to permit LDCC discretion to alter the governing performance criteria without obtaining shareowner approval of such changes, the LDCC will have discretion to make such changes without obtaining shareowner approval.

The LDCC may provide in any such award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year, (vi) acquisitions or divestitures and (vii) foreign exchange gains and losses.

Transferability.    The LDCC can impose restrictions on shares of our common stock acquired by the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the shares. During his or her lifetime, only the participant can exercise options granted under the plan. After the Participant’s death, the participant’s estate or beneficiary can exercise the options. No incentive stock option granted under the Omnibus Incentive Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as otherwise provided in an award agreement, no nonqualified stock option granted under the Omnibus Incentive Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Under no circumstances may a nonqualified stock option be transferable for value or consideration.

Except as otherwise provided in an award agreement, no stock appreciation right granted under the Omnibus Incentive Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Under no circumstances can a stock appreciation right be transferable for value or consideration. Also, except as otherwise provided in an award agreement, all stock appreciation rights granted to a under the Omnibus Incentive Plan will be exercisable only during the lifetime of the participant who received the award.

Except as provided in the Omnibus Incentive Plan, the restricted stock and/or restricted stock units granted under the Omnibus Incentive Plan cannot be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction and specified in the award agreement (and in the case of restricted stock units, until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the LDCC and set forth in the award agreement.

Amendment    The LDCC may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Omnibus Incentive Plan and any award agreement in whole or in part; provided, however, that, except for a change or adjustment, no option price of an outstanding option or grant price of an outstanding stock appreciation right will be reduced (whether through amendment, cancellation or replacement of awards with other awards or other payments of cash or property) without shareowner approval.

Acceleration Event.    The LDCC will specify in each award agreement the treatment of outstanding awards in the event of an Acceleration Event (as defined in the Omnibus Incentive Plan), provided that any award that was originally issued by ITT Corporation and then converted into an award under the Omnibus Incentive Plan will continue to apply the definition of “change in control” or “acceleration event” as provided in the ITT Corporation plan under which the converted award was originally granted, as adjusted.

U.S. Federal Income Tax Consequences.    The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise of awards under the Omnibus Incentive Plan and the disposition of shares purchased pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options.    The Code requires that, for treatment of an option as an “incentive stock option,” shares of our common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an option that would otherwise be an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a nonqualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) he actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m).    In general, as noted above, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and its three other officers whose compensation is disclosed in its proxy statement (other than its chief financial officer), subject to certain exceptions. The Omnibus Incentive Plan is intended to satisfy an exception with respect to grants of options to the Section 162(m) executive officers. In addition, the Omnibus Incentive Plan is designed to permit certain awards of restricted stock units and other awards to be treated as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

Generally, awards under the Omnibus Incentive Plan will be determined by the LDCC in its discretion and it is, therefore, not possible to predict the awards that will be made to particular officers in the future under the Omnibus Incentive Plan. For information regarding grants made to our executive officers named in the Summary Compensation Table under the Omnibus Incentive Plan in respect of 2013 performance, see the table entitled “Grants of Plan-Based Awards in 2013” below.

Required Vote

Under relevant New York Stock Exchange rules relating to approval of equity compensation plans, approval of the performance-based provisions of the Omnibus Incentive Plan will require the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. The Treasury Regulations require the affirmative vote of a majority of the votes cast on the issue at the meeting to approve the performance-based provisions of the Omnibus Incentive Plan.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the approval of the performance-based provisions of the 2011 Ominbus Incentive Plan.

Proposal 5 — Approval of the Performance-Based Provisions of the

Xylem Annual Incentive Plan for Executive Officers

At the Annual Meeting you are being asked to approve the applicable performance goals and other performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers (the “Annual Incentive Plan”) to ensure that performance-based awards made under the Cash Incentive Plan will be deductible by the Company under Section 162(m). As noted above under Proposal 4, Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year to its Section 162(m) executive officers, unless such payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires the Company, as an entity that became a public company by means of a spin-off from an existing public company, to obtain shareowner approval of each performance criterion that a committee of outside directors may use in granting an award under the Omnibus Incentive Plan that is intended to satisfy the requirements of Section 162(m). As noted above under Proposal No. 4, Treasury Regulations permitted us to make performance-based payments that were exempt from the limitations of Section 162(m) for a limited period following our spin-off from ITT Corporation, and we are now asking for approval of the applicable performance goals under Section 162(m) in order to confirm that we may continue to make performance-based payments that are intended to be exempt under Section 162(m). Please note that the LDCC reserves the right to issue awards under the Annual Incentive Plan to our Section 162(m) executive officers that are not tax deductible under Section 162(m), and because the LDCC may conclude that it is in the best interests of the Company and our shareowners to issue awards that are not tax deductible under Section 162(m), we make no promise that any or all of the awards granted under the Annual Incentive Plan will in fact be deductible under Section 162(m).

The LDCC and the Board of Directors are recommending that the shareowners approve in their entirety the performance goals applicable to awards granted under the Annual Incentive Plan that are intended to satisfy the requirements of Section 162(m) as described below. If this proposal is approved, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to issue awards under the Annual Incentive Plan to its Section 162(m) executive officers and to obtain tax deductions with respect to these awards, without regard to the limitations of Section 162(m). If this proposal is not approved by shareowners, compensation attributable to grants of awards under the Annual Incentive Plan to our Section 162(m) executive officers may not be tax deductible by us.

Reasons Why You Should Vote in Favor of this Proposal

•

Performance-based.    The Annual Incentive Plan is generally intended to provide performance compensation awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

•

Aligns employee and shareowner interests.    Our cash incentive awards enable our employees to focus on our performance, strengthening their commitment to the welfare of the Company and promoting an identity of interest with our shareowners.

Summary of the Xylem Annual Incentive Plan for Executive Officers

The following description of the Annual Incentive Plan is a summary of certain provisions of the Annual Incentive Plan and is qualified in its entirety by the text of the Annual Incentive Plan, a copy of which is attached as Annex B, and should be read in conjunction with the following summary.

Purpose.    The purpose of our Annual Incentive Plan is to provide incentive compensation in the form of a cash award to executive officers of the Company for achieving specific pre-established performance objectives and to continue to motivate participating executive officers to achieve their business goals, while tying a portion of their compensation to measures affecting shareowner value. The Incentive Plan seeks to enable the Company to continue to be competitive in its ability to attract and retain executive officers of the highest caliber.

Administration.    The Annual Incentive Plan is administered by the LDCC, including all determinations relating to “performance-based” compensation for purposes of Section 162(m). Pursuant to the Annual Incentive Plan, the LDCC is comprised of two or more members of the Board, each of whom is required to be an “outside director” within the meaning of Section 162(m). The LDCC has the full power and authority to administer, construe and interpret the provisions of the Incentive Plan and to adopt and amend administrative rules and regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the LDCC considers appropriate.

Eligibility.    Executive officers of the Company and its subsidiaries, as determined under Rule 3b-7 of the Exchange Act are eligible to participate in the Incentive Plan. The LDCC selects from all eligible executive officers those to whom incentive awards are granted under the Annual Incentive Plan.

Bonus Awards and Performance Goals.    The LDCC establishes the performance targets to be achieved, which are based on one or more performance measures relating to the Company as a whole or to the specific businesses of the Company, subsidiaries, operating groups, or operating units, as determined by the LDCC. Performance targets may be established on such terms as the LDCC may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The LDCC will also establish with respect to each incentive award an objective formula to be used in calculating the amount of incentive award each participant will be eligible to receive. There may be a sliding scale of payment dependent upon the percentage levels of achievement of performance targets.

The performance measures and performance targets, which may be different with respect to each participant and each performance period, must be set forth in writing by the LDCC within the first ninety (90) days of the applicable performance period or, if sooner, before 25 percent of the relevant performance period has elapsed.

The performance goals for participants will be based on attainment of specific levels of our performance and/or the performance of our subsidiaries, divisions or departments, as applicable, with reference to one or more of the following performance criteria:

•	Consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

•	Net income;

•	Operating income;

•	Earnings per share;

•	Book value per share;

•	Return on shareowners’ equity;

•	Expense management;

•	Return on investment;

•	Improvements in capital structure;

•	Profitability of an identifiable business unit or product;

•	Maintenance or improvement of profit margins;

•	Stock price;

•	Market share;

•	Revenues or sales (including organic revenue);

•	Costs;

•	Cash flow;

•	Working capital;

•	Return on assets;

•	Total shareowner return;

•	Return on invested or total capital;

•	Economic value added.

In addition, to the extent consistent with Section 162(m), performance measures may be based upon other objectives such as negotiating transactions or sales, implementation of Company policy, development of long-

term business goals or strategic plans, negotiation of significant corporate transactions, meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures; provided however, that the measurement of any such performance measures must be objectively determinable.

After the end of each performance period, and before the payment for the performance period, the LDCC must certify in writing the degree to which the performance targets for the performance period were achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the incentive award. The LDCC will calculate the amount of each participant’s incentive award for such performance period based upon the performance measures and performance targets for a participant. In establishing performance targets and performance measures and in calculating the degree of achievement, the LDCC may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The LDCC will have no authority or discretion to increase the amount of any participant’s incentive award as so determined to the extent such incentive award is intended to qualify as performance-based compensation, but it may reduce the amount or totally eliminate any such incentive award if it determines in its discretion that such action is appropriate in order to reflect the participant’s performance or unanticipated factors during the performance period. The LDCC has the authority to increase or decrease the amount of an incentive award to the extent the incentive award is not intended to qualify as performance-based compensation.

The maximum payment that may be made with respect to incentive awards under the Annual Incentive Plan to any participant in any one calendar year is $8,000,000; provided, however, that this limitation will not apply with respect to any incentive award that is paid in a calendar year before the year it would ordinarily be paid because of an Acceleration Event (as defined in the Annual Incentive Plan) or other transaction or event that provides for accelerated payment of an incentive award.

Termination or Amendment of Plan.    The board of directors reserves the right to amend or terminate the Annual Incentive Plan in whole or in part at any time; provided, however, that except as necessary to maintain an outstanding incentive award’s qualification as performance-based compensation under Section 162(m), no amendments can adversely affect or impair the rights of any participant that have previously accrued under the Annual Incentive Plan without the written consent of the participant.

Awards under the Annual Incentive Plan generally will be determined by the LDCC in its discretion and it is, therefore, not possible to predict the awards that will be made in the future under the Annual Incentive Plan.

Required Vote

Under relevant New York Stock Exchange rules relating to approval of incentive compensation plans, approval of the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers will require the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. The Treasury Regulations require the affirmative vote of a majority of the votes cast on the issue at the meeting to approve the performance-based provisions of the Annual Incentive Plan.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the approval of the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers.

Proposal 6 — Approval of Amendment to the Company’s Articles of Incorporation to Allow Shareowners to Call Special Meetings

The Board of Directors has unanimously adopted, and recommends that the Company’s shareowners approve, an amendment to our Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) that would provide shareowners the right to call a special meeting of shareowners (the “Special Meeting Amendment”) as described below and set forth on Annex C. The Board of Directors has adopted corresponding amendments to our Amended and Restated By-laws (the “By-laws”), as described below and set forth on Annex D.

Background of the Proposal

Our Nominating and Governance Committee, which is comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company to ensure that such practices remain in the best interests of the Company, its shareowners and other relevant constituencies, and reports to the Board regarding the same. The ability of shareowners to call special meetings is increasingly considered an important aspect of good corporate governance. Our Board of Directors is strongly committed to good corporate governance and supports the practice of permitting shareowners to request special meetings, provided that the meeting is called to consider items that are of interest to a broad base of shareowners holding a significant percentage of the shares of the Company.

Currently the Company’s Articles of Incorporation and By-laws provide that only the Chairman of the Board of Directors or a majority of the Board of Directors may call a special meeting of shareowners. The proposed Special Meeting Amendment would provide holders of at least 25% of the outstanding shares of our common stock the right, subject to the procedures and other requirements set forth in our By-laws, to call special meetings.

Last year, a shareowner proposal to provide holders of at least 10% of our outstanding shares of common stock the right to call a special meeting received majority support from our shareowners. In response to our shareowners vote, the Company proactively engaged its 25 largest shareowners, representing more than 50% of our outstanding shares of common stock, to obtain feedback on their views regarding the right of shareowners to call special meetings. As a result the Company conducted 17 extensive interviews during the fourth quarter of 2013. While we found that our shareowners generally support the right of shareowners to call a special meeting, some expressed concern that a 10% threshold was too low. Of the shareowners with whom we spoke, a significant majority indicated that they would be supportive of a management proposal with a 25% threshold.

The Board recognizes our shareowners concerns and expectations regarding participation in issues vital to the Company and believes that establishing an ownership threshold of at least 25% strikes an appropriate balance between enhancing shareowner rights and protecting against the risk that a small minority of shareowners, including shareowners with special interests, could call one or more special meetings that could result in unnecessary financial expenses and disruption to our business. For every special meeting, the Company will incur significant expenses including legal, printing and mailing expenses, as well as other costs normally associated with holding a shareowner meeting. In addition, preparing for a shareowner meeting, especially an unanticipated meeting, requires significant attention from the Company’s directors, officers and employees, diverting their attention from their primary function, which is the operation of the Company’s business in the best interests of the shareowners.

The Company’s By-laws already permit shareowners to propose business at our annual meetings, and our shareowners will continue to have this right. Our Board believes that special meetings of shareowners should be extraordinary events that only occur when, due to fiduciary obligations or strategic concerns, the matters to be addressed cannot wait until the next annual meeting. Our Board believes that a threshold of 25% provides the proper balance to determine whether such matters to be addressed require immediate attention prior to the next annual meeting.

Our Board of Directors has considered the feedback received from our shareowners and after a review of the ongoing evolution of corporate governance practices, the Board unanimously approved the Special Meeting Amendment in February 2014, subject to shareowner approval at the Annual Meeting.

Proposed Amendments to the Articles of Incorporation and By-laws

Article Fifth (d) of our Articles of Incorporation would be amended to add permissive language allowing shareowners holding at least 25% of the outstanding shares of our common stock, subject to the procedures and other requirements set forth in our By-laws, to call special meetings.

The Board has also approved an amendment to our By-laws that would establish the procedures by which shareowners would require the Secretary to call a special meeting. The By-law amendments will become effective only if the shareowners approve the Special Meeting Amendment. The By-law amendments would, among other things, impose certain procedural requirements on shareowners requesting such a meeting (including that they provide the same information that is currently required under the advance-notice provision of our By-laws). The By-law amendments would also clarify that shareowners may not call a special meeting (i) if the item of business for which the meeting is proposed to be called would violate state law, (ii) if the request to hold the special meeting is received during the period beginning 90 days prior to the anniversary of the prior annual meeting of shareowners and ending on the date of the next annual meeting of shareowners, (iii) if the item of business for which the meeting is proposed to be called is identical or substantially similar to another item that was presented at a meeting of shareowners held within the prior 90 day period, (iv) the item of business for which the meeting is proposed to be called is substantially similar to another item that is included in the Company’s notice of meeting as an item of business to be brought before a shareowner meeting that has been called but not yet held or that is called for a date within 90 days of the receipt of the request that the special meeting be held or (v) such special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Act, or other applicable law. We believe that these requirements will provide long-term shareowners with a meaningful right to require the Company to hold a special meeting without exposing the Company and its shareowners to unreasonable expense and disruption.

The terms and provisions of the By-law amendments described herein are only summaries, and the Board encourages you to read the complete text of the By-law amendments.

Annex C shows the proposed changes to our Articles of Incorporation and Annex D shows the proposed changes to our By-laws, each marked to show the proposed deletions and insertions. Annexes C and D are incorporated herein by reference.

Effective Date: If this proposal receives the requisite approval by the shareowners at the Annual Meeting, the Special Meeting Amendment and the by-law amendments will become effective upon the filing of the appropriate amendment documentation with the Indiana Secretary of State. We intend to file the amendment documentation as soon as practicable after the Annual Meeting.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the Special Meeting Amendment.

Xylem is not responsible for the content of the following shareowner proposal or its supporting statement.

Xylem has been notified that Mr. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, the beneficial owner of 1,592 shares of Xylem common stock, intends to present the following proposal for consideration at the annual meeting.

Proposal 7 — Executives to Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

At our 2013 annual meeting shareholders voted 99% in favor of annual election of each director — a long over-due reform. And a proposal for a shareholder right to call a special meeting received 57% shareholder support.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, said Director John Reilly was negatively flagged because he was on the Exide Technologies board when it filed for bankruptcy. Three outside directors were CEOs and held 4 seats on our board committees. Our board had not taken formal responsibility for strategic oversight of our company’s environmental practices.

Our company is incorporated in Indiana which unfortunately favors management rights and provides shareholders with a poor level of control. Additionally, Indiana law contains multiple provisions which protect management front hostile takeovers, further diminishing shareholder interests. The Indiana Code effectively denies shareholders the right to act by written consent by requiring a whopping 100% approval of shareholders.

GMI said Xylem named Steven Loranger as its interim CEO in September 2013, replacing Gretchen McClain, who stepped down to “pursue other opportunities.” Disappointing second quarter results may have been the final straw. Ms. McClain walked away with $8 million. In turning to a former leader of its parent corporation, Xylem was caught flatfooted and clearly not ready for a change in CEOs.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value: Executives to Retain Significant Stock – Proposal 7.

Xylem’s Statement in Response to Proposal 7

Our Board of Directors has considered this proposal and concluded that it is not in the best interests of our stockowners.

Our existing compensation policies and practices have been carefully designed to align the interests of senior executives with those of shareowners and encourage a focus on the long-term performance of the Company, while enabling the Company to attract and retain talented executives. These policies include share ownership guidelines, a prohibition on hedging Company securities, a recoupment policy and long-term performance based incentive compensation as a significant component of total compensation.

The Company has adopted share ownership guidelines that apply not only to all executive officers, but to all corporate officers who serve at a Vice President or more senior level. These guidelines, which are reviewed annually, require varying levels of ownership, depending on an executive’s position. For example, the Company’s Chief Executive Officer is required to own at least five times his annual base salary and each Senior Vice President is required to own at least two times his annual base salary. Each officer is required to meet the applicable ownership threshold within five years from the date he or she first became subject to a particular level of stock ownership. As of January 31, 2014, all officers have met or are on track to meet their ownership requirements. The Company requires that the requisite ownership level be retained throughout the officer’s service to the Company. More details regarding the share ownership guidelines are set forth above under “Stock Ownership Guidelines.”

Our stock ownership guidelines are complemented by the Company’s Recoupment/Clawback Policy and a restriction on hedging Company stock, which strengthen the incentive for our executives to focus on the long-term health and success of our business. The Company’s Recoupment/Clawback Policy allows the Company to recoup performance-based compensation where a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributes to the need for a material restatement of the Company’s financial results. The Company’s Insider Trading Policy prohibits all Company employees, including executive officers, from short selling, pledging or purchasing or using any financial instruments designed to hedge or offset any decrease in the market value of Company securities.

In order to attract and retain qualified senior executives in a competitive marketplace, we must provide a competitive compensation package, including equity compensation. The Company believes that a policy that would require senior executives to hold 50% of their net after-tax shares until reaching normal retirement age is excessive and would put the Company at a competitive disadvantage for recruiting and retaining talented executives. This proposal would unnecessarily restrict the executives’ ability to diversify their portfolios, and policies such as the one proposed are not common practice among the Company’s peer group. We believe that it is in the best interests of our shareowners that we retain the flexibility to establish executive compensation programs that are competitive in attracting and retaining executives who can best drive long-term shareowner value.

The Board believes that the Leadership Development and Compensation Committee (the “LDCC”) is the governing body best suited to formulate the Company’s executive compensation policies. As described in the Compensation Discussion and Analysis, the LDCC believes long-term equity awards in the form of RSUs and PSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareowners. Accordingly, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation. The LDCC believes that this practice creates a substantial retention incentive and encourages our executives to maintain a long-term focus.

The Company believes Proposal 7 is unnecessary and would provide no benefit to the Company or its shareowners. The Company’s current executive compensation program and governance practices create a substantial retention incentive and encourage the Company’s executives to focus on the Company’s long-term business objectives and long-term stock price performance.

In response to the text of Proposal 7 above, which has been included in this Proxy Statement verbatim as received as requested by the proponent, the Company does not have, and has never had, a Board member by the name of John Reilly. The Nominating and Governance Committee of our Board of Directors exercises oversight over the Company’s Environmental Health and Safety Program.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote AGAINST Proposal 7.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Responsibilities of the Board of Directors.    The Board of Directors sets policy for Xylem and advises and counsels the Chief Executive Officer (“CEO”) and other executive officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	the Company’s businesses are conducted in conformity with applicable laws and regulations;

•	the Company’s systems of financial reporting and internal controls are adequate and properly implemented and the Company has appropriate risk management structures in place;

•	there is continuity in the leadership of the Company;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•

the Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters, are reviewed and approved; and

•	the Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved.

Recent Developments.    On March 3, 2014, the Company announced that Patrick K. Decker was named as the Company’s President and CEO, effective on or about March 17, 2014. In connection with such appointment, prior to such date, it is anticipated that the size of the Board will be increased from ten directors to eleven directors and Mr. Decker will be appointed a Class I director, with a term expiring in 2015. Following Patrick K. Decker’s assumption of the roles of President and CEO, Mr. Loranger will continue to serve on the Board and will remain actively involved in the Company’s business as a Director. This arrangement will enable the Company and the Board to continue to benefit from Mr. Loranger’s skills and expertise.

Meetings of the Board and Committees.    During 2013, there were 7 Board meetings and 20 standing committee meetings. All Directors attended at least 75% of the aggregate of all meetings of the Board and standing committees on which they served. It is Company practice that all Directors attend the Company’s Annual Meeting of Shareowners. All of our Directors, with the exception of Victoria Harker, were present at the annual meeting held in 2013 and all of our Directors are expected to attend the Annual Meeting this year. The independent Directors will meet privately at least once in 2014. Mr. Tambakeras, the Chairman of the Board, presides over these independent sessions.

Corporate Governance Principles.    The Board of Directors has adopted Corporate Governance Principles which provide, among other things, that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may not serve on more than two public company boards (including the Xylem Board) in addition to service on their own board. Directors, who are not chief executive officers of publicly traded companies, may not serve on more than four public company boards (including the Xylem Board). The Corporate Governance Principles will be reviewed once every three years or as otherwise needed. The Corporate Governance Principles are available on the Company’s website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance”. A copy of the Corporate Governance Principles will be provided, free of charge, to any shareowner upon request to the Corporate Secretary of Xylem.

Leadership Structure.    The Board believes that the decision as to whether to combine or separate the CEO and Chairman of the Board of Directors positions will depend on the facts and circumstances facing the Company at a given time and could change over time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we presently believe that having a separate Chairman, whose sole job is to lead the Board, allows our current CEO,

Mr. Loranger, to focus his time and energy on running the day-to-day operations of our Company. However, the Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that the Company’s current leadership structure does not affect the Board’s role in risk oversight of the Company.

Director Independence.    The Company’s Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent. The Board conducted an annual review and affirmatively determined that all nine of the Company’s current non-Management directors (Curtis J. Crawford, Robert F. Friel, Victoria D. Harker, Sten E. Jakobsson, Edward J. Ludwig, Surya N. Mohapatra, Jerome A. Peribere, James P. Rogers and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards and the Company’s Corporate Governance Principles. Mr. Loranger is not independent because he currently serves as President and CEO of the Company and because of his former position as Chairman, President and CEO of ITT Corporation, our former parent.

Code of Conduct.    The Company has a Code of Conduct which applies to all directors, officers and employees of the Company. The Code of Conduct is available on the Company’s website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Principal Accounting Officer, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided, free of charge, to any shareowner upon request to the Corporate Secretary of Xylem.

Board and Committee Roles in Oversight of Risk.    The Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Board of Directors also monitors financial liquidity and financing risk. The Audit Committee of the Board monitors the Company’s operational and regulatory risk management and enterprise risk management program, including all risk mitigation processes. The Internal Auditor, who has responsibility for assessing, monitoring and auditing the Company’s global risk profile, reports directly to the Audit Committee and reports on a functional basis to the CFO. The Leadership Development and Compensation Committee reviews and assesses compensation and incentive program risks to ensure that the Company’s compensation programs encourage innovation and balance appropriate business risk and rewards without encouraging risk-taking behaviors which may have a material adverse effect on the Company. The Leadership Development and Compensation Committee structures compensation so that unnecessary or excessive risk-taking behavior is discouraged and behaviors correlated with long-term value creation are encouraged. The Board, Audit Committee and Leadership Development and Compensation Committee each receive reports with respect to the Company’s risk profile and risk management controls.

Communication with the Board.    Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1 International Drive, Rye Brook, NY 10573, USA, with a request to forward the communication to the intended recipient or recipients. In general, any shareowner communication delivered to the Company for forwarding to the Board or specified Board members will be forwarded in accordance with the shareowner’s instructions. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board Members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.

Review and Approval of Transactions with Related Persons.    The Company has a formal written policy for the review, approval or ratification of transactions with related persons. The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) certain transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee.

In reviewing related person transactions that are not deemed pre-approved, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related person;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to Directors, if a Director is a current employee, or if an immediate family member of the Director is a current executive officer of a company that has made payments to, or received payments from, Xylem for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction will not be considered appropriate for automatic pre-approval and shall be reviewed by the Nominating and Governance Committee.

Pursuant to the policy, Directors and executive officers must promptly disclose any actual or potential related person transactions to the Chairman of the Nominating and Governance Committee and the Company’s Corporate Secretary for evaluation and appropriate resolution.

There are no related person transactions that require reporting under the SEC’s rules.

DIRECTOR SELECTION AND COMPOSITION

In identifying director nominees, the Company’s Nominating and Governance Committee seeks diversity, in terms of its viewpoints, professional experience, education and skills as well as race, gender and national origin. As provided in Xylem’s Corporate Governance Principles it is expected that new Board members possess such attributes and experiences as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience. On an annual basis, as part of its self-evaluation, the Board of Directors will assess whether the mix of directors is appropriate for the Company. The Board of Directors actively seeks to consider diverse candidates for membership on the Board when it has a vacancy to fill and includes diversity as a specific factor when conducting any search. As part of its process in identifying new candidates to join the Board of Directors, the Nominating and Governance Committee considers whether and to what extent the candidate’s attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s businesses and operations are diverse and global in nature. Currently, the Board consists of ten directors. The directors come from diverse professional backgrounds, including technology, financial and manufacturing industries.

Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to ensure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management. Each candidate is subject to a thorough background check. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies Director candidates through a variety of sources including personal references and business contacts. The Nominating and Governance Committee also utilizes a search firm to identify and screen Director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company. The Nominating and Governance Committee will consider director nominees recommended by shareowners for election to the Company’s Board who meet the qualification standards described above. The Nominating and Governance Committee and Board utilize the same criteria for evaluating candidates regardless of the source of the referral. The Nominating and Governance Committee also evaluates and makes recommendations to the Board of Directors concerning appointment of Directors to Board committees, selection of Board committee chairs, committee member qualifications, committee member appointment and removal, committee structure and operations and proposal of the Board slate for election at the Annual Meeting, consistent with criteria approved by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: the Audit Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. The Board has adopted a written charter for each of these committees, which are available on the Company’s website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.”

Audit Committee

The Audit Committee held 9 meetings in 2013.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct related to the Company’s financial reporting process. The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found on the Company’s website, and include, among other things, the following:

•

Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine the qualifications, independence and compensation of the independent auditors, and to appoint (or nominate for shareowner ratification), evaluate and, where appropriate, consider rotation or replacement of the independent auditors.

•

Review and discuss with management and independent auditors and approve the annual audited financial statements and quarterly financial statements of the Company, and make a recommendation regarding inclusion of those financial statements in any public filing.

•	Discuss with management and independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness.

•

Pre-approve the retention of independent auditors for audit-related and permitted non-audit services. Other tax-related consulting and special projects and fees for any other services to be provided by independent auditors and internal audit service providers must be submitted to the Audit Committee consistent with the Company’s Audit Services, Audit Related Services and Non-Audit Services Policy.

•

Confirm the scope of audits to be performed by independent auditors and any other outside audit service provider, monitor progress and review results. Review fees and expenses charged by independent auditors and any party retained to provide internal audit services.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

•

Provide oversight and discuss with management, internal auditors and independent auditors, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process, including all risk mitigation processes.

Independence and Financial Expertise.    The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and the Company’s Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that four Audit Committee members, Robert F. Friel, Victoria D. Harker, Edward J. Ludwig and James P. Rogers, are “audit committee financial experts” under SEC rules.

Nominating and Governance Committee

The Nominating and Governance Committee held 5 meetings in 2013. The primary purpose of the committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the shareowners of the Company. The duties and responsibilities of the committee are set forth in its charter, which may be found on the Company’s website, and include, among other things, the following:

•	Develop, review, update and recommend to the Board of Directors corporate governance principles for the Company.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of members and chairs of Board committees.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Administer the Board of Directors’ annual evaluation process.

•	Review the Company’s business continuity and disaster recovery programs and plans.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

The Nominating and Governance Committee will consider director nominees recommended by shareowners for election to the Company’s Board who meet the qualification standards described under “Director Selection and Composition” below.

Independence.    The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee held 6 meetings in 2013.

The primary purpose of the Leadership Development and Compensation Committee is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The duties and responsibilities of the committee are set forth in its Charter, which may be found on the Company’s website, and include, among other things, the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee the development of and succession planning for the Company’s executive officers.

As part of the Board’s risk oversight responsibilities, the Leadership Development and Compensation Committee considers the risk factors associated with the Company’s businesses in determining compensation structure and pay practices on an annual basis. Overall Company risk is also reviewed and discussed at Board meetings, providing the Leadership Development and Compensation Committee with additional insight into risk considerations.

In 2013, the Leadership Development and Compensation Committee reviewed the results of management’s annual risk factor evaluation and concluded that no material risk was raised by the Company’s compensation practices, as compensation across the Company was structured so that unnecessary or excessive risk-taking behavior is discouraged. In addition, total compensation opportunity for executive officers is heavily weighted toward long-term compensation, which is consistent with the Company’s compensation philosophy where long-term value creation for shareowners is the main focus. The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element	Risk Mitigation Factors
Base Salary

•   Fixed component.

•   Represents a relatively small percentage of total compensation.

•   Benchmarked to market median along with total compensation to help ensure that executives are not taking risk in order to achieve sufficient cash pay.

Annual Incentive Plan

•   Determined based on multiple performance factors to align executives globally on key business priorities.

•   Final payouts are made after a validation process to confirm business results and applicable earned payout.

•   Team performance scores and awards payable to any individual are capped.

•   Payouts may be subject to recoupment policy as described on page 54.

Long-Term Incentive Plan

•   The Company has stock ownership requirements for senior executives, as described on page 6.

•   Payouts may be subject to recoupment policy as described on page 54.

•   LTIP awards are priced and granted on the approval date.

•   A balanced mix of equity award types discourages actions that unnecessarily increase stock volatility.

•   Re-pricing or exchange of stock options without shareowner approval is prohibited.

•   Strong insider trading compliance policy as well as anti-hedging and anti-pledging policies.

Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis” below.

Independence.    The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and the Company’s Corporate Governance Principles.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Leadership Development and Compensation Committee during fiscal year 2013 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.

2013 NON-MANAGEMENT DIRECTOR COMPENSATION

Xylem Non-Management Director compensation includes a $100,000 annual cash retainer, a $90,000 annual equity award consisting of RSUs, a $15,000 annual fee given to the Director who serves as the Audit Committee Chair, a $10,000 annual fee given to the Directors who serve as Chair of the Leadership Development and Compensation Committee and the Nominating and Governance Committee and an annual incremental payment of $125,000 comprising of $62,500 in cash and $62,500 in RSUs given to the Director who serves as Non-Executive Chairman of the Board. The amounts reflected in the “Fees Earned or Paid in Cash” column in the table below represent compensation for services in 2013, even though the Non-Management Directors received payment in 2013 for their service as Directors of Xylem from May 7, 2013, the day after the 2013 annual meeting, through May 5, 2014, the day prior to the Annual Meeting.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)		Total ($) (2)
Curtis J. Crawford	110,000	89,988	(3)	199,988
Robert F. Friel	100,000	89,988	(3)	189,988
Victoria D. Harker	115,000	89,988	(3)	204,988
Sten E. Jakobsson	100,000	89,988	(3)	189,988
Steven R. Loranger	100,000	89,988	(3)	189,988
Edward J. Ludwig	100,000	89,988	(3)	189,988
Surya N. Mohapatra	110,000	89,988	(3)	199,988
Jerome A. Peribere	100,000	90,008	(4)	190,008
James P. Rogers	100,000	90,008	(4)	190,008
Markos I. Tambakeras	162,500	152,489	(3)	314,989

(1)	Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-Management Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. Ms. Harker received an additional $15,000 as the Audit Committee Chair, Dr. Crawford received an additional $10,000 as the Leadership Development and Compensation Committee Chair and Dr. Mohapatra received an additional 10,000 as the Nominating and Governance Committee Chair. Mr. Tambakeras received an additional $62,500 as the Non-Executive Chairman of the Board. Mr. Loranger became an employee director on September 8, 2013 and no longer receives compensation for his services as a director.

(2)	No perquisites or other personal benefits were received by Non-Management Directors.

(3)	Amounts in this column reflect the grant date fair value of RSUs granted on May 7, 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Non-Management Directors do not receive differing amounts of equity compensation except for Mr. Tambakeras who received an additional $62,500 as Non-Executive Chairman of the Board. The grant date fair value for each RSUs was $27.68, which was the closing price of Xylem’s common stock on May 7, 2013. The number of RSUs granted to all Non-Management Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareowners with respect to the RSUs. Mr. Loranger became an employee director on September 8, 2013 and no longer receives compensation for his services as a director.

(4)	Amounts in this column reflect the grant date fair value of RSUs granted on May 8, 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value for each RSU was $28.11, which was the closing price of Xylem’s common stock on May 8, 2013. The number of RSUs granted to all Non-Management Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareowners with respect to the RSUs.

Non-Management Director Stock and

Option Awards Outstanding at 2013 Fiscal Year-End

The following table reflects stock and option awards outstanding as of December 31, 2013 for Non-Management Directors. Outstanding stock awards include unvested RSUs.

Non-Management Director Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis J. Crawford	6,801	12,490
Robert F. Friel	3,251	—
Victoria D. Harker	3,251	—
Sten E. Jakobsson	3,251	—
Edward J. Ludwig	6,694	—
Surya N. Mohapatra	4,606	10,470
Markos I. Tambakeras	5,509	12,490
Jerome A. Peribere	3,202	—
James P. Rogers	3,202	—

Xylem reimburses Directors for expenses they incur to travel to and from Board, committee and shareowner meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Director airfare is reimbursed at first-class travel rates.

Indemnification and Insurance.    As permitted by its By-laws, Xylem indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,000,000 of coverage. They may elect to purchase additional coverage under that policy. Non-Management Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates pursuant to a Charter which is reviewed annually by the Audit Committee and approved by the Board. A brief description of the primary responsibilities of the Audit Committee is included in “Committees of the Board of Directors — Audit Committee” on page 34 of this Proxy Statement. Under the Audit Committee Charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Victoria D. Harker, Chair

Curtis J. Crawford, Ph.D.

Robert F. Friel

Sten E. Jakobsson

Edward J. Ludwig

James P. Rogers

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is furnished by the members of the Leadership Development and Compensation Committee of the Board of Directors:

Curtis J. Crawford, Ph.D. Chair

Victoria D. Harker

Sten E. Jakobsson

Edward J. Ludwig

Surya N. Mohapatra, Ph.D.

Jerome A. Peribere

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction & Background

This Compensation Discussion and Analysis describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in fiscal year 2013. Xylem’s Leadership Development and Compensation Committee (“LDCC”) currently approves and oversees administration of our executive compensation program. Xylem is referred to as “we,” “us,” “our” or the “Company.” Our NEOs for fiscal year 2013 were:

•	Steven R. Loranger, Chief Executive Officer and President (“Interim CEO”)

•	Michael T. Speetzen, Senior Vice President and Chief Financial Officer (“CFO”)

•	Kenneth Napolitano, Senior Vice President and President, Applied Water Systems

•	Christopher R. McIntire, Senior Vice President and President, Analytics and Treatment

•	Colin R. Sabol, Senior Vice President and President, Dewatering

•	Gretchen W. McClain, Former President and Chief Executive Officer (“Former CEO”)

•	Michael L. Kuchenbrod, Former Senior Vice President and President, Water Solutions

Effective September 9, 2013, Ms. McClain resigned as President and Chief Executive Officer and as a director. The Board appointed Mr. Loranger, a current director and Chairman Emeritus of Xylem’s Board, to serve as the Company’s Interim CEO. After an extensive search, on March 3, 2014, the Company announced that Patrick K. Decker was selected to serve as President and Chief Executive Officer of the Company, effective on or about March 17, 2014. Compensation decisions and actions for our Interim CEO are discussed separately throughout this CD&A but are generally different from our regular compensation policy and philosophy due to the unique nature of the role. Effective October 28, 2013, Mr. Kuchenbrod resigned as Senior Vice President and President, Water Solutions.

Executive Summary

Business Performance in 2013

Key financial results for the year include the following:

•	Revenue was $3.8 billion, up 1% in constant currencies* from 2012;

•	Adjusted Operating Income* of $451 million, operating margin of 11.8%;

•	Adjusted Earnings Per Share* (“EPS”) of $1.67, down 6% from 2012; and

•	Free Cash Flow Conversion* was 87%.

*	Non-GAAP financial measures that exclude certain items. For a detailed description and reconciliation of the items excluded from these measures relative to the reported GAAP financial results, please refer to pages 32-34 of Xylem’s 2013 Annual Report on Form 10-K.

In 2013, challenging global market conditions and weaker than expected industrial and public utility markets negatively impacted the Company’s performance. We had lower than expected first half-year performance, with revenue down 5% organically. During the second half-year, some end markets and geographic regions began to stabilize or modestly improve, which coupled with the Company’s increased focus on execution, resulted in 3% organic growth for that period, including record revenue performance in the fourth quarter. The Company also undertook a number of key actions to be better positioned for sustained, profitable growth and industry leadership. These key actions included, improved operational performance through stringent cost management efforts, and comprehensive restructuring and realignment initiatives. As a result, we delivered improved financial performance, including record adjusted EPS performance in the fourth quarter.

Additionally, we continued to see the benefits from the revitalization of our product portfolio, which included the successful launch of several new energy efficient pumps and the continued success of our Adaptive N-pump and improved hydraulic mixers. Our vitality index (defined as % of total revenue from products introduced in the last five years) improved to 18.5%.

Finally, the Company continues to maintain a strong financial position, which allowed us to increase return of capital to shareholders by 83% in 2013. Specifically, the Company paid dividends of $87 million in 2013, reflecting a 15% increase per share over 2012. Most recently, the Company also announced that it would increase the 2014 first quarter dividend by 10%. The Company also repurchased $67 million of shares under its repurchase programs, the largest of which was approved by the Board of Directors in August of 2013, and authorizes the Company to repurchase a total of $250 million in outstanding shares.

Executive Compensation Program Change in 2013

The LDCC is committed to establishing strong linkage between pay and performance and intended to include a more direct link with long-term performance following the spin-off from ITT in 2011 (the “Spin-off”). In furtherance of this commitment, the LDCC modified the form of awards under the LTIP in 2013. In prior years, our LTIP award consisted of 50% stock options and 50% time-based restricted stock units. Now that the Company is more established as a publicly traded company, it has better ability to set robust and long-term performance targets. Starting with 2013, 33% of the LTIP award for NEOs is in the form of performance share units (“PSUs”) that are earned based on a pre-set, three-year Return on Invested Capital (“ROIC”) metric. The remaining 67% of the LTIP award is provided as 34% stock options and 33% time-based restricted stock units (“RSUs”). This change links NEOs’ compensation to ROIC, which is an important measure in building long-term value for shareowners by focusing on the effective allocation of capital. This mix of equity-based awards also supports the Company’s objectives for long-term performance, strong alignment with shareowners and retention of a high-quality leadership team.

Strong Governance and Best Practices

To ensure strong corporate governance, our compensation program incorporates the following best practices:

What We Do:

•

Pay-for-Performance: A significant proportion of our executive pay is linked to performance and therefore, is at risk and not guaranteed. Actual earned compensation requires achievement of specific Company performance targets and is differentiated based on the executive’s performance against his/her individual objectives.

•	Compensation Benchmarking: Xylem conducts benchmarking exercise on a regular basis to ensure that its compensation programs have a balanced portfolio approach for fixed versus variable compensation.

•

Peer Group Selection: Xylem conducts robust annual review and validation of peer group to ensure that the number of the peer companies is appropriate and each peer company remain comparable to Xylem’s annual revenue size, industry and global footprint.

•	Balanced Compensation Design: Our executive compensation program is designed to align with the business strategy and shareowners interest as well as market practices.

•

Annual Risk Assessment: Annually, Xylem conducts a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. Risks are mitigated by designing incentive programs with reasonable caps, a balance of multiple performance measures and appropriate controls to establish targets and validate actual performance against the targets before payouts are made. No material adverse risks were identified by the 2013 annual compensation risk assessment.

•

Recoupment Policy: Xylem adopted a policy that provides for recoupment of performance-based compensation if the Board determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results.

•

Proactive Management of Share Utilization: Throughout the year, Xylem regularly reviews and projects share utilization to ensure reasonable overhang and annual run rate levels. This information is shared regularly with the LDCC for the assessment of current levels of dilution and to understand the dilution impact as a consideration in the future design of the Company’s equity program.

•

Stock Ownership Guidelines: All of our corporate officers are required to hold stock valued at a multiple of base salary, ranging from one to five times. These guidelines are reviewed annually to help ensure strong alignment with shareowners. All of our NEOs have met or are on track toward meeting their ownership requirements.

•	Robust Insider-Trading Compliance Policy: Xylem maintains a compliance policy which prohibits short-selling, hedging and pledging transactions by all employees, including executives and directors.

•	Engagement of an Independent Compensation Consultant: The LDCC retains an independent compensation consultant to provide advice on executive and non-employee director compensation matters.

What We Don’t Do:

•

No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We have never provided Section 280G exercise tax gross-ups for our executives.

•

No Employment Contracts: There are no current employment contracts for our NEOs. A letter of agreement for our Interim CEO was filed with the Company’s quarterly report for the period ended September 30, 2013.

•	No Perquisites: Our compensation philosophy does not provide perquisites to our NEOs.

•

No Re-pricing of Stock Options: The Xylem 2011 Omnibus Incentive Plan prohibits the re-pricing, or exchange, of outstanding stock options that are priced above the prevailing market price with lower-priced stock options without shareowner approval.

2013 Advisory Vote to Approve Executive Compensation

In May 2013, the Company’s Say-on-Pay proposal received 92% of shareowner votes in favor of our NEOs’ compensation as described in our 2013 proxy statement. The LDCC considered this a favorable outcome and believed it conveyed our shareowners’ support of the existing executive compensation programs. In addition, during the fourth quarter of 2013, the Company proactively engaged its largest shareowners (representing more than 50% of our outstanding shares of common stock) and conducted extensive interviews to discuss among other topics the results of the 2013 Say-on-Pay proposal and pay-for-performance. Our top shareowners expressed their general support of Xylem’s compensation programs, including features such as performance-based equity compensation awards and the recent inclusion of performance share units (with Return on Invested Capital measure) in the LTIP award to our NEOs. Based on the positive feedback, the LDCC decided to maintain the Company’s executive compensation program. The LDCC will continue to actively consider results from the annual shareowners advisory votes when reviewing the Executive Total Rewards programs.

Our Executive Compensation Program

Philosophy and Objectives

Our Executive Total Rewards Philosophy is based on the following principles:

•

Design of compensation programs should reward executive officers for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term shareowner value creation.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

•	Compensation should be flexible to recognize Xylem’s third year of as a public, stand-alone entity and should be reviewed annually to ensure continued support of the Company’s business objectives.

•	Direct compensation should include a fixed component (base salary) and variable components (performance-based annual and long-term incentive compensation achieved in the form of AIP and LTIP awards).

•

Target total direct compensation opportunities should reflect the market median for median performance and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

NEO Pay Mix:

To align compensation levels for NEOs with Company’s performance and shareowner interests, their pay mix places great emphasis on variable compensation, including annual incentive and long-term incentive that are performance-based. The following chart and table set out the 2013 target pay mix for NEOs (Target Pay Mix for Mr. Loranger is not included because he is serving on an interim basis and did not receive any LTIP awards):

Name	2013 Base Salary ($)	2013 Target AIP Award (% of Salary)	2013 Target LTIP Award ($)	2013 Target Total Compensation ($)
Michael T. Speetzen	515,000	80%	1,300,000	2,227,000
Kenneth Napolitano	400,000	70%	700,000	1,380,000
Christopher R. McIntire	360,000	65%	600,000	1,194,000
Colin R. Sabol	400,000	60%	500,000	1,140,000
Gretchen W. McClain	960,000	110%	4,500,000	6,516,000
Michael L. Kuchenbrod	415,000	70%	725,000	1,430,500

Compensation Benchmarking

Executive compensation is benchmarked using the compensation levels and practices for the NEOs in our peer group and data from multiple broad-based compensation surveys. Compensation levels at peer group companies and in surveys are weighted equally in developing market consensus data (“market median”).

In 2012, the LDCC selected 16 peer companies with a similar business mix, global presence, revenue size, and market capitalization to comprise the “Primary Peer Group,” which was disclosed in our 2013 Proxy Statement for the 2013 performance year. The peer group included the following companies: Agilent Technologies, Inc., Ametek, Inc., Cooper Industries PLC, Crane Co., Dover Corp., Flowserve Corp., Gardner Denver Inc., IDEX Corp., Pall Corp., Pentair LTD, Rockwell Automation, Inc., Roper Industries, Inc., Snap-On, Inc., SPX Corp., Terex Corp., and Waters Corp. In October 2013, the LDCC reviewed and realigned the Primary Peer Group to maintain peers of comparable size to Xylem. Due to recent acquisition activities, two companies (Cooper Industries PLC and Gardner Denver Inc.) were removed. To maintain an appropriate number of peer companies and considering the size of each peer company relative to Xylem, the LDCC added three new companies (Donaldson Co. Inc., Lincoln Electric Holdings, and Valmont Industries) to the Primary Peer Group. The three new companies are comparable to Xylem’s annual revenue size, industry and global footprint. The changes will be effective for the 2014 performance year. Our new Primary Peer Group and the Company’s relative percentile rankings are as follows:

Company	Revenue* ($MM)	12/31/13 Market Capitalization ($MM)	2013 Number of Employees
Dover Corp.	8,730	16,447	35,000
Pentair LTD	7,479	15,482	29,700
Terex Corp.	7,137	4,673	22,600
Agilent Technologies, Inc.	6,781	18,976	20,500
Rockwell Automation, Inc.	6,454	16,401	22,000
Flowserve Corp.	4,893	10,994	17,000
SPX Corp.	4,815	4,518	18,000
Ametek, Inc.	3,594	12,891	13,700
Valmont Industries	3,291	3,994	10,543
Roper Industries, Inc.	3,238	13,772	9,475
Snap-On, Inc.	3,238	6,369	11,200
Lincoln Electric Holdings	2,853	5,822	10,000
Pall Corp.	2,650	9,456	9,800
Crane Co.	2,595	3,911	11,000
Donaldson Co. Inc.	2,447	6,472	13,000
IDEX Corp.	2,024	5,991	6,717
Waters Corp.	1,904	8,513	5,900
Xylem, Inc.	3,837	6,383	12,500
Xylem Percentile Rank	57%	38%	48%

*	Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2013.

The LDCC also considers a “Supplemental Peer Group” for pay design and corporate governance, but not for benchmarking compensation levels. This group consists of companies with a similar industry focus to Xylem but different revenue size parameters: Danaher Corporation, Mueller Water Products, Inc., United Technologies Corporation and Watts Water Technologies, Inc. The LDCC did not make any changes to the Supplemental Peer Group in 2013.

In addition to using the Primary Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Towers Watson Compensation Data Bank, Mercer Executive Compensation General Industry Survey and Equilar Top 25 Survey. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations.

Our NEOs’ total target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. During 2013, all compensation actions for NEOs were based on the review of the competitive market median without any additional adjustment factor or consideration. Our NEOs’ total actual compensation should vary on a yearly basis in accordance with actual annual and long-term performance.

Elements of Our Executive Compensation Program — Overview

Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of stock-based compensation increases. There are three core elements of our compensation program:

Compensation Element	Key Role	Purpose
Base Salary	• Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	• Variable component of compensation. • A cash incentive plan intended to recognize results in a single performance year.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
Long-Term Incentive Plan

•    Variable component of compensation.

•    33% of the LTIP award is provided as PSUs based on a pre-set, three-year ROIC metric, 33% is provided as time-based RSUs and 34% is provided as stock options.

•    The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and market competitiveness.

Designed to link pay to long-term financial performance, to align executive incentives with shareowner value, and to help facilitate stock ownership and share retention.

Base Salary

Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Salary ranges are established worldwide specific to each market and reviewed regularly to ensure that they are competitive in the marketplace. Key factors that help determine specific positioning within the salary ranges include:

•	Contributions to the success of the Company

•	The individual’s level and consistency of performance

•	Proficiency in the position; skill set and knowledge for the position

•	Tenure in the position

•	Specific recruitment circumstances for newly-hired executives

Annual merit increases are based on a review of individual performance measured against specific objectives and compensation levels relative to market.

In 2013, the LDCC made the following salary adjustments for NEOs to better align their salaries to market median:

Name	2012 Base Salary ($)	2013 Base Salary ($)	% Increase
Michael T. Speetzen	500,000	515,000	3.0%
Kenneth Napolitano	385,000	400,000	3.9%
Christopher R. McIntire	325,000	360,000	10.8%
Colin R. Sabol	385,000	400,000	3.9%
Gretchen W. McClain	935,000	960,000	2.7%
Michael L. Kuchenbrod	360,000	415,000	15.3%

In connection with Mr. Loranger’s appointment as Interim CEO of the Company, on September 8, 2013, the Company entered into a letter agreement which provides that Mr. Loranger would receive an annual base salary of $1,000,000, prorated based on length of active employment.

Annual Incentive Plan

Our Annual Incentive Plan is a cash-based incentive program designed to link compensation to the Company’s annual financial performance and strategic growth objectives.

The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary), excluding our Interim CEO, is set to generally align with the median of our peer group. Actual “AIP Payout” is determined as follows:

Each performance metric of the AIP and the overall AIP award will be capped at 200% of target and results will be interpolated between points for team performance results. Within the AIP, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business result (team performance) and individual performance.

•

In connection with Mr. Loranger’s appointment as Interim CEO of the Company, on September 8, 2013, the Company entered into a letter agreement that provides that Mr. Loranger would receive a quarterly bonus opportunity of up to $250,000, pro-rated for the partial third quarter (approximately one-third) and based upon the attainment of specific performance objectives to be established by the LDCC on a quarterly basis in consultation with Mr. Loranger. Since Mr. Loranger began employment near the end of the third quarter, the initial quarterly bonus opportunity was extended to cover the period from September 9, 2013 through December 31, 2013, with a corresponding adjustment to the maximum payout opportunity. For the 2013 fourth quarter bonus opportunity, his performance objectives included:

-	Attain or exceed 2013 guidance for revenue, operating income and EPS;

-	Drive margin expansion goals into 2014 operating plans;

-	Implement new operating model and organizational structure;

-	Develop Xylem’s empirical vision to prioritize growth; and

-	Take proactive steps to retain unique talent.

The LDCC did not pre-establish specific weightings for each objective because each is critical, and the priorities for any Interim CEO need to reflect an evolving transition. The LDCC’s review of Mr. Loranger’s performance achievement against these objectives is discussed in the section “2013 AIP Awards Paid in 2014.”

For 2013, the LDCC made the following adjustments for NEOs to better align their Target AIP Award to market median:

•	Mr. Napolitano: increased from 60% to 70%

•	Mr. McIntire: increased from 60% to 65%

•	Mr. Kuchenbrod: increased from 60% to 70%

Team Performance Metrics

For 2013, three core metrics were selected to reflect the importance of profitability, top line growth and cash management as the foundation for building shareowner value. The metrics are equally weighted at 25% to highlight that balance is necessary to achieve success, without over-emphasis on one metric to the detriment of the others:

•	EPS: defined as adjusted diluted EPS, excluding the impact of unbudgeted acquisitions and divestitures.

•	Revenue: defined as reported GAAP revenue, excluding the impact of foreign currency fluctuations and unbudgeted acquisitions and divestitures.

•	Free Cash Flow Conversion (“CFC”): defined as free cash flow divided by net income.

Target performance for any of the above metrics will result in a 100% payout for that metric. EPS and Revenue have a threshold performance of 90% of target to earn an award; and CFC has a threshold performance of 85% of target to earn an award. Below threshold performance on any team performance metric will result in a 0% payout for that portion of the AIP award. EPS and Revenue performance of 110% of target and CFC performance of 115% of target will result in a maximum award opportunity of 200% of target award for that metric.

Individual Performance Objectives

For 2013, we selected both financial and non-financial individual performance objectives for NEOs which align closely with the Company’s strategic objectives:

•

Deliver Customer Value: meet customer needs, deliver unique value across our portfolio of products and services, and bring our expertise to best solve the most complex water issues faced by our customers.

•

Drive Profitable Growth: prioritize the growth opportunities we have and differentiate Xylem as an industry leader and growth engine; balance growth objectives within our primary lines of business with new opportunities in emerging market areas and products while driving profitability and returns. As part of the evaluation of our strategic growth objective, financial targets were pre-established for emerging market growth and new product sales growth. Exceptional performance on either of these goals impacts the AIP award pool that is available for recognizing individual performance.

•

Improve Business Sustainability: drive operational excellence as we focus on business simplification and optimization of our cost structure, ultimately leading to greater productivity and profitability.

•	Strengthen High-Performance Culture: build on our commitment to creating a strong culture of trust, engagement, disciplined execution and accountability.

The portion of the AIP that is based on individual performance is weighted 25% and is assessed against each NEO’s individual objectives (“IO”) related to the above strategic objectives. Actual IO scores can range from 0% to 200% of target.

It is expected that IO scores will be differentiated based on the assessment of the individual’s performance against his/her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is substantial differentiation based on performance.

The Company funds the individual portion of the AIP award pool at 100% of target. In the event the Company substantially exceeds one or both of the strategic financial targets established for emerging market growth and new product sales growth, funding ranging up to 150% of target may be approved by the LDCC and would be made available for the individual performance portion of the AIP as a pool for recognizing individuals with the strongest performance.

2013 AIP Awards Paid in 2014

It is intended, but not required by us, that AIP awards for NEOs be tax deductible. The 2013 AIP design requires the Company to reach a specific level of Adjusted Net Income, which triggers the maximum AIP funding of 200% of target. If the Adjusted Net Income target is not met, the NEOs will not be eligible for any AIP payout. If the Adjusted Net Income target is met, within the AIP funding, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance.

The maximum AIP funding of 200% was achieved because the Company’s Adjusted Net Income exceeded the specified trigger level ($311 million actual versus $250 million). Therefore, in 2013, the LDCC applied negative discretion to differentiate the actual AIP payouts based on the team and individual performance factors discussed below.

The LDCC evaluated Xylem’s actual team performance against the pre-established, equally weighted metrics and considered the following results in determining the actual Team Performance score:

Xylem Team Performance Metrics	2013 Target Performance	2013 Actual Performance	Actual as % of Target	Actual Payout %
EPS*	1.85	1.69	91.4%	57%
Revenue ($MM)*	3,875	3,831	98.9%	94%
Free Cash Flow Conversion	95%	87%	91.6%	44%

*	The LDCC excludes the impact of unbudgeted acquisitions, dispositions and other special items in computing performance relating to targets.

The Company funded the individual performance portion of the AIP pool at 125% given that new product sales growth had significantly exceeded target performance (24% actual performance versus 10% target performance). The distribution of the above target AIP pool allows differentiation and incremental rewards for the strongest-performing executives which further reinforces our pay-for-performance philosophy.

The LDCC evaluated individual performance of the NEOs against their pre-established objectives in determining the actual IO performance scores. For 2013, each NEO had specific individual performance goals which closely linked to the above strategic priorities and included the following:

•	Drive acquisition executions and organization integrations

•	Implement new business segment structure

•	Drive innovation and vitality index

•	Launch sustainability framework and deliver business process transformation

•	Leadership development and key talent retention

In February 2014, the LDCC determined the 2013 AIP payouts for all NEOs. Due to the below target team performance, the actual AIP payouts for our NEOs were significantly below (-31%) their target awards. The following table summarizes the actual AIP awards paid to the active NEOs (excluding Mr. Loranger) in March 2014 based on 2013 team and individual performance:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Michael T. Speetzen	515,000	80%	412,000	0 - 824,000	69%	283,250
Kenneth Napolitano	400,000	70%	280,000	0 - 560,000	69%	192,500
Christopher R. McIntire	360,000	65%	234,000	0 - 468,000	69%	160,880
Colin R. Sabol	400,000	60%	240,000	0 - 480,000	69%	165,000

In January 2014, the LDCC determined Mr. Loranger’s actual 2013 bonus would be $330,000, which represents his bonus opportunity for approximately one-third of the third quarter and a full fourth quarter as described on page 46. It was paid according to the terms of his letter of agreement. The LDCC determined this amount based on the following key achievements:

•	Exceeded the July 2013 guidance for revenue, operating income and EPS; achieved financial targets for third and fourth quarters;

•	Implemented new operating model and organizational structure;

•	Successful steps taken on identifying and retaining key and critical talent; and

•	Clear steps in right direction for addressing 2014 financial targets and organization structure issues.

Long-Term Incentive Plan

Our Long-Term Incentive Plan is designed to link an executive’s compensation to long-term value creation for the Company’s shareowners and promote stock ownership by our executives. The Xylem 2011 Omnibus Incentive Plan allows the Company to grant various types of long-term incentive awards, including stock options, stock appreciation rights, stock awards, other stock-based awards and long-term cash awards based on attainment of performance goals.

In 2013, the LTIP award for NEOs included three components: PSUs, RSUs, and Stock Options

Components	% of Award	Vesting Period	Rationale
PSUs	33%	Performance-based vesting that cliff vests at the end of three years.	Performance criterion (ROIC) provides greater pay-for-performance linkage. Cliff vesting supports long-term alignment with shareowner value and retention of the Company’s key executives.
RSUs	33%	Time-based vesting that cliff vests at the end of three years.	Cliff vesting supports long-term alignment with shareowner value in conjunction with our stock ownership guidelines and retention of the Company’s key executives.
Stock Options	34%	Time-based vesting in three annual installments.	Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareowner value creation over the life of the option.

The introduction of PSUs in 2013 was a key step for Xylem and underscores our pay-for-performance philosophy. The balance of LTIP awards was chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. Immediately following the Spin-off until 2012, our practice had been to grant 50% RSUs and 50% stock options. The LDCC believes that both RSUs and stock options provide alignment with shareowner value. PSUs, which also provide alignment with key long-term financial metrics, were not awarded prior to 2013 due to difficulty of setting long-term goals for a newly-public and a stand-alone entity competing in an uncertain global economy. Now that we are a more mature company, we believe it is an appropriate time to focus on PSUs in order to strengthen the performance-based aspects of our executive compensation program.

Performance Share Units

PSUs are shares of Xylem’s common stock that are issued to participants subject to vesting and performance requirements. PSUs awarded as part of the annual LTIP award are subject to a three-year cliff vesting restriction period and earned based on Xylem’s achievement of pre-set performance targets approved by the LDCC.

Key elements of the 2013 PSU awards were as follows:

•

For the 2013-2015 performance period, the LDCC has decided that the PSUs will be granted at target (100%) with actual payout (0%-200% of target) contingent upon the achievement of a pre-set, three-year adjusted ROIC performance target. We believe ROIC is well-aligned with our efforts to build long-term value for shareowners by focusing on the effective allocation of capital. The ROIC performance target for the 2013-2015 performance cycle was set to be sufficiently challenging, but not unattainable and is in alignment with the Company’s strategic plan and historical performance. Details of the target performance and actual performance will be disclosed after the end of the performance cycle.

In addition, if Xylem has strong adjusted ROIC performance (125% of target or higher) but relative Total Shareholder Return (“TSR”) performance is below median of both selected peer groups (Xylem Primary Peer Group, which is utilized in our NEO compensation benchmarking, as disclosed in our 2013 Proxy Statement and the S&P 500, modified to exclude Financial Services companies, which is chosen for consideration of general industry performance), the LDCC could apply a 0%-20% discretionary reduction of the payout to more closely align the PSU payout with Xylem’s TSR results. After taking into consideration the potential LDCC adjustment, the final adjusted payout would be the higher of: 125% of target (the minimum ROIC achievement level for the TSR adjustment to apply) or -20% of the original payout, whichever is higher. For example, if ROIC performance were at 180% of target and the LDCC applied the maximum TSR reduction of -20%, the final adjusted payout would be 144% of target.

•

Adjusted ROIC will be defined as: the three-year average tax affected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

•	PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only if and when PSUs vest.

•	If an employee leaves the Company prior to vesting, whether through resignation or termination, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vest and applicable dividends will be paid.

•

If an acceleration event occurs (as described in “Potential Post-Employment Compensation — Change of Control Arrangements”), a prorated portion of the PSUs vest based on actual performance and applicable dividends will be paid.

Restricted Stock Units

Restricted Stock Units are shares of Xylem’s common stock that are issued to participants subject to vesting requirements.

Key elements of the 2013 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award are subject to a three-year, cliff vesting restriction period.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only upon vesting.

•	If an employee leaves the Company prior to vesting, whether through resignation or termination, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled or if an acceleration event occurs (as described in “Potential Post-Employment Compensation — Change of Control Arrangements”), the RSUs vest in full.

In certain cases, such as for new hires or to facilitate retention, select employees may receive RSUs subject to different vesting terms as determined by the LDCC. None of the NEOs received any RSUs subject to different vesting terms in 2013.

Stock Options

Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.

Key elements of the 2013 non-qualified stock option program were as follows:

•	The stock option exercise price is the NYSE closing price of Xylem’s common stock on the date the award is approved by the LDCC.

•	Stock options vest in three equal annual installments and cannot be exercised prior to vesting.

•

If an employee leaves the Company prior to vesting, whether through resignation or termination, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•

If an employee retires, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•

If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•	If an acceleration event occurs (as described in “Potential Post-Employment Compensation – Change of Control Arrangements”), the stock options vest in full.

•

Xylem’s 2011 Omnibus Incentive Plan prohibits the re-pricing, or exchange, of outstanding stock options that are priced above the prevailing market price with lower-priced stock options without shareowner approval.

2013 LTIP Awards

The LDCC approves LTIP awards for all executives, including our NEOs. The 2013 LTIP awards for our NEOs (expressed in dollars in the “Elements of Our Compensation Program — Overview”) were based on the 2013 target awards which were set to align with the market median. For 2013, 33% of the award was granted in PSUs, 33% granted in RSUs, and 34% granted in stock options. Mr. Loranger did not receive any LTIP awards due to his interim CEO appointment. Details of these awards are in the “Grants of Plan-Based Awards in 2013” table on page 58.

2014 Executive Compensation Program Changes

In light of Xylem’s continued transformation ahead and to drive meaningful cultural change around “one Xylem” with greater collaboration and collective goals, the LDCC decided to modify the AIP design for the 2014 performance year. A cost reduction metric will be added to the Team Performance Metrics to ensure business leaders take permanent structural cost reduction to better position the Company for greater operating margin. The strategic financial targets (emerging market growth and new product sales growth for 2013 performance year), which impact the funding of the individual portion of the AIP award pool, will be replaced by business unit operating income and regional sales to ensure a clear and meaningful link to respective results from business units and regions. The weighing of team and individual performance will be slightly shifted (from current 75% and 25% weighting to 70% and 30% weighting) to create more direct link to respective targets from business units and regional targets.

Additional Compensation Elements

The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and necessary to attract, motivate and retain a high-quality management team.

Benefits

All employees, including the NEOs, are eligible to participate in Xylem’s broad-based employee benefit programs. These benefit programs include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, short- and long-term disability insurance and a flexible spending account plan.

Perquisites

The Company does not provide any perquisites to NEOs and senior executives.

Xylem Retirement Savings Plan

The Xylem Retirement Savings Plan (the “Xylem Plan”) was adopted and implemented beginning October 31, 2011, the date of the Spin-off. The Xylem Plan is a tax-qualified, defined contribution retirement savings plan which offers the following company contributions:

•

Core Contribution: Provided to all salaried employees based on points (age plus years of service) calculated at the beginning of each plan year. Employees with less than 50 points and 50 or more points receive a contribution equal to 3% and 4% of eligible pay (base salary and AIP award), respectively.

•	Match Contribution: Provided to all salaried employees for 50% of the first 6% of eligible pay that an employee contributes to the Xylem Plan.

•

Transition Credit Contribution: Provided annually for up to five years as additional contribution to salaried employees who worked for ITT for many years at the time of the Spin-off. The contribution is based on points (age plus years of service) calculated at the beginning of each plan year. Employees with 60 to 69 points and 70 or more points receive a contribution equal to 3% and 5% of eligible pay, respectively.

Employees may make pre-tax contributions of 1% to 50% of eligible pay into the Xylem Plan, up to the annual IRS contribution limits.

All Company and employee contributions are fully vested at all times. Newly hired employees are automatically enrolled in the Xylem Plan as of the date of hire at a 6% before-tax contribution rate.

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Retirement Savings Plan (the “Xylem Supplemental Plan”) was established to provide retirement benefits that cannot be paid from the Xylem Plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be taken into account under a tax-qualified retirement plan. This plan is described in more detail on page 62.

Xylem Deferred Compensation Plan

Xylem NEOs are also eligible to participate in the Xylem Deferred Compensation Plan, which permits eligible executives to defer a percentage of their AIP payments. This plan is described in more detail on page 62.

Severance Plan Arrangements

Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following an acceleration event, including termination following a change of control. Xylem maintains two severance plans for its senior executives — the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section and tables beginning on page  64.

Compensation Decision-Making Process

Role of the LDCC

The LDCC, composed entirely of independent directors, is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning and executive development on a regular and on-going basis. Their role includes establishing and overseeing the total rewards programs for our NEOs and executive officers. In addition, the LDCC also prepares and recommends compensation for non-employee Directors to the Nominating and Governance Committee for approval. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains strong linkage to shareowner value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including base salaries, AIP targets and LTIP target awards for the current year. The LDCC establishes the total compensation for executive officers after seeking input from management regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives as well as market benchmarking factors. The LDCC also has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC Charter, which is available on the Company’s website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.”

Role of the Compensation Consultant

The LDCC has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant each year since 2011. In fiscal year 2013, PM&P performed no other services for the Company other than executive and director compensation services provided at the direction of the LDCC. Prior to engaging PM&P each year, the LDCC reviews PM&P’s independence. The LDCC has determined that PM&P’s work for the LDCC does not raise any conflict of interest pursuant to the SEC and the NYSE rules. In 2013, at the request of the LDCC, PM&P attended all LDCC meetings and also met with the LDCC without management present. PM&P provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Primary and Supplemental Peer Groups. At the discretion of the LDCC, PM&P also worked with management to review the results of the annual benchmarking exercise. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.

Role of Management

Management routinely provides the LDCC with current and projected results of performance pay plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, committee meetings are regularly attended by the CEO, the CFO, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President, General Counsel and Corporate Secretary and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers, other than his or herself, for LDCC approval. The LDCC has delegated to the Company’s Senior Vice President and Chief Human Resources Officer responsibility for administering the executive total rewards programs.

Additional Information

Change of Control Agreements

Our NEOs do not have stand-alone change in control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. The Company does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G. A description of these benefits is on page 65 of this Proxy Statement.

Consideration of Tax and Accounting Impacts

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and the three other highest-paid NEOs, other than the CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.

Compensation attributable to awards under Xylem’s AIP and LTIP program are generally structured to qualify as performance-based compensation under Section 162(m). However, the LDCC reserves the right to issue awards to our NEOs that are not tax deductible under Section 162(m) because the LDCC may conclude that it is in the best interests of the Company and our shareowners.

Xylem’s plans are intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable.

Recoupment/Clawback Policy

The Company adopted a policy in advance of finalization of guidance under Section 954 of the Dodd-Frank Act that provides for recoupment of performance-based compensation if the Board of Directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of Xylem’s financial results. In such a situation, the Board would review all compensation awarded to or earned by that senior executive on the basis of Xylem’s financial performance during fiscal periods materially affected by the restatement. This review would include AIP and LTIP awards. If, in the Board’s view, the compensation related to Xylem’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any excess portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The NEOs are covered by this policy. When final guidance is available under Section 954, this policy will be amended as needed to comply.

Timing of Stock-Based Grants

The Company typically closes the window for insiders to trade in the Company’s stock in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. Stock option awards may occur at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of stock options granted. Rather, the LDCC uses market competitive data, individual performance and retention considerations when it grants equity awards under the LTIP. Stock option, PSU and RSU awards granted to NEOs, senior and other executives, and Directors are awarded and priced on the same date as the approval date.

Fiscal 2014 Compensation

On March 3, 2014, the Company announced that the Board has named Patrick K. Decker the Company’s next President and Chief Executive Officer, effective on or about March 17, 2014. On February 28, 2014, the Company and Mr. Decker entered into a letter agreement (the “Letter Agreement”), which provides that he will receive in respect of his service as President and Chief Executive Office the following: a base salary paid at the annual rate of $925,000; an annual target AIP award of 115% of his base salary, which will be subject to the attainment of AIP performance objectives determined by the LDCC; and a target LTIP award of $4,500,000 for 2014 (the award is provided as 33% PSUs, 33% RSUs, and 34% stock options). Additionally, Mr. Decker will receive 45,000 RSUs in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment. The Letter Agreement does not provide for a specific term of employment.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for our NEOs. The information for 2011 reflects compensation paid to our NEOs by ITT prior to the Spin-off and by us after the Spin-off.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non- Equity Incentive Plan Compen- sation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compen- sation ($)(8)	Total ($)
Steven R. Loranger	2013	288,462	330,000	—	—	—	—	76,985	695,447
Chief Executive Officer and President
Michael T. Speetzen	2013	512,115	—	858,018	442,003	283,250	—	48,553	2,143,939
Senior Vice President and	2012	493,077	—	500,000	500,000	371,520	—	53,016	1,917,613
Chief Financial Officer	2011	338,273	5,556	777,360	740,433	394,670	47,976	45,844	2,350,112
Kenneth Napolitano	2013	397,115	—	461,996	237,999	192,500	—	71,399	1,361,009
Senior Vice President and President,	2012	385,000	—	267,490	267,502	188,680	—	69,466	1,178,138
Applied Water Systems	2011	328,146	6,944	663,771	669,612	321,310	490,345	109,397	2,589,525
Christopher R. McIntire	2013	353,269	—	396,020	204,004	160,880	—	36,563	1,150,736
Senior Vice President and President,
Analytics and Treatment
Colin R. Sabol	2013	397,115	—	329,990	170,001	165,000	—	39,993	1,102,099
Senior Vice President and President,
Dewatering
Gretchen W. McClain	2013	678,269	—	2,970,020	1,529,998	—	—	653,231	5,831,518
Former President and	2012	935,000	—	2,124,994	2,125,002	872,990	—	142,473	6,200,459
Chief Executive Officer	2011	632,692	20,000	3,608,803	3,492,838	672,390	250,968	106,289	8,783,980
Michael L. Kuchenbrod	2013	342,173	—	478,490	246,500	—	—	1,418,919	2,486,082
Former Senior Vice President and	2012	353,385	110,000	274,991	275,004	176,430	—	586,425	1,776,235
President, Water Solutions

(1)	Mr. Loranger, Mr. McIntire, and Mr. Sabol were not NEOs for 2012 or 2011. As a result, only 2013 compensation figures are reported.

(2)	Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2013, which is a combination of salaries paid before and after the 2013 increase, if applicable. Effective September 9, 2013, Ms. McClain resigned as President and Chief Executive Officer and as a director. Mr. Loranger was appointed the CEO on an interim basis as the Board of Directors searches for the next CEO. His annual base salary is $1,000,000. Effective October 28, 2013, Mr. Kuchenbrod resigned as Senior Vice President of Xylem and President of Water Solutions.

(3)	The amount for Mr. Loranger represents the quarterly bonus payout in connection with his appointment as Interim CEO as described in “Executive Compensation – Compensation Discussion and Analysis – Elements of Our Compensation Program” on page 45.

(4)	Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the 2013 PSU and RSU awards. A discussion of the awards and assumptions used in calculating the 2013 values may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2013 Annual Report on Form 10-K filed on February 27, 2014.

Ms. McClain’s and Mr. Kuchenbrod’s PSU and RSU awards for 2013 were entirely forfeited when they separated from Xylem.

Amounts for 2011 also include special one-time Founder’s Grants in conjunction with the Spin-off: Mr. Speetzen: $559,010; Mr. Napolitano: $382,505; and Ms. McClain: $2,550,011. These grants vest over a three-year period following grant.

(5)	Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the 2013 stock option awards. A discussion of assumptions relating to 2013 stock option awards may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2013 Annual Report on Form 10-K filed on February 27, 2014.

For Ms. McClain and Mr. Kuchenbrod, amounts for 2013 were entirely forfeited upon their respective separations from Xylem.

Amounts for 2011 also include special one-time Founder’s Grants in conjunction with the Spin-off: Mr. Speetzen: $559,002; Mr. Napolitano: $382,500; and Ms. McClain: $2,550,000. These grants vest over a three-year period following grant.

(6)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for the 2013 performance year.

(7)	Xylem does not have a defined benefit pension plan. The changes in the present value in accrued pension benefits for 2011 represent values under the ITT pension plans prior to the Spin-off. The NEOs no longer actively participate in the ITT pension plans and may be entitled to vested benefit payouts from those plans. All benefits under this plan have been frozen and all obligations have been transferred to Exelis Inc. as of October 31, 2011.

No NEO received preferential or above-market earnings on deferred compensation.

(8)	Amounts in this column for 2013 represent items specified in the “All Other Compensation Table” below.

All Other Compensation Table

Name	Company Contribution to Xylem Plan ($)(a)	Company Contribution to Xylem Supplemental Plan ($)(b)	Other ($)(c)	Total All Other Compensation ($)
Steven R. Loranger	25,500	3,346	48,139	76,985
Michael T. Speetzen	15,300	32,422	831	48,553
Kenneth Napolitano	30,600	40,154	645	71,399
Christopher R. McIntire	17,850	18,140	573	36,563
Colin R. Sabol	17,850	21,498	645	39,993
Gretchen W. McClain	17,850	30,921	604,460	653,231
Michael L. Kuchenbrod	30,600	13,525	1,374,794	1,418,919

(a)	Amounts represent the core, match and transition credit contributions to the participants under the Xylem Plan. These amounts include contributions in fiscal year 2013 as well as contributions for the 2013 AIP award earned in 2013 and paid in 2014.

(b)	Amounts represent the core, match and transition credit contributions to the Xylem Supplemental Plan. Xylem contributions to the Xylem Supplemental Plan are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the Xylem Plan. These amounts include contributions in fiscal year 2013 as well as contributions for the 2013 AIP award earned in 2013 and paid in 2014.

(c)	Amounts include taxable group term-life insurance premiums attributable to each NEO.

For Mr. Loranger, this includes reimbursement of $47,983 for relocation, travel home and temporary residence expenses associated with his interim CEO assignment. This is consistent with benefits provided for employees working on temporary assignment and with the letter agreement for Mr. Loranger.

For Ms. McClain, this amount includes $603,519 of severance benefits in connection with her separation from Xylem. These benefits include severance pay of $581,538, a one-time lump-sum payment of $18,462 for earned and unused vacation days, and $3,519 for continued medical and dental coverage.

For Mr. Kuchenbrod, this amount includes $95,627 of severance benefits in connection with his separation from Xylem. These benefits include severance pay of $69,167, a one-time lump-sum payment of $157,350 in lieu of the 2013 AIP payout (prorated for 10 months of active employment and based entirely on the Company’s final team score (no individual performance factor)), a one-time lump-sum payment of $25,538 for earned and unused vacation days, and $922 for continued medical and dental coverage. This amount also includes $1,121,271 of expatriate benefits he received in connection with his international assignment in China and Sweden and subsequent repatriation following his termination of employment. These benefits include housing, cost-of-living, transportation, and tax equalization payments. Over 80% of the expatriate benefit, in the amount of $899,657, is in the form of tax equalization payment. This is consistent with benefits provided for other employees working on non-permanent international assignment.

Detailed separation arrangements for Ms. McClain and Mr. Kuchenbrod are describe in “Potential Post-Employment and Change of Control Compensation” on page 67.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2013. The compensation plans, under which the AIP, PSU, RSU and stock option awards in the following table were made, are described in “Compensation Discussion and Analysis.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/ Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Speetzen		0	412,000	824,000							—
	3/1/13				0	15,606	31,212				429,009
	3/1/13							15,606			429,009
	3/1/13								57,403	27.49	442,003
Kenneth Napolitano		0	280,000	560,000							—
	3/1/13				0	8,403	16,806				230,998
	3/1/13							8,403			230,998
	3/1/13								30,909	27.49	237,999
Christopher R. McIntire		0	234,000	468,000							—
	3/1/13				0	7,203	14,406				198,010
	3/1/13							7,203			198,010
	3/1/13								26,494	27.49	204,004
Colin R. Sabol		0	240,000	480,000							—
	3/1/13				0	6,002	12,004				164,995
	3/1/13							6,002			164,995
	3/1/13								22,078	27.49	170,001
Gretchen W. McClain		0	1,056,000	2,112,000							—
	3/1/13				0	54,020	108,040				1,485,010
	3/1/13							54,020			1,485,010
	3/1/13								198,701	27.49	1,529,998
Michael L. Kuchenbrod		0	290,500	581,000							—
	3/1/13				0	8,703	17,406				239,245
	3/1/13							8,703			239,245
	3/1/13								32,013	27.49	246,500

(1)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the 2013 AIP described above in “Compensation Discussion and Analysis — Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The Threshold amount shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Both the Team Performance and Individual Performance payouts begin at just above 0% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid.

(2)	Amounts reflect the number of PSUs granted in 2013 to the NEOs, which was determined using the closing price of Xylem stock on the March 1, 2013 grant date. The 2013 awards vest in full at the end of the three-year restriction period following the grant date to the extent that they are earned based on a pre-set ROIC performance goal and provided that the executive remains an employee as of the vesting date.

(3)	Amounts reflect the number of RSUs granted in 2013 to the NEOs, which was determined using the closing price of Xylem stock on the March 1, 2013 grant date. The 2013 awards vest in full at the end of the three-year restriction period following the grant date provided that the executive remains an employee as of the vesting date.

(4)	Amounts reflect the number of stock options granted in 2013 to the NEOs, which was determined using the binomial lattice value on the March 1, 2013 grant date. The 2013 awards vest in three equal installments on each of the first, second, and third anniversaries of the grant date provided that the executive remains an employee as of each vesting date. The options expire ten years after the grant date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the March 1, 2013 grant date.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table provides information regarding all outstanding stock options, unvested restricted stock, PSU and RSU awards (including related dividend equivalent units) held by each NEO as of December 31, 2013. All information is presented below on a post-conversion basis. In connection with the Spin-off, restricted stock, RSUs and non-qualified stock options awarded prior to the Spin-off were converted to Xylem restricted stock, RSUs and non-qualified stock options, and the uncompleted portions of ITT Total Shareowner Return Award were converted to Xylem RSUs.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Steven R. Loranger	3/7/07	89,235	—	32.5558	3/7/14	—	—
	3/10/08	100,000	—	29.8050	3/10/15
	3/5/09	165,690	—	18.6330	3/5/16
	3/5/10	132,265	—	30.0295	10/31/18
	3/3/11	115,247	—	32.3818	10/31/18
Michael T. Speetzen	3/5/09	8,772	—	18.6330	3/5/16	86,054	2,977,468
	3/5/10	12,709	—	30.0295	3/5/20
	3/3/11	9,073	4,535	32.3818	3/3/21
	11/7/11	44,954	22,477	24.6000	11/7/21
	3/2/12	20350	40,700	26.6000	3/2/22
	3/1/13	—	57,403	27.4900	3/1/23
Kenneth Napolitano	3/7/07	6,750	—	32.5558	3/7/14	46,721	1,616,547
	3/10/08	9,859	—	29.8050	3/10/15
	3/5/09	22,096	—	18.6330	3/5/16
	3/5/10	17,999	—	30.0295	3/5/20
	3/3/11	11,685	5,842	32.3818	3/3/21
	11/7/11	30,760	15,380	24.6000	11/7/21
	3/2/12	10,888	21,774	26.6000	3/2/22
	3/1/13	—	30,909	27.4900	3/1/23
Christopher R. McIntire	3/3/11	3,854	1,926	32.3818	3/3/21	31,550	1,091,630
	11/7/11	18,094	9,047	24.6000	11/7/21
	3/2/12	7,123	14,245	26.6000	3/2/22
	3/1/13	—	26,494	27.4900	3/1/23
Colin R. Sabol	3/7/07	9,004	—	32.5558	3/7/14	37,733	1,305,562
	3/10/08	10,687	—	29.8050	3/10/15
	3/5/09	19,148	—	18.6330	3/5/16
	3/5/10	14,828	—	30.0295	3/5/20
	3/3/11	9,625	4,812	32.3818	3/3/21
	11/7/11	27,142	13,570	24.6000	11/7/21
	3/2/12	9,158	18,315	26.6000	3/2/22
	3/1/13	—	22,078	27.4900	3/1/23
Gretchen W. McClain (5)	3/3/11	—	59,598	32.3818	12/16/15	—	—
	11/7/11	—	102,533	24.6000	12/16/15
	3/2/12	—	172,975	26.6000	12/16/15
Michael L. Kuchenbrod (5)	2/2/04	19,593	—	21.0302	2/2/14	—	—
	3/7/07	6,599	—	32.5558	3/7/14
	3/10/08	8,220	—	29.8050	3/10/15
	3/5/09	15,906	—	18.6330	1/28/16
	3/5/10	13,555	—	30.0295	1/28/16
	3/3/11	8,799	4,400	32.3818	1/28/16
	11/7/11	18,296	9,147	24.6000	1/28/16
	3/2/12	11,193	22,385	26.6000	1/28/16

(1)	Vesting information for vested stock options (vesting occurs on the applicable anniversary of the grant date):
•	Mr. Speetzen: 2009 award vested one-third in 2010 and two-thirds in 2012. All other awards vested in three equal installments over the three-year period following the grant date.
•	Mr. Napolitano and Mr. Kuchenbrod: 2004 award vested 100% on the grant date. All other awards vested in three equal installments over the three-year period following the grant date.

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the grant date).

Name	Grant Date	Vesting Schedule (#)
		2014	2015	2016
Michael T. Speetzen	3/3/11	4,535	—	—
	11/7/11	22,477	—	—
	3/2/12	20,350	20,350	—
	3/1/13	19,135	19,134	19,134
Kenneth Napolitano	3/3/11	5,842	—	—
	11/7/11	15,380	—	—
	3/2/12	10,887	10,887	—
	3/1/13	10,303	10,303	10,303
Christopher R. McIntire	3/3/11	1,926	—	—
	11/7/11	9,047	—	—
	3/2/12	7,123	7,122	—
	3/1/13	8,832	8,831	8,831
Colin R. Sabol	3/3/11	4,812	—	—
	11/7/11	13,570	—	—
	3/2/12	9,158	9,157	—
	3/1/13	7,360	7,359	7,359
Gretchen W. McClain	3/3/11	59,598	—	—
	11/7/11	102,533	—	—
	3/2/12	86,488	86,487	—
Michael L. Kuchenbrod	3/3/11	4,400	—	—
	11/7/11	9,147	—	—
	3/2/12	11,193	11,192	—

(3)	The following tables provides the vesting schedule for unvested Restricted Stock, PSUs, and RSUs:

Name	Grant Date	Vesting Schedule (#)
		2014	2015	2016
Michael T. Speetzen	3/5/10	—	9,975	—
	3/3/11	3,346	—	—
	11/7/11	22,724	—	—
	3/2/12	—	18,797	—
	3/1/13	—	—	31,212
Kenneth Napolitano	3/3/11	4,310	—	—
	11/7/11	15,549	—	—
	3/2/12	—	10,056	—
	3/1/13	—	—	16,806
Christopher R. McIntire	3/3/11	1,419	—	—
	11/7/11	9,146	—	—
	3/2/12	—	6,579	—
	3/1/13	—	—	14,406
Colin R. Sabol	3/3/11	3,550	—	—
	11/7/11	13,720	—	—
	3/2/12	—	8,459	—
	3/1/13	—	—	12,004

(4)	Market values were determined based on the Company’s closing stock price of $34.60 on December 31, 2013.

(5)

Ms. McClain and Mr. Kuchenbrod resigned from the Company during fiscal year 2013. In connection with their respective departures, Ms. McClain and Mr. Kuchenbrod received certain severance benefits (as described in “Potential Post Employment Compensation – Separation and Release Agreement for NEOs in 2013”) and in exchange for these benefits, released the Company from all claims and agreed not to disclose the Company’s confidential information, compete against the Company or solicit the Company’s employees for a two-year period (the “Restrictions”). LTIP awards for Ms. McClain and Mr. Kuchenbrod were treated as following (valued amounts were calculated based on gain in stock price from the grant date to the termination date for vested and unvested stock options, the stock price on the termination date for the forfeited RSU and PSU awards, and the stock price on the release date for the vested RSU awards):

a.	All LTIP awards granted in 2013, valued at $2.9 million for Ms. McClain and $0.6 million for Mr. Kuchenbrod, were forfeited.

b.	Prior Xylem LTIP awards and historical ITT awards that were converted into Xylem stock were treated per the original award agreements so that for grants made prior to 2013: vested stock option awards will expire the earlier of the original expiration date or three months after the Severance Pay Period (as defined in “Potential Post Employment Compensation – Separation and Release Agreement for NEOs in 2013”) , unvested stock options will continue to vest throughout the Severance Pay Period and remain exercisable three months after the Severance Pay Period and outstanding unvested RSU awards were prorated based on additional credit for the Severance Pay Period and immediately vested. The total value of these awards were $9.1 million for Ms. McClain and $1.0 million for Mr. Kuchenbrod and consisted of:

-	$3.5 million for Ms. McClain and $0.2 million for Mr. Kuchenbrod related to historical ITT awards, including the value of unvested stock options and unvested RSU awards;

-	$2.9 million for Ms. McClain and $0.4 million for Mr. Kuchenbrod related to Xylem awards, representing the value of unvested stock options and unvested RSU awards with vesting prorated based on service through the termination date;

-	$2.7 million for Ms. McClain and $0.4 million for Mr. Kuchenbrod related to Xylem awards, representing the incremental value of unvested stock options and unvested RSU awards based on incremental vesting through the Severance Pay Period and contingent upon Ms. McClain’s and Mr. Kuchenbrod’s continued compliance with their respective Restrictions during the Severance Pay Period.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of restricted stock awards in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Steven R. Loranger	—	—	3,443	94,373
Michael T. Speetzen	—	—	11,216	336,078
Kenneth Napolitano	9,975	123,328	9,420	291,689
Christopher R. McIntire	—	—	8,000	228,707
Colin R. Sabol	10,981	7,109	7,758	240,225
Gretchen W. McClain	444,748	3,589,677	322,791	8,781,085
Michael L. Kuchenbrod	—	—	29,923	993,076

(1)	This amount reflects number of shares acquired upon exercise of stock options times the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting. For Mr. Loranger, this represents the value realized upon the vesting of RSUs granted to him as part of his 2012 director compensation.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013

Xylem Deferred Compensation Plan

The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. The AIP amount deferred is included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the Xylem Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

As of January 1, 2013, the Xylem Deferred Compensation Plan includes the deferral of Company contributions that would have been made under the Xylem Plan or the Xylem Supplemental Plan. The Company contributions are as defined under the provisions of the Xylem Plan for a particular plan year and include core, match and transition credit contributions, if applicable.

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Plan was established to provide retirement benefits that cannot be paid from the Xylem Plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan as described on page 52. These benefits are generally paid directly by Xylem. The Xylem Supplemental Plan extends retirement savings benefits above the IRS limit. The same company contributions for core, match and transition credits apply as in the Xylem Plan. Employees are not eligible to make contributions in the Xylem Supplemental Plan. The Xylem Supplemental Plan is a non-qualified and unfunded plan. All amounts in the Xylem Supplemental Plan constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.

The table below shows the activity within the Xylem Deferred Compensation Plan and the Xylem Supplemental Plan (Non-Qualified Savings) for the NEOs for 2013.

2013 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Steven R. Loranger
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	3,346	0	—	2,343
Total	—	3,346	0	—	2,343
Michael T. Speetzen
Deferred Compensation	—	—	3,885	—	77,892
Non-Qualified Savings	—	32,422	1,076	—	91,114
Total	—	32,422	4,961	—	169,006
Kenneth Napolitano
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	40,154	893	—	74,631
Total	—	40,154	893	—	74,631
Christopher R. McIntire
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	18,140	504	—	46,673
Total	—	18,140	504	—	46,673
Colin R. Sabol
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	21,498	1,175	—	93,963
Total	—	21,498	1,175	—	93,963
Gretchen W. McClain
Deferred Compensation	—	—	36,122	(152,722)	657,114
Non-Qualified Savings	—	30,921	4,266	—	317,870
Total	—	30,921	40,388	(152,722)	974,984
Michael L. Kuchenbrod
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	13,525	1,063	—	94,589
Total	—	13,525	1,063	—	94,589

(1)	Amounts in the “Registrant Contributions in Last Fiscal Year” column include the aggregate of core, match and transition credit contributions to the participants under the Xylem Deferred Compensation Plan and the Xylem Supplemental Plan for the 2013 AIP, which were credited to the executives’ accounts in 2014. These amounts are reflected in the Supplemental Plan Contributions column in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(2)	The Company does not provide preferential or above-market rates. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(3)	Distribution reflects payments from Special Purpose Accounts with specified payment commencement date of March 1, 2013 based on pre-set distribution election.

(4)	The amounts represent account balances at 2013 Fiscal Year End and exclude the executive and registrant contributions that were credited in 2014.

The table below shows the funds available under the Xylem Deferred Compensation Plan, as reported by the administrator, and their annual rate of return for the calendar year ended December 31, 2013.

Fund	Rate of Return 1/1/13-12/31/13	Fund	Rate of Return 1/1/13-12/31/13
Dodge & Cox Stock - DODGX	40.55%	Model Portfolio - Moderate	14.75%
First Eagle Overseas Fund - Class A - SGOVX	11.57%	Model Portfolio - Moderate/Aggressive	19.62%
Fixed Rate Option(1)	5.30%	Vanguard Total Bond Market Index Inv -VBMFX	-2.26%
Harbor International Inv - HIINX	16.40%

(1)	The Fixed Rate Option rate is based on guaranteed contractual returns from a third-party insurance provider.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The NEOs are covered under the Xylem Senior Executive Severance Pay Plan or the Xylem Special Senior Executive Severance Pay Plan.

The Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan do not allow for excise tax gross-ups and include a cap on severance benefits. The severance plans apply to the Company’s key employees, including NEOs, as defined by Section 409A of the Internal Revenue Code. Xylem’s severance plan arrangements are not considered in determining other elements of compensation.

The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2013, and including amounts which would be earned through such date (or that would be earned during a period of severance).

Payments and Benefits Provided Generally to Salaried Employees

The amounts shown in the tables below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	regular retirement benefits under the Xylem Plan;

•	continued benefits under COBRA; and

•	distributions of balances under the Xylem Plan and amounts currently vested under the Xylem Supplemental Plan.

Xylem Senior Executive Severance Pay Plan

The purpose of this plan is to provide a period of transition for senior executives who are U.S. citizens or employed in the U.S., including our NEOs. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause.

Severance payments are not payable in the event that:

•	the executive terminates his or her own employment;

•	the executive’s employment is terminated for cause;

•	termination occurs after the executive’s normal retirement date (i.e., after the first day of the month that coincides with the executive’s 65th birthday);

•	termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment; and

•	employment is terminated as a result of a death or disability.

The amount of severance pay under this plan depends on the executive’s salary and years of service. The plan provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service. The amount will not exceed 24 months of salary or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function. The Company’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct. Xylem considers this cessation provision to be critical to its emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the Xylem Severance Policy or Xylem Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Xylem Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within sixty days following the covered executive’s scheduled termination date.

Xylem Special Senior Executive Severance Pay Plan

The purpose of this plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined in “Potential Post-Employment Compensation — Change of Control Arrangements”) including termination following a change of control. The plan is designed to put the executive in a comparable position, from a total rewards standpoint, as he or she would have been in without the acceleration event. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareowners by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions are to:

•	provide for continuing cohesive operations as executives evaluate a transaction, which, without change of control protection, could be personally adverse to the executive;

•	keep executives focused on preserving value for shareowners;

•	retain key talent in the face of potential transactions; and

•	aid in attracting talented employees in the competitive marketplace.

This plan provides two levels of benefits for covered executives, including NEOs, based on their positions within the Company. The LDCC considered two levels of benefits appropriate, based on the relative ability of each level of executives to influence future performance of the Company. NEOs participate at the higher level of benefits and the LDCC assesses severance plans for competitiveness and appropriateness annually.

Under the Xylem Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years after an acceleration event including a change of control, in contemplation of a change of control that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years after an acceleration event including a change of control, he or she would be entitled to:

•	any accrued but unpaid salary, AIP payment, unreimbursed expenses and employee benefits, including vacation;

•	three times (two times for the lower benefit level) the current annual base salary and three times (two times for the lower benefit level) the current AIP payment paid or awarded (“Severance Pay”);

•	continuation of health and life insurance benefits at the same levels for three years (two years for the lower benefit level);

•	Severance Pay times the current eligible percentage rate of Xylem’s contributions to the Xylem Plan and the Xylem Supplemental Plan (such payment will not exceed 12%);

•

in the event severance payments would constitute an “excess parachute payment” within the definition of Section 280G of the Internal Revenue Code, the aggregate of all severance payments should be reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the Internal Revenue Code; and

•	one year of outplacement services.

Change of Control Arrangements

The payment or vesting of awards or benefits under each of the plans listed below would generally be accelerated upon the occurrence of a change of control of Xylem. The reason for the change of control provisions in these plans is to put the executive in the same position he or she would have been in had the change of control not occurred. Executives can then focus on preserving value for shareowners when evaluating transactions that, without change of control provisions, could be personally adverse to the executive. There would be a change of control of Xylem if one of the following acceleration events occurred:

•	Acquisition of 20% or more of Xylem’s outstanding stock by another entity or group excluding the following:

-	Xylem or a subsidiary; or

-	an employee benefit plan that is sponsored by Xylem or a subsidiary.

•	The shareowners of Xylem approved:

-	any consolidation, business combination or merger of Xylem other than such transactions in which the shareowners of Xylem would hold 50% or more of the combined voting power of the surviving corporation immediately prior to and after the merger; or

-	any sale, lease, exchange or other transfer of all or substantially all of the assets of Xylem.

•

A majority of the members of the Board changed within a 12-month period unless the election or nomination for election or each of the new Directors was recommended or approved by a majority of Directors who were Directors at the beginning of such 12-month period.

For awards or benefits earned since January 1, 2005, payment of awards or benefits would be made if a person other than Xylem, one of its subsidiaries or any employment benefit plan sponsored by Xylem becomes the beneficial owner of 30% or more of Xylem’s outstanding stock.

The following Company plans have change of control provisions:

•	the Xylem 2011 Omnibus Incentive Plan;

•	the Xylem 1997 Annual Incentive Plan;

•	the Xylem Annual Incentive Plan for Executive Officers;

•	the Xylem 1997 Long-Term Incentive Plan;

•	the Xylem Special Senior Executive Severance Pay Plan;

•	the Xylem Enhanced Severance Pay Plan;

•	the Xylem Deferred Compensation Plan;

•	the Xylem Supplemental Retirement Savings Plan; and

•	the Xylem Retirement Savings Plan.

Potential post-employment and change of control compensation for the NEOs are summarized below.

Potential Post-Employment and Change of Control Compensation

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Steven R. Loranger	—	—	—
Michael T. Speetzen	3.6	1.9	6.3
Kenneth Napolitano	1.6	1.6	3.7
Christopher R. McIntire	1.0	1.0	2.8
Colin R. Sabol	1.4	1.2	3.3

(1)	This is a potential lump-sum payment related to unvested equity awards if an NEO has died or become disabled as of December 31, 2013. Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan” on page 49. The amount reflects the market value of restricted stock and in-the-money value of stock options based on the Company’s December 31, 2013 closing price of $34.60.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2013:

a.	An amount based on the NEO’s then current salary and years of service under the Xylem Senior Executive Severance Pay Plan for all NEOs. This amount is made in the form of equal monthly payments over the severance period.

b.	A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of restricted stock and in-the-money value of stock options based on the Company’s December 31, 2013 closing price of $34.60.

c.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period based on a NEO’s years of service under the Xylem Senior Executive Severance Pay Plan.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of Change of Control:

a.	A Severance Pay equal to three times an NEO’s then current salary and three times the most recent AIP award paid or awarded preceding a change of control under the Xylem Special Senior Executive Severance Pay Plan. The Severance Pay amount is made in the form of equal monthly payments over the severance period.

b.	A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of restricted stock, performance share units (assuming target performance is achieved) and in-the-money value of stock options based on the Company’s December 31, 2013 closing price of $34.60.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem Plan and the Xylem Supplemental Plan as provided under the Xylem Special Senior Executive Severance Pay Plan.

d.	The Company’s portion of health and life insurance premiums paid monthly for three years under the Xylem Special Senior Executive Severance Pay Plan.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the Xylem Special Senior Executive Severance Pay Plan.

Separation and Release Agreement for NEOs in 2013

Ms. McClain resigned as President and Chief Executive Officer and as a director on September 9, 2013. Pursuant to her employment agreement and contingent on receipt of a release (described below), Ms. McClain was entitled to the following: (i) severance of $4,032,000 (representing two times the sum of the 2013 base salary and target annual incentive), paid over a period of 24 months (the “Severance Pay Period”); (ii) continued vesting of unvested stock options granted prior to 2013 through the Severance Pay Period, which remain exercisable for three months after the Severance Pay Period; (iii) immediate vesting of all outstanding RSU awards (prorated based on additional credit for the Severance Pay Period) granted prior to 2013; (iv) continued medical and dental coverage through the Severance Pay Period; and (v) lump sum payout of earned and unused vacation days. All vested stock option awards granted prior to 2013 expire the earlier of the original expiration date or three months after the Severance Pay Period.

Following her termination, the 2013 AIP award valued at approximately $0.5 million and all LTIP awards granted in 2013 valued at approximately $2.9 million were forfeited.

Mr. Kuchenbrod resigned as Senior Vice President and President, Water Solutions on October 28, 2013. In connection with his departure, Mr. Kuchenbrod received certain severance benefits contingent on receipt of a release (described below), as follows: (i) severance pay of $830,000, representing two times the sum of his 2013 base salary, to be paid in the form of equal payments over a period of 24 months (the “Severance Pay Period”); (ii) a one-time lump-sum payment of $157,350 in lieu of AIP payout (prorated for 10 months of active employment and based entirely on the Company’s final team score (no individual performance factor)); (iii) continued vesting of unvested stock options granted prior to 2013 through the Severance Pay Period, which remain exercisable for three months after the Severance Pay Period; (iv) immediate vesting of all outstanding

RSU awards (prorated based on additional credit for the Severance Pay Period) granted prior to 2013; (v) lump sum payout of earned and unused vacation days; (vi) continued medical and dental coverage through the Severance Pay Period. All vested stock option awards granted prior to 2013 expire the earlier of the original expiration date or three months after the Severance Pay Period.

Following his termination, all LTIP awards granted in 2013 valued at approximately $0.6 million were forfeited.

In exchange for the benefits mentioned above, Ms. McClain and Mr. Kuchenbrod released the Company from all claims and agreed not to disclose the Company’s confidential information, compete against the Company or solicit the Company’s employees for a two-year period that runs in tandem with the Severance Pay Period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to the shares of Xylem Common Stock that may be issued under equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	4,831,222	(2)	$26.80	(3)	10,216,974
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	4,831,222		$26.80	(3)	10,216,974

(1)	Equity Compensation Plans Approved by Security Holders include Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.
(2)	The amount includes 3,503,990 shares of stock options, 1,274,953 shares of restricted stock, and 52,279 shares of performance shares.
(3)	Represents weighted average exercise price of outstanding stock options only.

ANNEX A

XYLEM

2011 OMNIBUS INCENTIVE PLAN

Article 1.    ESTABLISHMENT, PURPOSE, AND DURATION

1.1 Establishment.    Xylem Inc., an Indiana corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2011 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units and Other Awards.

The Plan first became effective October 31, 2011 (the “Effective Date”) following the spin-off of Xylem Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Plan was created to govern the awards under the Predecessor Plan, as revised to reflect the spin-off from the Predecessor Corporation. The Plan shall remain in effect as provided in Section 1.3 hereof, and Participants shall receive full credit for their service and participation with the Predecessor Corporation as provided in Section 5.3 hereof.

1.2 Purpose of the Plan.    The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain Employees of the Company and its Affiliates and members of the Board of Directors upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through share ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3 Duration of the Plan.    The Plan shall commence as of the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Leadership Development and Compensation Committee of the Board, (the “Committee”) to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

Article 2.    DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Acceleration Event” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:

(a) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any Person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), is the Beneficial Owner directly or indirectly of twenty percent (20%) or more of the outstanding Shares;

(b) any Person, other than the Company or a Subsidiary, or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), shall purchase shares pursuant to a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of the outstanding Shares (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Shares);

(c) the consummation of

(i) any consolidation, business combination or merger involving the Company, other than a consolidation, business combination or merger involving the Company in which holders of Shares immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Company (or the corporation resulting from the consolidation, business combination or merger or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Company (or the corporation resulting from the consolidation, business combination or merger or the parent of such corporation), relative to other holders of Shares immediately prior to the consolidation, business combination or merger, immediately after the consolidation, business combination or merger as immediately before; or

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(d) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period; or

(e) any Person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), becomes the Beneficial Owner of twenty percent (20%) or more of the Shares.

2.2 “Affiliate” means any Subsidiary and any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Converted Awards and Other Awards.

2.4 “Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (ii) a statement issued by the Company to a Participant describing the terms and conditions of such Award.

2.5 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Benefits and Compensation Matters Agreement” means the Benefits and Compensation Matters Agreement by and among the Company, the Predecessor Corporation and Exelis Inc.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Leadership Development and Compensation Committee of the Board.

2.10 “Company” means Xylem Inc., an Indiana corporation, and any successor thereto as provided in Article 16 herein; provided, however, that for purposes of grants made under the Predecessor Plan, Company shall mean the Predecessor Corporation as the original grantor.

2.11 “Converted Award” means Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units and Other Awards denominated in Shares that were originally granted to a Participant under any of the Predecessor Corporation Equity Plans, as adjusted pursuant to the terms of the Benefits and Compensation Matters Agreement.

2.13 “Covered Employee” means a Participant who is a “Covered Employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.

2.14 “Director” means any individual who is a member of the Board of Directors.

2.15 “Employee” means any employee of the Company or its Affiliates.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.

Such definition of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Committee shall have the ability to determine an Award’s Fair Market Value based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, Fair Market Value shall be determined by the Committee based on objective criteria.

2.18 “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7 herein.

2.19 “Full Value Award” means an Award other than an Option granted with an Option Price equal to at least Fair Market Value on the date of grant or a SAR with a Grant Price equal to at least Fair Market Value on the date of grant.

2.20 “Grant Price” means the amount to which the Fair Market Value of a Share is compared pursuant to Section 7.6 to determine the amount of payment that should be made upon exercise of a SAR.

2.21 “Incentive Stock Option” or “ISO” means an Option that meets the requirements of Code Section 422, or any successor provision, and that is not designated as a Nonqualified Stock Option.

2.22 “Insider” means an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or the Committee in accordance with Section 16 of the Exchange Act.

2.23 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.24 “Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Shares, as described in Article 6 herein.

2.25 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.26 “Other Award” means an Award granted to a Participant pursuant to Article 9 herein.

2.27 “Participant” means an Employee or Director who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.28 “Performance-Based Compensation” means an Award that is qualified as Performance-Based Compensation under Code Section 162(m).

2.29 “Performance Measures” means measures as described in Article 10, the attainment of which may determine the amount of payout and/or vesting with respect to Awards.

2.30 “Performance Period” means the period of time during which the performance goals must be met in order to determine the amount of payout and/or vesting with respect to an Award.

2.31 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion) and transfer restrictions, as provided in Article 8 herein.

2.32 “Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

2.33 “Plan Year” means the fiscal year of the Company.

2.34 “Plan” means the 2011 Omnibus Incentive Plan; provided, however, that for purposes of grants made under the Predecessor Plan, Plan shall mean the Predecessor Plan as it existed on the date of such grant.

2.35 “Predecessor Corporation Equity Plan” means any of the plans maintained by the Predecessor Corporation under which equity or equity-based awards were granted, including the ITT 2003 Equity Incentive

Plan, ITT Corporation 1997 Long-Term Incentive Plan, 1994 ITT Incentive Stock Plan, ITT 1996 Restricted Stock Plan for Non-Employee Directors, and 2002 ITT Stock Option Plan for Non-Employee Directors.

2.36 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.37 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 herein.

2.38 “Share” means a share of common stock of the Company, $1.00 par value per share.

2.39 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Article 7 herein.

2.40 “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns at least fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

2.41 “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7.

Article 3.    ADMINISTRATION

3.1 General.    The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, and other persons, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

3.2 Authority of the Committee.    The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and to determine eligibility for Awards and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 14, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company and its Affiliates operate.

3.3 Delegation.    The Committee may delegate to one or more of its members or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following: (a) designate Employees and Directors to be recipients of Awards; and (b) determine the size of the Award; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an elected officer of the Company, or to the extent it would unintentionally cause Performance-Based Compensation to lose its status as such.

Article 4.    SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Available for Awards.    Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be eighteen million (18,000,000). For purposes of the prior sentence, Shares subject to outstanding awards under the Predecessor Plan shall not be considered available for issuance under the Predecessor Plan. Any Shares related to Awards under the Plan or awards under the Predecessor Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant under the Plan. Notwithstanding the foregoing, (a) upon the exercise of a stock-settled Stock Appreciation Right or net-settled Option, the number of Shares subject to the Award (or portion of the Award) that is then being exercised shall be counted against the maximum aggregate number of Shares that may be issued under the Plan as provided above, on the basis of one Share for every Share subject thereto, regardless of the actual number of Shares issued upon exercise and (b) any Shares withheld with respect to an Award (or, with respect to Restricted Stock, returned) in satisfaction of tax withholding obligations shall be counted as Shares issued.

In addition, any Shares related to Full Value Awards under the Plan or the Predecessor Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant of Full Value Awards under the Plan.

All of the reserved Shares may be used as ISOs.

The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

The following limits (“Award Limits”) shall apply to Awards (other than Converted Awards), dividends and dividend equivalent intended to qualify as Performance-Based Compensation:

(a) Options:    The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one Plan Year to any one Participant shall be three million (3,000,000).

(b) SARs:    The maximum number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one Plan Year to any one Participant shall be three million (3,000,000).

(c) Restricted Stock or Restricted Stock Units:    The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(d) Other Awards:    The maximum aggregate number of Shares with respect to which Other Awards may be granted in any one Plan Year to any one Participant shall be one million (1,000,000) and the maximum aggregate cash that may be payable with respect to Other Awards granted in any one Plan Year to any one Participant shall be fifteen million ($15,000,000) dollars.

(e) Dividends and Dividend Equivalents:    The maximum aggregate value of cash dividends (other than large, nonrecurring cash dividends) or dividend equivalents that any one Participant may receive pursuant to Awards in any one Plan Year shall not exceed six million ($6,000,000) dollars.

4.2 Adjustments in Authorized Shares.    In the event of any equity restructuring (within the meaning of FASB Accounting Standards Codification (ASC) 718 (formerly FAS 123R) that causes the per share value of Shares to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be made an equitable adjustment to: (a) the number and, if applicable, kind of shares that may be issued under the Plan or pursuant to any type of Award under the Plan, (b) the Award Limits, (c) the number and, if applicable, kind of shares subject to outstanding Awards and (d) as applicable, the Option Price or Grant Price of any then outstanding Awards. In the event of any other change in corporate structure or capitalization, such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall cause there to be made such equitable adjustments described in the foregoing sentence. Any fractional shares resulting from adjustments made pursuant to this Section 4.2 shall be eliminated. Any adjustment made pursuant to this Section 4.2 shall be conclusive and binding for all purposes of the Plan.

Except to the extent it would unintentionally cause Performance Based Compensation to fail to qualify for the performance based exception to Code Section 162(m), appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 13, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, share exchange, amalgamation, reorganization or similar transaction upon such terms and conditions as it may deem appropriate; provided, however, that no such issuance or assumption shall be made without affecting the number of Shares reserved or available hereunder if it would prevent the granting of ISOs under the Plan.

Article 5.    ELIGIBILITY AND PARTICIPATION

5.1 Eligibility.    Individuals eligible to participate in this Plan include all Employees and Directors.

5.2 Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine the form and amount of each Award.

5.3 Prior Participation.    Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by a Participant with the Predecessor Corporation shall be credited in full towards a Participant’s service and participation with the Corporation.

Article 6.    STOCK OPTIONS

6.1 Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

ISOs may not be granted following the ten-year (10) anniversary of the date the Plan was last approved by shareholders in a manner that satisfies the shareholder approval requirements applicable to ISOs. ISOs may be granted only to Employees.

6.2 Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3 Option Price.    The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options.    Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of its grant.

6.5 Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such terms and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment.    Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to an agent designated by the Company or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option may be exercised (and the Option Price may be satisfied) by (a) delivering cash or its equivalent, (b) tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price, (c) broker-assisted cashless exercise, (d) net exercise, (e) a combination of the foregoing or (f) by any other method approved by the Committee in its sole discretion. The Committee shall determine acceptable methods for tendering Shares as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Shares to exercise an Option as it deems appropriate.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment or Service as a Director.    The impact of a termination of a Participant’s employment on an Option’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Option grants or Participants. The impact of a termination on a Participant’s service as a Director on an Option’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Option grants or Participants.

6.9 Transferability of Options.    During his or her lifetime, only the Participant shall have the right to exercise the Options. After the Participant’s death, the Participant’s estate or beneficiary shall have the right to exercise such Options.

(a) Incentive Stock Options.    No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b) Nonqualified Stock Options.    Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Under no circumstances may an NQSO be transferable for value or consideration.

6.10 Notification of Disqualifying Disposition.    If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.    STOCK APPRECIATION RIGHTS

7.1 Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The SAR Grant Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement.    Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR.    The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided that, no SAR shall be exercisable later than the tenth (10th) anniversary of its grant.

7.4 Exercise of Freestanding SARs.    Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them; provided, however, such terms and conditions shall be subject to Section 7.1 as to grant price and Section 7.3 as to the term of the SAR.

7.5 Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

The difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; by

The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon a SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Termination of Employment or Service as a Director.    The impact of a termination of a Participant’s employment on a SAR’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among SAR grants or Participants. The impact of a termination on a Participant’s service as a Director on a SAR’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among SAR grants or Participants.

7.8 Nontransferability of SARs.    Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Under no circumstances may a SAR be transferable for value or consideration. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

7.9 Other Restrictions.    The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock or Restricted Stock Units.    Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Restricted Stock or Restricted Stock Unit Agreement.    Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Transferability.    Except as provided in this Article 8, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement.

8.4 Other Restrictions.    The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5 Voting Rights.    To the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6 Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the time and form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units; provided, however, that if dividends or dividend equivalents are granted with respect to any Shares of Restricted Stock or Restricted Share Units that are subject to performance goals, the dividends or dividend equivalents shall be accumulated or reinvested and paid following the time such performance goals are met, as set forth by the Committee in the applicable Award Agreement.

8.7 Termination of Employment or Service as a Director.    The impact of a termination of a Participant’s employment on a Restricted Stock or Restricted Stock Unit’s vesting and settlement shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Restricted Stock or Restricted Stock Unit grants or Participants. The impact of a termination of a Participant’s service as a Director on a Restricted Stock or Restricted Stock Unit’s vesting and settlement shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Restricted Stock or Restricted Stock Unit grants or Participants.

8.8 Section 83(b) Election.    The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.    OTHER AWARDS

The Committee may grant Other Awards, which may include, without limitation, unrestricted Shares, the payment of Shares in lieu of cash, the payment of cash based on attainment of Performance Goals, service conditions or other goals established by the Committee and the payment of Shares in lieu of cash under other Company incentive or bonus programs. Payment under or settlement of any such Other Awards shall be made in such manner, at such times and subject to such terms and conditions as the Committee may determine.

Article 10.    PERFORMANCE MEASURES

Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 10, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Measures:

(a) Net earnings;

(b) Earnings per share;

(c) Net sales growth;

(d) Net income (before or after taxes);

(e) Net operating profit;

(f) Return measures (including, but not limited to, return on assets, capital, equity, or sales);

(g) Cash flow (including, but not limited to, operating cash flow and free cash flow);

(h) Cash flow return on capital;

(i) Earnings before or after taxes, interest, depreciation, and/or amortization;

(j) Gross or operating margins;

(k) Productivity ratios;

(l) Share price (including, but not limited to, growth measures and total shareholder return);

(m) Expense targets;

(n) Margins;

(o) Operating efficiency;

(p) Customer satisfaction;

(q) Employee satisfaction metrics;

(r) Human resources metrics;

(s) Working capital targets; and

(t) EVA®.

Any Performance Measure(s) may be used to measure the performance of the Company or an Affiliate as a whole or any business unit of the Company or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (l) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 10.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 11.    BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 12.    RIGHTS OF PARTICIPANTS

12.1 Employment.    Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment or of the Board of Directors to terminate service as a Director at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and, accordingly, subject to Article 3 and Section 14.1, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

12.2 Participation.    No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.3 Rights as a Shareholder.    Except as otherwise provided in Section 8 of the Plan or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 13.    ACCELERATION EVENT

The Compensation Committee shall specify in each Participant’s Award Agreement the treatment of outstanding Awards upon an Acceleration Event; provided that any Converted Award will continue to apply the definition of “change in control” or “acceleration event” as provided in the Predecessor Corporation Equity Plan under which such Converted Award was originally granted, as adjusted pursuant to the terms of the Benefits and Compensation Matters Agreement.

Article 14.    AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

14.1 Amendment, Modification, Suspension, and Termination.    Subject to Section 14.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, except for a change or adjustment made pursuant to Section 4.2, no Option Price of an outstanding Option or Grant Price of an outstanding SAR shall be reduced (whether through amendment, cancellation or replacement of Awards with other Awards or other payments of cash or property) without shareholder approval.

14.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

14.3 Awards Previously Granted.    Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 15.    WITHHOLDING

15.1 Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding.    With respect to withholding required upon the exercise of Options, or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16.    SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 17.    GENERAL PROVISIONS

17.1 Forfeiture Events.    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.2 Legend.    The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

17.3 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

17.4 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.5 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.6 Securities Law Compliance.    With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.7 Registration and Listing.    The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Award with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

17.8 Delivery of Title.    The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

17.9 Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.10 Employees or Directors Based Outside of the United States.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates shall be covered by the Plan;

(b) Determine which Employees and/or Directors outside the United States are eligible to participate in the Plan;

(c) Modify the administrative terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 17.10 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

17.11 Uncertificated Shares.    To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

17.12 Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to ERISA.

17.13 No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

17.14 Retirement and Welfare Plans.    The value of compensation paid under this Plan will not be included as “compensation” for purposes of computing the benefits payable to any participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

17.15 Governing Law.    The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

ANNEX B

XYLEM ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1.	Purpose

The purpose of this Xylem Annual Incentive Plan for Executive Officers is to provide incentive compensation in the form of a cash award to executive officers of Xylem Inc. (the “Company”) for achieving specific pre-established performance objectives and to continue to motivate participating executive officers to achieve their business goals, while tying a portion of their compensation to measures affecting shareholder value; provided, however, that for purposes of grants made under the Predecessor Plan, the term “Company” shall include the ITT Corporation (the “Predecessor Corporation”) as the original grantor. The Incentive Plan seeks to enable the Company to continue to be competitive in its ability to attract and retain executive officers of the highest caliber.

The Xylem Annual Incentive Plan (the “Incentive Plan”) first became effective as of October 31, 2011 following the spin-off of Xylem Inc. from the Predecessor Corporation on October 31, 2011; provided, however, that for purposes of grants made under the Predecessor Plan, the term “Incentive Plan” shall include shall include the Predecessor Plan as it existed at the time of the grant. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Incentive Plan was created to govern the awards under the Predecessor Plan, as revised to reflect the spin-off from the Predecessor Corporation. The Incentive Plan shall remain in effect as provided in Article IX hereof, and participants shall receive full credit for their service and participation with the Predecessor Corporation as provided in Article IX hereof.

It is intended that compensation payable under the Incentive Plan will qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder, if such qualification is desired.

2.	Plan Administration

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, as constituted by the Board from time to time, shall be comprised completely of “outside directors” as defined under Section 162(m) of the Code.

The Committee shall have full power and authority to administer, construe and interpret the provisions of the Incentive Plan and to adopt and amend administrative rules and regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee considers appropriate.

Except with respect to matters which under Section 162 (m) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power, to the extent permitted by law, to delegate its authority to any officer or employee of the Company to administer and interpret the procedural aspects of the Incentive Plan, subject to the terms of the Incentive Plan, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Company and of counsel to the Company (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time; provided, however, that except as necessary to maintain an outstanding incentive award’s qualification as performance-based compensation under Section 162(m) of the Code (“Performance-Based Compensation”), no amendments shall adversely affect or impair the rights of any participant that have previously accrued hereunder, without the written consent of the participant. Unless otherwise prohibited by applicable law, any amendment required to cause an incentive award to qualify as Performance-Based Compensation may be made by the Committee. No amendment to the Incentive Plan may be made to alter the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 4 hereof or the maximum incentive award payable to any participant without shareholder approval unless shareholder approval of the amendment is not required in order for incentive awards paid to participants to constitute Performance-Based Compensation.

No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Incentive Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Incentive Plan, unless arising out of such person’s own fraud or bad faith.

3.	Eligible Executives

Executive officers of the Company and its subsidiaries, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, shall be eligible to participate in the Incentive Plan. The Committee shall select from all eligible executive officers, those to whom incentive awards shall be granted under the Incentive Plan.

4.	Plan Year, Performance Periods, Performance Measures and Performance Targets

Each fiscal year of the Incentive Plan (the “Plan Year”) shall begin on January 1 and end on December 31. The performance period (the “Performance Period”) with respect to which incentive awards may be payable under the Incentive Plan shall be the Plan Year unless the Committee designates one or more different Performance Periods.

The Committee shall establish the performance measures (the “Performance Measures”) to be used which may include, one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales (including organic revenue); (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets; (xix) total shareholder return; (xx) return on invested or total capital and (xxi) economic value added.

In addition, to the extent consistent with Section 162(m) of the Code, Performance Measures may be based upon other objectives such as negotiating transactions or sales, implementation of Company policy, development of long-term business goals or strategic plans, negotiation of significant corporate transactions, meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures; provided however, that the measurement of any such Performance Measures must be objectively determinable.

All Performance Measures shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be according to generally accepted accounting principles as in existence on the date on which the applicable Performance Period is established and without regard to any changes in such principles after such date (unless the modification of a Performance Measure to take into account such a change is pre-established in writing at the time the Performance Measures are established in writing by the Committee and/or the modification would not affect the ability of the incentive award to qualify as Performance-Based Compensation).

Notwithstanding the foregoing, incentive awards that are not intended to qualify as Performance-Based Compensation may be based on the Performance Measures described above or such other measures as the Committee may determine.

The Committee shall establish the performance targets (the “Performance Targets”) to be achieved which shall be based on one or more Performance Measures relating to the Company as a whole or to the specific businesses of the Company, subsidiaries, operating groups, or operating units, as determined by the Committee. Performance Targets may be established on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee also shall establish with respect to each incentive award an objective formula to be used in calculating the amount of incentive award each participant shall be eligible to receive. There may be a sliding scale of payment dependent upon the percentage levels of achievement of Performance Targets.

The Performance Measures and Performance Targets, which may be different with respect to each participant and each Performance Period, must be set forth in writing by the Committee within the first ninety (90) days of the applicable Performance Period or, if sooner, prior to the time when 25 percent of the relevant Performance Period has elapsed.

5.	Certification of Performance Targets and Calculation of Incentive Awards

After the end of each Performance Period, and prior to the payment for such Performance Period, the Committee must certify in writing the degree to which the Performance Targets for the Performance Period were achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the incentive award. The Committee shall calculate the amount of each participant’s incentive award for such Performance Period based upon the Performance Measures and Performance Targets for such participant. In establishing Performance Targets and Performance Measures and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The Committee shall have no authority or discretion to increase the amount of any participant’s incentive award as so determined to the extent such incentive award is intended to qualify as Performance-Based Compensation, but it may reduce the amount or totally eliminate any such incentive award if it determines in its absolute and sole discretion that such action is appropriate in order to reflect the participant’s performance or unanticipated factors during the Performance Period. The Committee shall have the authority to increase or decrease the amount of an incentive award to the extent the incentive award is not intended to qualify as Performance-Based Compensation.

The maximum payment that may be made with respect to incentive awards under the Plan to any participant in any one calendar year shall be $8,000,000; provided, however, that this limitation shall not apply with respect to any incentive award that is paid in a calendar year prior to the year it would ordinarily be paid because of an Acceleration Event or other transaction or event that provides for accelerated payment of an incentive award.

6.	Payment of Awards

Approved incentive awards shall be payable by the Company in cash to each participant, or to the participant’s estate in the event of the participant’s death, as soon as practicable (and in any event no later than 21/2 months) after the end of each Performance Period. No incentive award that is intended to qualify as Performance-Based Compensation may be paid under the Incentive Plan until the Committee has certified in writing that the relevant Performance Targets were achieved. If a participant is not an employee on the last day of the Performance Period, the Committee shall have sole discretion to determine what portion, if any, the participant shall be entitled to receive with respect to any award for the Performance Period. The Committee shall have the authority to adopt appropriate rules and regulations for the administration of the Incentive Plan in such termination cases.

The Company retains the right to deduct from any incentive awards paid under the Incentive Plan any Federal, state, local or foreign taxes required by law to be withheld with respect to such payment.

Notwithstanding the above, no incentive awards shall be paid under the Incentive Plan unless the Incentive Plan is approved by the requisite shareholders of the Company.

7.	Other Terms and Conditions

Any award made under this Incentive Plan shall be subject to the discretion of the Committee. No person shall have any legal claim to be granted an award under the Incentive Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, incentive awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Incentive awards granted under the Incentive Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

Nothing contained in the Incentive Plan shall give any participant the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of a participant.

8.	Acceleration Event.

An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of the Company (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company, or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving the Company, other than a consolidation, business combination or merger involving the Company in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, (iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than the Company or any subsidiary of the Company or any employee benefit plan (or related trust) sponsored by the Company or a subsidiary of the Company) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.

Upon the occurrence of such Acceleration Event, the Performance Measures for each Performance Period with respect to which incentive awards may be payable under the Incentive Plan shall be deemed to be achieved at the greater of (i) the Performance Target established for such Performance Measures or (ii) the Company’s actual achievement of such Performance Measures as of the Acceleration Event. Payment of the incentive awards, for the full year, will be made to each participant, in cash, within five (5) business days following such Acceleration Event.

9.	Miscellaneous.

The Incentive Plan shall be effective October 31, 2011 subject to the approval of the requisite shareholders of the Company. Once approved, the Incentive Plan shall remain in effect unless/until terminated by the Board; provided, however, that if an Acceleration Event has occurred no amendment or termination shall impair the rights of any participant with respect to any prior award.

This Incentive Plan shall be construed and governed in accordance with the laws of the State of New York.

Notwithstanding any other provision of the Incentive Plan to the contrary, all prior service and participation by a participant with the Predecessor Corporation shall be credited in full towards a participant’s service and participation with the Company.

ANNEX C

BLACKLINED TO REFLECT PROPOSED CHANGES TO THE

ARTICLES OF INCORPORATION OF XYLEM INC.

~~SECOND~~THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

XYLEM INC.

ARTICLE FIRST

The name of the corporation is Xylem Inc. (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Indiana is 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law (“IBCL”).

ARTICLE FOURTH

(a) The aggregate number of shares of stock that the Corporation shall have authority to issue is 800,000,000 shares, consisting of 750,000,000 shares designated “Common Stock” and 50,000,000 shares designated “Preferred Stock”. The shares of Common Stock shall have a par value of $0.01 per share, and the shares of Preferred Stock shall not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of the Corporation, the shares of Preferred Stock shall be deemed to have a par value of $.01 per share.

(b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine the preferences, limitations and relative voting and other rights of any such class or series of Preferred Stock, with such divisions and determinations to be accomplished by an amendment to these Amended and Restated Articles of Incorporation (“Articles of Incorporation”) which amendment may, except as otherwise provided by law, be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.

(c) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. No holder of shares of Common Stock will be permitted to cumulate votes at any election of directors.

(d) Subject to all the rights of the holders of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of the Preferred Stock, the remaining assets of the Corporation available for distribution shall be distributed to the holders of the Common Stock ratably according to the number of shares of Common Stock held by such holder.

ARTICLE FIFTH

(a) The number of directors constituting the Board of Directors of the Corporation shall be not less than three nor more than twenty-five, with the exact number to be fixed from time to time solely by resolution of the Board of Directors acting by not less than a majority of the directors in office. Prior to the annual meeting of shareholders to be held in 2016 (the “2016 Annual Meeting”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of shareholders prior to the 2016 Annual Meeting, each class of directors whose term shall then expire shall be elected to hold office for a three-year term. All directors of the Corporation elected at or after the 2016 Annual Meeting shall be elected for a term expiring at the next annual meeting of shareholders, with each such director to hold office until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. Notwithstanding the foregoing, any director whose term expires at the annual meeting of shareholders scheduled to be held in 2017 or 2018 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

(b) In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by the Board of Directors with the director so elected to serve (i) in the case of any vacancy so filled prior to the 2016 Annual Meeting, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned, with each such director to hold office until his or her successor is elected and qualified and (ii) in the case of any vacancy so filled at or after the 2016 Annual Meeting, until the next annual meeting of shareholders, with each such director to hold office until his or her successor is elected and qualified. Until the 2016 Annual Meeting, if the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

(c) In a contested election of directors (i.e. any election where the number of nominees exceeds the number of directors to be elected), directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. In an uncontested election of directors, directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Any director or directors may be removed from office at any time, but only for cause and only upon the affirmative vote of at least a majority of the shares then entitled to vote at a meeting called, and notice provided, in accordance with the IBCL, these Articles of Incorporation and the By-laws of the Corporation.

(d) Special meetings of shareholders of the Corporation may be called ~~only~~(i) by the Chairman of the Board of Directors ~~or~~, (ii) by a majority vote of the entire Board of Directors, or (iii) by the Secretary of the Corporation upon the written request of the holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting in accordance with the procedures and other requirements set forth in the By-laws of the Corporation.

(e) Holders of the Common Stock of the Corporation shall not have any preemptive rights to subscribe for additional issues of shares of Common Stock of the Corporation except as may be agreed from time to time by the Corporation and any such shareholder.

(f) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock.

ARTICLE SIXTH

To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for any action taken as a director or officer, or any failure or omission to take any action, regardless of the nature of the breach or alleged breach, including any breach or alleged breach of the duty of care, the duty of loyalty or the duty of good faith. Any repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE SEVENTH

The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation’s debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE EIGHTH

Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting of the Board of Directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board of Directors.

ARTICLE NINTH

The Corporation reserves the right to supplement, amend or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Indiana, and all rights conferred on shareholders herein are granted subject to this reservation.

ANNEX D

BLACKLINED TO REFLECT PROPOSED CHANGES TO THE BY-LAWS OF XYLEM INC.

SECOND AMENDED AND RESTATED

BY-LAWS

of

XYLEM INC.

1. SHAREHOLDERS.

1.1. Place of Shareholders’ Meetings.    All meetings of the shareholders of Xylem Inc. (the “Corporation”) shall be held at such place or places, within or outside the state of Indiana, as may be fixed by the Corporation’s Board of Directors (the “Board”, and each member thereof a “Director”) from time to time or as shall be specified in the respective notices thereof.

1.2. Day and Time of Annual Meetings of Shareholders.    An annual meeting of shareholders shall be held at such place (within or outside the state of Indiana), date and hour as shall be determined by the Board and designated in the notice thereof. Failure to hold an annual meeting of shareholders at such designated time shall not affect otherwise valid corporate acts or work a forfeiture or dissolution of the Corporation.

1.3. Purposes of Annual Meetings.    (a) At each annual meeting, the shareholders shall elect the members of the Board for the succeeding term. At any such annual meeting any business properly brought before the meeting may be transacted.

(b) To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary, received at the principal executive offices of the Corporation, not less than 90 calendar days nor more than 120 calendar days prior to the date of the Corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received not earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of a meeting commence a new time period, or extend any time period, for the giving of written notice. Any such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or By-laws of the Corporation, the language of the proposed amendment, (ii) the name and address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (iv) any material interest of the shareholder, and the beneficial owner, if any, on whose behalf the proposal is made, in such business, (v) if the shareholder or beneficial owner, if any, intends or is part of a group that intents to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or (y) otherwise solicit proxies or votes in support of such shareholder’s proposal, a representation to that effect, (vi) any other information relating to such shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal, pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the shareholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “Proponent Persons”, which term, for purposes of Section 2.2 herein, shall include each nominee (and his or her respective affiliates or associates and/or any others acting in concert with such nominee) and shall be defined as if the foregoing clause had, in each case, replaced the word “proposal” with the word “nomination”); and (viii) a description of any agreement, arrangement or understanding (including without limitation any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, or other instrument) to which any Proponent Person is a party, the intent or effect of which may be (x) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (y) to increase or decrease the voting power of any Proponent Person with respect to shares of any class or series of capital stock of the Corporation and/or (z) to provide any Proponent Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of the Corporation. A shareholder providing notice of business proposed to be brought before a meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is fifteen calendar days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than ten calendar days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of fifteen calendar days prior to the meeting or any adjournment or postponement thereof). The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such shareholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that, if such shareholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. No business shall be conducted at an annual meeting of shareholders except in accordance with this Section 1.3(b), and the chairman of any annual meeting of shareholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (v) of the preceding sentence.

1.4. Special Meetings of Shareholders.    (a) Except as otherwise expressly required by applicable law, special meetings of the shareholders or of any class or series entitled to vote may be called for any purpose or purposes by: (i) the Chairman, (ii) by a majority vote of the entire Board, or (iii) the Secretary upon the written request of the holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation (the “Requisite Percentage”), in each case in compliance with these By-laws and the Corporation’s Articles of Incorporation to be held at such place (within or outside the state of Indiana), date and hour as shall be determined by the Board and designated in the notice thereof. Except as otherwise provided in this Section 1.4, a special meeting held following a Special Meeting Request (as defined below), to the extent practicable, shall be held not more than 90 days after the date on which a valid Special Meeting Request constituting the Requisite Percentage is received by the Secretary. Only such business as specified in the notice of such special meeting of the shareholders shall come before such meeting.

~~(b) Special meetings shall be held at such date, time and place as may be fixed by the Board in accordance with these by-laws.~~

(b) A request for a special meeting by the shareholders of the Corporation pursuant to this Section 1.4 (a “Special Meeting Request”) shall be delivered personally or sent by United States mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be signed and dated by each shareholder of record (or a duly authorized agent of such shareholder) requesting the special meeting (each, a “Requesting Shareholder”) and shall include (i) all information required to be provided by a shareholder proposing business or nominating directors at an annual meeting pursuant to Section 1.3(b) or Section 2.2 hereof, as applicable, including all information required with respect to a Proponent Person under Section 1.3(b)(i) through (viii) or Section 2.2(a) through (h) thereof, as applicable, and all updates required thereunder, (ii) a representation that each Requesting Shareholder, or one or more representatives of each such shareholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (iii) an agreement by the Requesting Shareholders to notify the Corporation promptly in the event of any decrease in the number of shares of Common Stock held by the Requesting Shareholders following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request to the extent of such reduction; and (iv) documentary evidence that the Requesting Shareholders own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the shareholder(s) of record submitting the Special Meeting Request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, each Requesting Shareholder shall promptly provide any other information reasonably requested by the Corporation. Compliance by the Requesting Shareholder or group of Requesting Shareholders with the requirements of this Section and related provisions of these By-laws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Corporation and the shareholders.

(c) Notwithstanding anything to the contrary in this Section 1.4:

(i) A Special Meeting Request shall not be valid, and a special meeting requested by shareholders shall not be held, if (A) such Special Meeting Request does not comply with these By-laws, or relates to an item of business that is not a proper subject for shareholder action under applicable law, (B) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting of shareholders, (C) an identical or substantially similar item, other than the election of directors (as determined in good faith by the Board, a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of shareholders held within 90 days prior to receipt by the Corporation of such Special Meeting Request, (D) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the shareholders that has been called but not yet held or that is called for a date that is within 90 days of the receipt by the Corporation of a Special Meeting Request, or (E) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Act, or other applicable law.

(ii) Business transacted at any shareholder requested special meeting shall be limited to the purpose(s) stated in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the shareholders at any shareholder requested special meeting so long as such Board submissions are specified in the notice of such special meeting. If none of the Requesting Shareholders who submitted the Special Meeting Request appears at or sends a representative to the shareholder requested special meeting to present the matters to be presented for consideration that were specified in the Shareholder Meeting Request, the Corporation need not present such matters for a vote at such meeting.

(iii) Any Requesting Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the shareholder requested special meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from the holders of the Requisite Percentage of shareholders, or there is a decrease in the number of shares of Common Stock held by the Requesting Shareholders following the delivery of their Special Meeting Request, and in each case, as a result of such revocation(s) or decrease, as applicable, there no longer are valid unrevoked Special Meeting Request(s) meeting the Requisite Percentage of shareholders to call a special meeting, the Board shall have the discretion to determine whether or not to proceed with the shareholder requested special meeting.

1.5. Notice of Meetings of Shareholders.    Except as otherwise expressly required or permitted by applicable law, not less than ten days nor more than sixty days before the date of every shareholders’ meeting the Secretary shall give to each shareholder of record entitled to vote at such meeting written notice stating the place, day and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and indication that notice is being issued by or at the direction of the person or persons calling the meeting. Except as provided in Section 1.6(d) or as otherwise expressly required by applicable law, notice of any adjourned meeting of shareholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken. Any notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the shareholder at the address for notices to such shareholder as it appears on the records of the Corporation.

1.6. Quorum of Shareholders.    (a) Unless otherwise expressly required by applicable law, at any meeting of the shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of votes thereat shall constitute a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by the Corporation, shall neither be counted for the purpose of determining the presence of a quorum nor entitled to vote at any meeting of the shareholders.

(b) At any meeting of the shareholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer presiding thereat shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting other than announcement at the meeting shall not be required to be given, except as provided in Section 1.6(d) below and except where expressly required by applicable law.

(c) At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called, but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless a new record date is fixed by the Board.

(d) If a new date, time and place of an adjourned meeting is not announced at the original meeting before adjournment, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in the manner specified in Section 1.5 to each shareholder of record entitled to vote at the meeting.

1.7. Chairman and Secretary of Meeting.    The Chairman or, in his or her absence, another officer of the Corporation designated by the Chairman, shall preside at meetings of the shareholders. The Secretary shall act as secretary of the meeting, or in the absence of the Secretary, an Assistant Secretary shall so act, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

1.8. Voting by Shareholders.    (a) Except as otherwise expressly required by applicable law, at every meeting of the shareholders each shareholder shall be entitled to the number of votes specified in the Articles of Incorporation, in person or by proxy, for each share of stock standing in his or her name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5.6 of these By-laws as the record date for the determination of the shareholders who shall be entitled to receive notice of and to vote at such meeting.

(b) When a quorum is present at any meeting of the shareholders, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless express provision of law or the Articles of Incorporation require a greater number of affirmative votes.

(c) Except as required by applicable law, the vote at any meeting of shareholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by his or her proxy, if there be such proxy, and shall state the number of shares voted.

1.9. Proxies.    Any shareholder entitled to vote at any meeting of shareholders may vote either in person or by proxy. A shareholder may authorize a person or persons to act for the shareholder as proxy by (i) the shareholder or the shareholder’s designated officer, director, employee or agent executing a writing by signing it or by causing the shareholder’s signature or the signature of the designated officer, director, employee or agent of the shareholder to be affixed to the writing by any reasonable means, including by facsimile signature; (ii) the shareholder transmitting or authorizing the transmission of an electronic submission which may be by any electronic means, including data and voice telephonic communications and computer network to (a) the person who will be the holder of the proxy; (b) a proxy solicitation firm; or (c) a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission, which electronic submission must either contain or be accompanied by information from which it can be determined that the electronic submission was transmitted by or authorized by the shareholder; or (iii) any other method allowed by law.

1.10. Inspectors.    (a) The election of Directors and any other vote by ballot at any meeting of the shareholders shall be supervised by at least two inspectors. Such inspectors may be appointed by the Chairman before or at the meeting. If the Chairman shall not have so appointed such inspectors or if one or both inspectors so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

(b) The inspectors shall (i) ascertain the number of shares of the Corporation outstanding and the voting power of each, (ii) determine the shares represented at any meeting of shareholders and the validity of the proxies and ballots, (iii) count all proxies and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all proxies and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties.

1.11. List of Shareholders.    (a) At least five business days before every meeting of shareholders, the Corporation shall cause to be prepared and made a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order by voting group, if any, and showing the address of each shareholder and the number of shares registered in the name of each shareholder.

(b) During ordinary business hours for a period of at least five business days prior to the meeting, such list shall be open to examination by any shareholder for any purpose germane to the meeting, either at the Corporation’s principal office or a place identified in the meeting notice in the city where the meeting will be held.

(c) The list shall also be produced and kept at the time and place of the meeting, and it may be inspected during the meeting by any shareholder or the shareholder’s agent or attorney authorized in writing.

(d) The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by this Section 1.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

1.12. Confidential Voting.    (a) Proxies and ballots that identify the votes of specific shareholders shall be kept in confidence by the tabulators and the inspectors of election unless (i) there is an opposing solicitation with respect to the election or removal of Directors, (ii) disclosure is required by applicable law, (iii) a shareholder expressly requests or otherwise authorizes disclosure, or (iv) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes.

(b) The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies and ballots shall be advised of this By-law and instructed to comply herewith.

(c) The inspectors of election shall certify, to the best of their knowledge based on due inquiry, that proxies and ballots have been kept in confidence as required by this Section 1.12.

2. DIRECTORS.

2.1. Powers of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all the powers of the Corporation except such as are by applicable law, the Articles of Incorporation or these By-laws required to be exercised or performed by the shareholders.

2.2. Number, Method of Election, Terms of Office of Directors.    The number of Directors which shall constitute the whole Board shall be such as set forth in, and as determined in accordance with, the Articles of Incorporation.

Prior to the annual meeting of shareholders to be held in 2016 (the “2016 Annual Meeting”), the Directors shall be divided into three classes as nearly equal in number as possible as provided in the Articles of Incorporation. At each annual meeting of shareholders prior to the 2016 Annual Meeting, each class of Directors whose term shall then expire shall be elected to hold office for a three-year term. All Directors elected at or after the 2016 Annual Meeting shall be elected for a term expiring at the next annual meeting of shareholders, with each such Director to hold office until such Director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. Notwithstanding the foregoing, any Director whose term expires at the annual meeting of shareholders scheduled to be held in 2017 or 2018 shall continue to hold office until the end of the term for which such Director was elected and until such Director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. Directors need not be shareholders of the Corporation or citizens of the United States of America.

Nominations of persons for election as Directors may be made by the Board or by any shareholder who is a shareholder of record at the time of giving of the notice of nomination provided for in this Section 2.2 and who is entitled to vote for the election of Directors. Any shareholder of record entitled to vote for the election of Directors at a meeting may nominate a person or persons for election as Directors only if written notice of such shareholder’s intent to make such nomination is given in accordance with the procedures for bringing business before the meeting set forth in Section 1.3(b) or Section 1.4 of these By-laws, as applicable, either by personal delivery or by United States mail, postage prepaid, to the Secretary, received at the principal executive offices of the Corporation, ~~not later than~~ and (i) with respect to an election to be held at an annual meeting of shareholders, received not less than 90 calendar days nor more than 120 calendar days prior to the date the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received not earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors~~,~~ called by the Chairman or the Board pursuant to Section 1.4(a) or (b) of these By-laws, received not earlier than 120 calendar days prior to such special meeting and not later than 90 calendar days prior to such special meeting or 10 calendar days following the date on which public announcement of the date of the special meeting is first made and of the nominees to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a meeting commence a new time period, or extend any time period, for the giving of written notice. Any such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder, any beneficial owner on whose behalf the nomination is made and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each shareholder, the beneficial owner, if any, on whose behalf the nomination is made and nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission in connection with solicitations of proxies for the election of directors in an election contest; (e) the consent of each nominee to serve as a Director if so elected;(f) if the shareholder or beneficial owner, if any, intends to (x) deliver a proxy statement and/or form of proxy to the holders of at least the percent of the Corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise solicit proxies of votes from shareholders in support of such shareholder’s nominee(s), a representation to that effect; (g) a description of any agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of stock of the Corporation between or among the Proponent Persons; and (h) a description of any agreement, arrangement or understanding (including without limitation any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell or other instrument) to which any Proponent Person is a party, the intent or effect of which may be (x) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (y) to increase or decrease the voting power of any Proponent Person with respect to shares of any class or series of capital stock of the Corporation and/or (z) to provide any Proponent Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of the Corporation. A shareholder providing notice of a proposed nomination shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is fifteen calendar days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five calendar days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than ten calendar days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of fifteen calendar days prior to the meeting or any adjournment or postponement thereof). The chairman of any meeting of shareholders to elect Directors and the Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made the representation required by (f) of the preceding sentence. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

In an uncontested election (i.e. any election in which the number of nominees does not exceed the number of Directors to be elected), Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Any Director nominee that does not receive the requisite votes shall not be elected. Any Director nominee who fails to be elected but who is a Director at the time of the election shall promptly provide a written resignation to the Chairman or the Secretary and remain a Director until a successor shall have been elected and qualified (a “Holdover Director”).

The Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning the vote and the best interests of the Corporation and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken.

The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board Meeting or within 90 days after certification of the shareholder vote, whichever is earlier.

The Board will promptly publicly disclose its decision (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) and the reasons for its decision.

Any Holdover Director who tenders a resignation shall not participate in the Nominating and Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. If a Holdover Director’s resignation is not accepted, such Holdover Director shall continue to serve until his or her successor is duly elected and qualified or his or her earlier resignation or removal. If a Holdover Director’s resignation is accepted, then the Board may fill the resulting vacancy, or decrease the size of the Board, pursuant to the provisions of Article Fifth of the Articles of Incorporation.

If each member of the Nominating and Governance Committee receives less than a majority of the votes cast at the same election, then the Board shall appoint a committee composed of three independent Directors (with an independent Director being a Director that has been determined by the Board to be “independent” under such criteria as it deems applicable, including, without limitation, applicable New York Stock Exchange rules and regulations and other applicable law) who received more than a majority of the votes cast to consider the resignation offers and recommend to the Board whether to accept the offers. However, if there are fewer than three independent Directors who receive a majority or more of the votes cast in the same election then the Board will promptly consider the resignation and all relevant facts and circumstances concerning the vote and the best interests of the Corporation and its shareholders and act no later than its next regularly scheduled Board Meeting or within 90 days after certification of the shareholder vote, whichever is earlier. If all Directors receive less than a majority of the votes cast at the same election, the election shall be treated as a contested election and the majority vote requirement shall be inapplicable.

2.3. Vacancies on Board.    (a) Any Director may resign from office at any time by delivering a written resignation to the Chairman or the Secretary. The resignation will take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(b) Any vacancy resulting from the death, retirement, resignation, or removal of a Director and any newly created Directorship resulting from any increase in the authorized number of Directors may be filled by vote of a majority of the Directors then in office, though less than a quorum. In the case of any vacancy so filled prior to the 2016 Annual Meeting, any Director so chosen shall hold office for the remainder of the term of the Director being replaced or, in the event of an increase in the number of Directors, of the class to which he or she is assigned, with each such Director to hold office until his or her successor is duly elected and qualified, or until his or her earlier death, retirement, resignation or removal. In the case of any vacancy so filled at or after the 2016 Annual Meeting, any Director so chosen shall serve until the next annual meeting of shareholders, with such Director to hold office until such Director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by applicable law.

2.4. Meetings of the Board.    (a) The Board may hold its meetings, both regular and special, either within or outside the state of Indiana, at such places as from time to time may be determined by the Board or as may be designated in the respective notices or waivers of notice thereof.

(b) Regular meetings of the Board shall be held at such times and at such places as from time to time shall be determined by the Board.

(c) The first meeting of each newly elected Board shall be held as soon as practicable after the annual meeting of the shareholders and shall be for the election of officers and the transaction of such other business as may come before it.

(d) Special meetings of the Board shall be held whenever called by direction of the Chairman or at the request of Directors constituting one-third of the number of Directors then in office.

(e) Members of the Board or any Committee of the Board may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(f) The Secretary shall give notice to each Director of any meeting of the Board by mailing the same at least two days before the meeting or by telegraphing or delivering the same not later than the day before the meeting. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board. No notice of any adjourned meeting need be given. No notice to or waiver by any Director shall be required with respect to any meeting at which the Director is present.

2.5. Quorum and Action.    Except as otherwise expressly required by applicable law, the Articles of Incorporation or these By-laws, at any meeting of the Board, the presence of at least one-third of the entire Board shall constitute a quorum for the transaction of business; but if there shall be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. Unless otherwise provided by applicable law, the Articles of Incorporation or these By-laws, the vote of a majority of the Directors present (and not abstaining) at any meeting at which a quorum is present shall be necessary for the approval and adoption of any resolution or the approval of any act of the Board.

2.6. Presiding Officer and Secretary of Meeting.    The Chairman or, in the absence of the Chairman, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the presiding officer may appoint a secretary of the meeting.

2.7. Action by Consent without Meeting.    Any action required or permitted to be taken at any meeting of the Board or of any Committee thereof may be taken without a meeting if all members of the Board or Committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of their proceedings.

2.8. Standing Committees.    By resolution adopted by a majority of the entire Board, the Board may, from time to time, establish such Standing Committees (including, without limitation, an Audit Committee, a Compensation and Personnel Committee and a Nominating and Governance Committee) with such powers of the Board as it may consider appropriate, consistent with applicable law, the Articles of Incorporation and these By-laws and which are specified by resolution or by committee charter approved by a majority of the entire Board. By resolution adopted by a majority of the entire Board, the Board shall elect, from among its members, individuals to serve on such Standing Committees established by this Section 2.8.

2.9. Other Committees.    By resolution passed by a majority of the entire Board, the Board may also appoint from among its members such other Committees as it may from time to time deem desirable and may delegate to such Committees such powers of the Board as it may consider appropriate, consistent with applicable law, the Articles of Incorporation and these By-laws. Except to the extent inconsistent with the resolutions creating a Committee, Sections 2.4, 2.5, 2.7 and 10 of these By-laws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements and telephone participation in meetings of the Board, shall apply to each Committee (including any Standing Committee) and its members as well.

2.10. Compensation of Directors.    Unless otherwise restricted by the Articles of Incorporation or these By-laws, Directors shall receive for their services on the Board or any Committee thereof such compensation and benefits, including the granting of options, together with expenses, if any, as the Board may from time to time determine. The Directors may be paid a fixed sum for attendance at each meeting of the Board or Committee thereof and/or a stated annual sum as a Director, together with expenses, if any, of attendance at each meeting of the Board or Committee thereof. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

2.11. Mandatory Classified Board Structure.    The provisions of IC 23-1-33-6(c) shall not apply to the Corporation.

3. OFFICERS.

3.1. Officer, Titles, Elections, Terms.    (a) The Board may from time to time elect a Chairman, a Chief Executive, a Vice Chairman, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Corporate Vice Presidents, a Chief Financial Officer, a Chief Accounting Officer, a Controller, a Treasurer, a Secretary, a General Counsel, one or more Assistant Controllers, one or more Assistant Treasurers, one or more Assistant Secretaries, and one or more Deputy General Counsels, to serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election and until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

(b) The Board may elect or appoint at any time such other officers or agents with such duties as it may deem necessary or desirable. Such other officers or agents shall serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election or appointment and, in the case of such other officers, until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. Each such officer or agent shall have such authority and shall perform such duties as may be provided herein or as the Board may prescribe. The Board may from time to time authorize any officer or agent to appoint and remove any other such officer or agent and to prescribe such person’s authority and duties.

(c) No person may be elected or appointed an officer who is not a citizen of the United States of America if such election or appointment is prohibited by applicable law or regulation.

(d) Any vacancy in any office may be filled for the unexpired portion of the term by the Board. Each officer elected or appointed during the year shall hold office until the next annual meeting of the Board at which officers are regularly elected or appointed and until his or her successor is elected or appointed and qualified or until his or her earlier death, retirement, resignation or removal.

(e) Any officer or agent elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the entire Board.

(f) Any officer may resign from office at any time. Such resignation shall be made in writing and given to the President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

3.2. General Powers of Officers.    Except as may be otherwise provided by applicable law or in Article 6 or Article 7 of these By-laws, the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Corporate Vice President, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, the Controller, the Treasurer and the Secretary, or any of them, may (i) execute and deliver in the name of the Corporation, in the name of any Division of the Corporation or in both names any agreement, contract, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any Division of the Corporation, including without limitation agreements or contracts with any government or governmental department, agency or instrumentality, and (ii) delegate to any employee or agent the power to execute and deliver any such agreement, contract, instrument, power of attorney or other document.

3.3. Powers of the Chairman or Chief Executive.    The Chairman shall be the Chief Executive (as defined in Section 3.11) of the Corporation unless the Board specifically elects the President to be Chief Executive of the Corporation, in which case the President shall be the Chief Executive. If either the Chairman or the President is the Chief Executive, then he or she shall report directly to the Board. Except in such instances as the Board may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board, the Chief Executive shall manage and direct the business and affairs of the Corporation and shall communicate to the Board and any Committee thereof reports, proposals and recommendations for their respective consideration or action. He or she may do and perform all acts on behalf of the Corporation. The Chairman (whether or not the Chief Executive) shall preside at meetings of the Board and the shareholders.

3.4. Powers and Duties of a Vice Chairman.    A Vice Chairman shall have such powers and perform such duties as the Board or the Chairman may from time to time prescribe or as may be prescribed in these By-laws.

3.5. Powers and Duties of the President.    Unless the President is Chief Executive, the President shall have such powers and perform such duties as the Board or the Chairman may from time to time prescribe or as may be prescribed in these By-laws. If the President is the Chief Executive, then Section 3.3 shall be applicable.

3.6. Powers and Duties of Executive Vice Presidents, Senior Vice Presidents and Corporate Vice Presidents.    Executive Vice Presidents, Senior Vice Presidents and Corporate Vice Presidents shall have such powers and perform such duties as the Board, the Chairman, or the Chief Executive may from time to time prescribe or as may be prescribed in these By-laws.

3.7. Powers and Duties of the Chief Financial Officer.    The Chief Financial Officer shall have such powers and perform such duties as the Board, the Chairman, Chief Executive, or any Vice Chairman may from time to time prescribe or as may be prescribed in these By-laws. The Chief Financial Officer shall cause to be prepared and maintained (i) a stock ledger containing the names and addresses of all shareholders and the number of shares of each class and series held by each and (ii) the list of shareholders for each meeting of the shareholders as required by Section 1.11 of these By-laws. The Chief Financial Officer shall be responsible for the custody of all stock books and of all unissued stock certificates.

3.8. Powers and Duties of the Chief Accounting Officer, Controller and Assistant Controllers.    (a) The Chief Accounting Officer, Controller or the Corporate Vice President, Finance, as determined by the Chief Financial Officer, shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation. The Chief Accounting Officer, Controller, or the Corporate Vice President,

Finance as determined by the Chief Financial Officer, shall prepare and render such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chairman or the Chief Executive may require, and shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of the Chief Accounting Officer, Controller, or the Corporate Vice President, Finance.

(b) Each Assistant Controller shall perform such duties as from time to time may be assigned by the Controller or by the Board. In the event of the absence, incapacity or inability to act of the Controller, then any Assistant Controller may perform any of the duties and may exercise any of the powers of the Controller.

3.9. Powers and Duties of the Treasurer and Assistant Treasurers.    (a) The Treasurer shall have the care and custody of all the funds and securities of the Corporation except as may be otherwise ordered by the Board, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board, the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board, the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer, and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board, the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer.

(b) The Treasurer, any Assistant Treasurer or such other person or persons as may be designated for such purpose by the Board, the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.

(c) The Treasurer, any Assistant Treasurer or such other person or persons as may be designated for such purpose by the Board, the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer (i) may sign all receipts and vouchers for payments made to the Corporation, (ii) shall render a statement of the cash account of the Corporation to the Board as often as it shall require the same; and (iii) shall enter regularly in books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.

(d) The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of Treasurer. Each Assistant Treasurer shall perform such duties as may from time to time be assigned by the Treasurer or by the Board. In the event of the absence, incapacity or inability to act of the Treasurer, then any Assistant Treasurer may perform any of the duties and may exercise any of the powers of the Treasurer.

3.10. Powers and Duties of the Secretary and Assistant Secretaries.    (a) The Secretary shall keep the minutes of all proceedings of the shareholders, the Board and the Committees of the Board. The Secretary shall attend to the giving and serving of all notices of the Corporation, in accordance with the provisions of these By-laws and as required by applicable law. The Secretary shall be the custodian of the seal of the Corporation. The Secretary shall affix or cause to be affixed the seal of the Corporation to such contracts, instruments and other documents requiring the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of Secretary.

(b) Each Assistant Secretary shall perform such duties as may from time to time be assigned by the Secretary or by the Board. In the event of the absence, incapacity or inability to act of the Secretary, then any Assistant Secretary may perform any of the duties and may exercise any of the powers of the Secretary.

3.11. Applicable Definition.    As used in these By-laws, the term “Chief Executive” shall refer to the Chairman unless the President is elected to be the Chief Executive, pursuant to Section 3.3, in which case the term “Chief Executive” shall refer to the President.

4. INDEMNIFICATION.

4.1.(a) Right to Indemnification.    The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who is or was a Director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that the foregoing shall not apply to a Director or officer of the Corporation with respect to a Proceeding that was commenced by such Director or officer prior to a Change in Control (as defined in Section 4.4(e)(i) of this Article 4). Any Director or officer of the Corporation entitled to indemnification as provided in this Section 4.1(a) is hereinafter called an “Indemnitee”. Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect and the other provisions of this Article 4.

(b) Effect of Amendments.    Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article 4 (including, without limitation, this Section 4.1(b)) shall adversely affect the rights of any Director or officer under this Article 4 (i) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision or (ii) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such Director or officer.

4.2. Insurance, Contracts and Funding.    The Corporation may purchase and maintain insurance to protect itself and any indemnified person against any expenses, judgments, fines and amounts paid in settlement as specified in Section 4.1(a) or Section 4.5 of this Article 4 or incurred by any indemnified person in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation or any director, officer, employee, fiduciary or agent of any Covered Entity in furtherance of the provisions of this Article 4 and may create a trust fund or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 4.

4.3. Indemnification; Not Exclusive Right.    The right of indemnification provided in this Article 4 shall not be exclusive of any other rights to which any indemnified person may otherwise be entitled, and the provisions of this Article 4 shall inure to the benefit of the heirs and legal representatives of any indemnified person under this Article 4 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 4, whether arising from acts or omissions occurring before or after such adoption.

4.4. Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.    In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Article 4:

(a) Advancement of Expenses.    All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Any such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include any written affirmation or undertaking required by applicable law in effect at the time of such advance.

(b) Procedures for Determination of Entitlement to Indemnification.    (i) To obtain indemnification under this Article 4, an Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(ii) The Indemnitee’s entitlement to indemnification under this Article 4 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change in Control (as hereinafter defined) shall have occurred and the Indemnitee so requests or (y) a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the shareholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the shareholders for their determination); or (D) as provided in Section 4.4(c) of this Article 4.

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.4(b)(ii), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

(c) Presumptions and Effect of Certain Proceedings.    Except as otherwise expressly provided in this Article 4, if a Change in Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4.4(b) of this Article 4, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4.4(b) of this Article 4 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 4.1 of this Article 4, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(d) Remedies of Indemnitee.    (i) In the event that a determination is made pursuant to Section 4.4(b) of this Article 4 that the Indemnitee is not entitled to indemnification under this Article 4, (A) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the state of Indiana or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration the Corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control).

(ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4.4(b) or (c) of this Article 4, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting

Documentation or (B) such indemnification is prohibited by law. In the event that (x) advancement of expenses is not timely made pursuant to Section 4.4(a) of this Article 4 or (y) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4.4(b) or (c) of this Article 4, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the state of Indiana or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in Subclause (A) or (B) of this Clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4.4(d) that the procedures and presumptions of this Article 4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article 4.

(iv) In the event that the Indemnitee, pursuant to this Section 4.4(d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article 4, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(e) Definitions.    For purposes of this Article 4:

(i) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 20% or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of Directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Corporation is a party to any merger or consolidation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (E) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the shareholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(ii) “Disinterested Director” means a Director who is not or was not a party to the proceeding in respect of which indemnification is sought by the Indemnitee.

(iii) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation or the Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article 4. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under applicable standards of professional conduct, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article 4.

4.5. Indemnification of Employees and Agents.    Notwithstanding any other provision of this Article 4, the Corporation, to the fullest extent permitted by applicable law as then in effect, may indemnify any person other than a Director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reasons of the fact that such person is or was an employee or agent of the Corporation or, at the request of the Corporation, a director, officer, employee, fiduciary or agent of a Covered Entity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect.

4.6. Severability.    If any of this Article 4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

5. CAPITAL STOCK.

5.1. Stock Certificates.    (a) Shares of stock of each class of the Corporation may be issued in book-entry form or evidenced by certificates. Every certificate shall state on its face (or in the case of book-entry shares, the statement evidencing ownership of such shares shall state) the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom the certificate (or bookentry statement) was issued, and the number and class of shares and the designation of the series, if any, the certificate (or book-entry statement) represents, and shall state conspicuously on its front or back that the Corporation will furnish the shareholder, upon his written request and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series), which certificate, if any, shall otherwise be in such form as the Board shall prescribe and as provided in Section 5.1(d).

(b) If a certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles, and, if permitted by applicable law, any other signature on the certificate may be a facsimile.

(c) In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer at the date of issue.

(d) Any certificates of stock shall be issued in such form not inconsistent with the Articles of Incorporation. They shall be numbered and registered in the order in which they are issued. No certificate shall be issued until fully paid.

(e) All certificates surrendered to the Corporation shall be cancelled (other than treasury shares) with the date of cancellation and shall be retained by or under the control of the Chief Financial Officer, together with the powers of attorney to transfer and the assignments of the shares represented by such certificates, for such period of time as such officer shall designate.

5.2. Record Ownership.    A record of the name of the person, firm or corporation and address of each holder of stock, the number of shares of each class and series represented thereby and the date of issue thereof shall be made on the Corporation’s books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof, except as required by applicable law.

5.3. Transfer of Record Ownership.    Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate (or book-entry statement) or such person’s attorney, lawfully constituted in writing, and only upon the surrender of the certificate, if any, therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates, if any, are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

5.4. Lost, Stolen or Destroyed Certificates.    New certificates or uncertificated shares representing shares of the stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board from time to time may authorize in accordance with applicable law.

5.5. Transfer Agent; Registrar; Rules Respecting Certificates.    The Corporation shall maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation shall also maintain one or more registry offices where such stock shall be registered. The Board may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates (or book-entry statements) in accordance with applicable law.

5.6. Fixing Record Date for Determination of Shareholders of Record.    (a) The Board may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to notice of, or to vote at, any meeting of the shareholders or any adjournment thereof, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty days nor less than ten days before the date of a meeting of the shareholders. If no record date is fixed by the Board, the record date for determining the shareholders entitled to notice of or to vote at a shareholders’ meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting and shall fix a new record date if such adjourned meeting is more than 120 days after the date of the original meeting. (b) The Board may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or in order to make a determination of the shareholders for the purpose of any other lawful action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty days prior to such action. If no record date is fixed by the Board, the record date for determining the shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

6. SECURITIES HELD BY THE CORPORATION.

6.1. Voting.    Unless the Board shall otherwise order, the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Corporate Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer or the Secretary shall have full power and authority, on behalf of the Corporation, (i) to attend, act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the Corporation a proxy or proxies empowering another or others to act as aforesaid, and (ii) to delegate to any employee or agent such power and authority.

6.2. General Authorization to Transfer Securities Held by the Corporation.    (a) Any of the following officers, to wit: the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Corporate Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer, any Assistant Controller, any Assistant Treasurer, and each of them, hereby is authorized and empowered (i) to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidences of indebtedness, or other securities now or hereafter standing in the name of or owned by the Corporation and to make, execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred, and (ii) to delegate to any employee or agent such power and authority.

(b) Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing Section 6.2(a), a certificate of the Secretary or any Assistant Secretary in office at the date of such certificate setting forth the provisions hereof, stating that they are in full force and effect, setting forth the names of persons who are then officers of the corporation, and certifying as to the employees or agents, if any, to whom any such power and authority have been delegated, all persons to whom such instrument and annexed certificate shall thereafter come shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that (i) the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the Corporation, and (ii) with respect to such securities, the authority of these provisions of these Bylaws and of such officers, employees and agents is still in full force and effect.

7. DEPOSITARIES AND SIGNATORIES.

7.1. Depositaries.    The Chairman, any Vice Chairman, the President, the Chief Financial Officer, and the Treasurer are each authorized to designate depositaries for the funds of the Corporation deposited in its name or that of a Division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depositary and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board; and each depositary designated by the Board or by the Chairman, any Vice Chairman, the President, the Chief Financial Officer, or the Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation or of a Division of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of the Division or of both or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.

7.2. Signatories.    Unless otherwise designated by the Board or by the Chairman, any Vice Chairman, the President, the Chief Financial Officer or the Treasurer, each of whom is authorized to execute any of such items individually, all notes, drafts, checks, acceptances, orders for the payment of money and all other negotiable instruments obligating the Corporation for the payment of money, including any form of guaranty by the Corporation with respect to any such item entered into by any direct or indirect subsidiary of the Corporation, shall be (a) signed by any Assistant Treasurer and (b) countersigned by the Chief Accounting Officer, Controller or any Assistant Controller, or (c) either signed or countersigned by any Executive Vice President, any Senior Vice President or any Corporate Vice President in lieu of either the officers designated in Clause (a) or the officers designated in Clause (b) of this Section 7.2.

8. SEAL.

The seal of the Corporation shall be in such form and shall have such content as the Board shall from time to time determine.

9. FISCAL YEAR.

The fiscal year of the Corporation shall end on December 31 in each year, or on such other date as the Board shall determine.

10. WAIVER OF OR DISPENSING WITH NOTICE.

(a) Whenever any notice of the time, place or purpose of any meeting of the shareholders is required to be given by applicable law, the Articles of Incorporation or these By-laws, a written waiver of notice, signed by a shareholder entitled to notice of a shareholders’ meeting, whether by pdf, facsimile, telegraph, cable or other form of recorded communication, whether signed before or after the time set for a given meeting, shall be deemed equivalent to notice of such meeting. The waiver must be included in the minutes or filed with the corporate records. Attendance of a shareholder in person or by proxy at a shareholders’ meeting shall constitute a waiver of notice to such shareholder of such meeting, except when (i) the shareholder attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened, or (ii) the shareholder objects to consideration of a particular matter at the meeting at the time such matter is presented because it is not within the purpose or purposes described in the meeting notice.

(b) Whenever any notice of the time or place of any meeting of the Board or Committee of the Board is required to be given by applicable law, the Articles of Incorporation or these By-laws, a written waiver of notice signed by a Director, whether by pdf, facsimile, telegraph, cable or other form of recorded communication, whether signed before or after the time set for a given meeting, shall be deemed equivalent to notice of such meeting. Unless the Director is deemed to have waived notice by attending the meeting, the waiver must be in writing, signed by the Director entitled to the notice and filed with the minutes or corporate records. Attendance of a Director at a meeting shall constitute a waiver of notice to such Director of such meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

(c) No notice need be given to any person with whom communication is made unlawful by any law of the United States or any rule, regulation, proclamation or executive order issued under any such law.

11. POLITICAL NONPARTISANSHIP OF THE CORPORATION.

The Corporation shall not make, directly or indirectly, any contributions or expenditures in connection with the election of any candidate for federal, state or local political office, or any committee campaigning for such a candidate, except to the extent necessary to permit in the United States the expenditure of corporate assets for the payment of expenses for establishing, registering and administering any political action committee and of soliciting contributions thereto, all as may be authorized by federal or state laws.

12. AMENDMENT OF BY-LAWS.

These By-laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board at any regular or special meeting of the Board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board.

13. OFFICES AND AGENT.

(a) Registered Office and Agent.    The registered office of the Corporation in the State of Indiana shall be 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204. The name of the registered agent is The Corporation Trust Company.

(b) Other Offices.    The Corporation may also have offices at other places, either within or outside the State of Indiana, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (EDT) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68701-P48172	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

XYLEM INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5 AND 6.

Vote on Directors

1.	Election of four Class III members of the Board of Directors.

	Nominees:		For	Against	Abstain	Vote on Proposals		For	Against	Abstain

	1a.	Sten E. Jakobsson	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2014.	☐	☐	☐

	1b.	Steven R. Loranger	☐	☐	☐	3.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐

	1c.	Edward J. Ludwig	☐	☐	☐	4.	The approval of the performance-based provisions of the 2011 Omnibus Incentive Plan.	☐	☐	☐

	1d.	Jerome A. Peribere	☐	☐	☐	5.	The approval of the performance-based provisions of the Xylem Annual Incentive Plan for Executive Officers.	☐	☐	☐

						6.	Proposed amendment to our Articles of Incorporation to allow shareowners to call a special meeting.	☐	☐	☐

						THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

						7.	To vote on a shareowner proposal titled “Executives to Retain Significant Stock”.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this Annual Meeting.			☐	☐

			Yes	No

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareowners

Tuesday, May 6, 2014, 11:00 a.m. (EDT)

Xylem Headquarters

1 International Drive

Rye Brook, NY 10573

Note: If you plan to attend the Annual Meeting of Shareowners, please do indicate by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

IF ATTENDING IN PERSON, PLEASE RETAIN AND PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

SEC PROXY ACCESS NOTICE

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareowner Meeting to be held on Tuesday, May 6, 2014 at 11:00 a.m. (EDT) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for XYLEM INC.’s 2014 Annual Meeting of Shareowners, including the 2013 Annual Report and Notice and Proxy Statement are available on the Internet at www.proxyvote.com.

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M68702-P48172

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC.

FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON MAY 6, 2014:

The shareowner(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Elena Centeio and John Connolly, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareowner(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareowner(s) on the reverse side of this form. If this form is signed and returned by the shareowner(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in the Xylem Retirement Savings Plan for Salaried Employees:

Under the savings plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under this plan should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (EDT), on May 1, 2014. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be dated and signed on the reverse side.)